As filed with the Securities and Exchange Commission on November 1, 2005
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLOBALOPTIONS GROUP, INC.
(Name of Small Business Issuer in Its Charter)

Nevada	8742	73-1703260
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

75 Rockefeller Plaza
27th Floor
New York, New York 10019
(212) 445-6262
(Address and Telephone Number of Registrant’s Principal Executive Offices)

  Harvey W. Schiller
Chairman and Chief Executive Officer
GlobalOptions Group, Inc.
75 Rockefeller Plaza
27th Floor
New York, New York 10019
(212) 445-6262
(Name, Address and Telephone Number of Agent for Service)

Copy to:
Robert H. Friedman, Esq.
Olshan Grundman Frome Rosenzweig & Wolosky LLP
65 East 55th Street
New York, New York 10022
(212) 451-2300

 As soon as practicable after the effective date of this registration statement
(Approximate Date of Proposed Sale to the Public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (“Securities Act”), check the following box.☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value of $0.001 per share	145,000		$2.35	(2)	$340,750	$39.87
Common stock, par value of $0.001 per share,	3,875,000	(3)	$2.00	(4)	$7,750,000	$912.18
Common stock, par value of $0.001 per share,	2,843,750	(5)	$2.50	(4)	$7,109,375	$836.78
Common stock, par value of $0.001 per share,	725,000	(6)	$2.00	(4)	$1,450,000	$170.67
Total						$1,959.50

(1) Pursuant to Rule 416 of the Securities Act, the shares of our common stock offered hereby also include an indeterminate number of additional shares of our common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant’s common stock reported on the OTC Bulletin Board on October 28, 2005.

(3) Issuable upon conversion of our series A convertible preferred stock at a conversion price of $2.00 per share.

(4) Calculated pursuant to Rule 457(g).

(5) Issuable upon exercise of our outstanding series A and series B warrants to purchase common stock at an exercise price of $2.50 per share.

(6) Issuable upon exercise of our outstanding series C warrants to purchase common stock at an exercise price of $2.00 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Subject to completion, dated November 1, 2005

PROSPECTUS

GLOBALOPTIONS GROUP, INC.

7,588,750 Shares of Common Stock

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to an aggregate of 7,588,750 shares of our common stock, par value $0.001 per share, which includes (i) 145,000 presently outstanding shares of our common stock, (ii) 3,875,000 shares issuable upon the conversion of series A convertible preferred stock, par value of $0.001 per share, (iii) 2,843,750 shares issuable upon the exercise of series A and series B warrants with an exercise price of $2.50 per share and (iv) 725,000 shares issuable upon the exercise of series C warrants with an exercise price of $2.00 per share. All of such shares of our common stock are being offered for resale by the selling stockholders.

We will not receive any of the proceeds from the sale of these shares by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if they are exercised by the selling stockholders. See “Use of Proceeds.”

Pursuant to registration rights granted by us to the selling stockholders, we are obligated to register the shares held by the selling stockholders. We will bear all costs relating to the registration of our common stock, other than any selling stockholder’s legal or accounting costs or commissions.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “GLOI.OB” The high and low sales price of our common stock on October 28, 2005 as reported by the OTC Bulletin Board were $2.40 and $2.30 per share, respectively.

The information in this prospectus is not complete and may be changed. These securities may not be sold (except pursuant to a transaction exempt from the registration requirements of the Securities Act) until the Registration Statement filed with the Securities and Exchange Commission (“SEC”) is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Investing in our common stock involves a high degree of risk. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 5 which describes certain material risk factors you should consider before investing.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 1, 2005

You should rely only on the information contained in this prospectus and in any prospectus supplement we may file after the date of this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders will not make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus or any supplement is accurate as of the date on the front cover of this prospectus or any supplement only, regardless of the time of delivery of this prospectus or any supplement or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

The following summary highlights aspects of the offering. This prospectus does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the “Risk Factors” section and the financial statements, related notes and the other more detailed information appearing elsewhere in this prospectus before making an investment decision. Unless otherwise indicated, all references to “we”, “us”, “our” and similar terms, as well as references to the “Registrant” in this prospectus, refer to GlobalOptions Group, Inc., a Nevada corporation (“GlobalOptions Group”) and not to the selling stockholders.

Overview

We are a provider of high-end risk mitigation services to Fortune 500 corporations, governmental organizations and high-profile individuals throughout the world. Our risk mitigation services currently include risk management and security, investigations and litigation support, and crisis management and corporate governance. These engagements take our staff around the world and are typically highly sensitive engagements where we are interacting with senior leaders in corporations and governments. Our overall mission is to identify, evaluate, assess, prevent and correct issues that may threaten people, organizations or strategic initiatives for corporations and governments.

We aim to become, through acquisition and new product development, a major risk mitigation solutions company in the $14 billion risk mitigation industry. We are in the first stages of executing upon our long-term strategic vision. We have a $5.5 million net revenue base for the year ended December 31, 2004 and what we believe to be an experienced management team and experienced advisory boards. We are currently in discussions with several privately-owned firms in the risk mitigation industry to potentially consolidate them in our platform. If acquired, these firms would potentially give us a greater revenue base, geographic reach into many countries around the world, and continuity of experience that would complement our current team and capabilities.

On August 14, 2005, our wholly-owned subsidiary GlobalOptions, Inc., a Delaware corporation (“GlobalOptions”), acquired substantially all of the business and assets of Confidential Business Resources, Inc. (“CBR”), a Tennessee corporation and the first company that had been identified as part of our growth strategy. We have identified four additional targets that we believe would expand our size and accelerate our development in the risk mitigation industry.

We seek to leverage our executive-level contacts, management and advisory teams across all of our product and service offerings, while building a lower-cost infrastructure than any of the individual businesses could achieve on its own. We expect that a shared services approach to administrative areas will leverage indirect costs and help us meet our profit goals. Areas for inclusion in the shared services will be global marketing, human resources, finance, information technology, mergers and acquisitions, business integration and development, and legal compliance.

Business Services

We are an international risk assessment firm. Our management, staff and advisory boards include security and terrorism experts formerly in the military, former intelligence and law enforcement officers, professional investigators, and legal and crisis communications specialists. We provide services to governments, law firms, private clients and corporations.

We have been awarded “approved” status as a vendor of consulting and related services to United States government agencies by the U.S. General Services Administration (GSA). We are a MOBIS (management, organizational and business improvement services) contractor, and members of our staff have high-level government security clearances.

We are organized into three major divisions:

•	Investigations and Litigation Support

Our investigative team includes highly educated and trained investigators who understand the complexities in uncovering factual circumstances surrounding sensitive investigations. Our specialists have extensive experience providing discreet and timely investigative and business intelligence services to law firms, corporations and individuals, both domestically and abroad. Geographically, we provide investigations services through nine locations across the United States.

•	Crisis Management and Corporate Governance

We assist governments, corporations and individuals in the development and implementation of crisis management and emergency response plans. Our staff is attuned to regional, national and international political issues and has government and media contacts worldwide. While public relations firms provide media expertise, we believe that they generally do not offer other critical skills, such as our ability to put management, security and communication resources on the ground in an expedited manner.

•	Risk Management and Security

We help client solve problems that fall outside the scope of mainstream management resources by providing highly specialized and customized security services. We provide security assessments, executive protection, anti-terrorism training, threat analyses, fraud prevention techniques, special event security, protection from stalkers, private travel management, and the design, implementation and management of total security systems. We have performed risk assessments of corporate headquarters, chemical weapon stockpiles, nuclear installations and reactors, factories, yachts, private aircraft, homes, transportation systems, government facilities, political conventions, sports stadiums and sporting events.

Growth Strategy

We seek to become a significant company in the highly fragmented and fast growing risk mitigation industry. According to the Lehman Brothers Security Industry Annual Report 2004, the risk mitigation market doubled in size from 1990 to 2000 and the market is expected to continue its steady growth and triple in size from 2000 to 2010. As governments, businesses and individuals focus on their security arrangements proactively, the total international security market for risk mitigation has grown to an estimated $14 billion, according to Morgan Keegan & Company.

We intend to grow through a series of acquisitions that we believe will deliver revenue, capabilities, products and services designed to meet the demand for the assessment and management of risk. In addition to our first acquisition of Confidential Business Resources, Inc. described below, we have identified four other potential future acquisition candidates. However, we cannot assure you that any of these acquisition targets will actually be acquired by us or that such acquisitions, if made, will lead to the desired financial outcomes.

On August 14, 2005, GlobalOptions acquired CBR, a privately-held nationwide investigations firm based in Nashville, Tennessee. CBR’s revenues and net losses for the year ended December 31, 2004 were approximately $8.8 million and $990,000, respectively. The aggregate purchase price paid for CBR’s assets and business was $5.0 million subject to certain working capital purchase price adjustments plus the assumption of CBR’s bank line of credit.

Because of the personal and sensitive nature of risk mitigation and investigative engagements, we believe that the ability to provide services and retain clients is driven largely by reputation and personal relationships. Under the leadership of Harvey W. Schiller, Ph.D., our Chief Executive Officer, and Neil C. Livingstone, Ph.D., Chief Executive Officer of GlobalOptions, we believe that we provide not only vision, management and leadership, but strong relationships with the leaders in both corporate and government markets. We have the relationships to bring in high-margin, well-known clients, and our operational experience allows for execution of these sensitive and critical engagements. Once these projects are completed, we expect that there are a variety of annuity-based, long-term products and services that can be combined into a comprehensive suite of solutions to evolve our business into a more profitable and recurring revenue product-based business.

Corporate History

GlobalOptions, Inc., our wholly-owned subsidiary, was initially formed in November 1998 as a limited liability company (“LLC”) in the state of Delaware. On January 24, 2002, with the approval of the members of the LLC, the LLC converted into a corporation under Delaware law.

On June 24, 2005, we completed a “reverse merger” transaction, in which we caused GlobalOptions Acquisition Corp., a Delaware corporation and our newly-created, wholly-owned subsidiary, to be merged with and into GlobalOptions. At the time of the merger, our corporate name was Creative Solutions with Art, Inc. Following the merger, we changed our name to GlobalOptions Group, Inc. and our trading symbol to “GLOI.OB.” As a result of the merger, GlobalOptions became our wholly-owned subsidiary, with GlobalOptions’ former security holders acquiring a majority of the outstanding shares of our common stock. The reverse merger was consummated on June 24, 2005, as discussed elsewhere in this prospectus. Concurrently with the closing of the merger, we also completed a private offering to accredited investors of units consisting of one share of our series A convertible preferred stock and a detachable, transferable warrant to purchase 125 shares of our common stock, and received aggregate gross proceeds of $7,750,000 as of the final closing of the private placement on September 22, 2005.

Principal Executive Offices

Our principal executive offices are located at 75 Rockefeller Plaza, 27th Floor, New York, New York 10019. Our telephone number is (212) 445-6262, and our fax number is (212) 445-0053. Our website is located at www.globaloptions.com. Information on our website is not part of this prospectus.

The Offering

Common Stock Offered by the Selling Stockholders
7,588,750 shares, including (i) 145,000 presently outstanding shares of common stock (ii) 3,875,000 shares issuable upon the conversion of series A convertible preferred stock (iii) 2,843,750 shares issuable upon the exercise of warrants with an exercise price of $2.50 per share and (iv) 725,000 shares issuable upon the exercise of warrants with an exercise price of $2.00 per share.

Use of Proceeds
We will not receive any proceeds from the sale of shares in this offering by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if they are exercised by the selling stockholders, which proceeds we intend to use for working capital and general corporate purposes.

OTC Bulletin Board Symbol	GLOI.OB

Common Stock Outstanding	14,433,266 (1)

(1)	As of October 28, 2005. Does not include:

•	3,875,000 shares of our common stock reserved for issuance pursuant to conversion of our issued and outstanding series A convertible preferred stock,

•	3,568,750 shares of our common stock reserved for issuance pursuant to outstanding warrants to purchase our common stock,

•
2,618,071 shares of our common stock reserved for issuance pursuant to options to purchase our common stock in the process of being assumed under our 2005 Stock Option Plan, and 3,881,929 shares of our common stock available for future issuance under our 2005 Stock Option Plan.

RISK FACTORS

The following risk factors should be considered carefully in addition to the other information contained in this prospectus:

Risks Related to Our Business and Industry

We are an emerging company and have a history of operating losses and uncertain future profitability.

We were founded in 1998 and are still in the process of developing our risk mitigation, investigative and global security services. We have incurred significant operating losses since inception, including cumulative net losses of over $4.8 million over the past three years and net losses applicable to common stockholders of $1,871,147 for the year ended December 31, 2004 and $2,363,433 for the six months ended June 30, 2005. We expect to incur larger losses in the future as we implement our acquisition strategy. We cannot anticipate when or if we will achieve profitability in the future. We may not generate sufficient revenues to meet our expenses or to operate profitably in the future.

We are a worldwide business and are therefore influenced by factors and regulations in many countries.

We undertake our business worldwide. The occurrence of any of the following risks could have a materially adverse effect on both the market for our services or our ability to provide them, and/or the profits and services of our clients; as a result, these risks could materially adversely affect the operations and value of any of the our overseas operations:

•	changes in, and difficulty in complying with, laws and regulations of the different countries including authority to trade or perform the services of a private security company;

•	nullification, modification and renegotiation of contracts;

•	reversal of current policies, including favorable tax policies, encouraging foreign investment of foreign trade, or relating to the use of local agents;

•	restrictive actions by local governments including tariffs and limitations on imports and exports; and

•	difficulty in collecting accounts receivable and longer collection times.

Our business is vulnerable to fluctuations in government spending.

Because many of our contracts are with governmental entities, our business is subject to certain risks, including global economic developments, wars, political instability, changes in the tax and regulatory environments, foreign exchange rate volatility and fluctuations in government spending. For example, the 2005 Homeland Security Appropriations Act provided $28.9 billion in discretionary spending for the Department of Homeland Security, $1.8 billion more than the 2004 level of funding, which may result in increased business opportunities for us. However, because many clients are federal, state or municipal governmental agencies with variable and uncertain budgets, the amount of business that we might receive from them may vary from year to year, regardless of the perceived quality of our business.

We may have difficulty pursuing our acquisition strategy and affiliates may face potential conflicts.

We intend to grow through acquisitions. However, we may not be able to identify suitable acquisition candidates, obtain the capital necessary to pursue our acquisition strategy or complete acquisitions on satisfactory terms. A number of competitors have also adopted a strategy of expanding and diversifying through acquisitions. We will likely experience significant competition in our effort to execute an acquisition strategy. As a result, we may be unable to continue to make acquisitions or may be forced to pay more for the acquisition targets than it would otherwise want to pay.

The integration of acquired companies may be difficult and may result in a failure to realize some of the anticipated potential benefits of some acquisitions.

When companies are acquired, we may not be able to integrate or manage these businesses to produce returns that justify the investment. Any difficulty in successfully integrating or managing the operations of such acquired businesses could have a material adverse effect on our business, financial condition, results of operations or liquidity, and could lead to a failure to realize any anticipated synergies. Our management also will be required to dedicate substantial time and effort to the integration of any acquisitions. These efforts could divert management’s focus and resources from other strategic opportunities and operational matters.

We will face substantial future capital requirements that we may not be able to satisfy, and which may cause us to delay or curtail our business plan.

Our capital requirements in connection with our development, service expansion, sales and marketing activities, and acquisition strategy will be significant. We are not currently generating sufficient cash from our operations to fund our strategic acquisition plan. Therefore, we are dependent on the proceeds of obtaining additional financing and on capturing new business to continue the development, marketing and sales of our services. We cannot be certain that we will be able to generate sufficient cash in the future to fund our activities. In association with such activities, any issuance of additional shares of our capital stock would have a dilutive effect on existing stockholders at the time of such issuance. We may have to seek additional financing sooner than currently anticipated. We are in preliminary discussions for additional financing, but have no current arrangement with respect to additional financing. The inability to obtain additional financing, when needed and on terms satisfactory to us, could have a detrimental effect on the implementation of our business plan of growth by acquisition. If there are no additional acquisitions, it is anticipated that we will be able to operate without additional external funding by using our own cash flow and the ability to borrow on our collateralized line of credit.

Because a small number of clients account for a substantial portion of our revenues, the loss of any of these clients could cause our revenues to decline substantially.

During each of the past two fiscal years, revenues from our services to a limited number of clients have accounted for a substantial percentage of our total revenues. Our three largest clients accounted for approximately 48% of our revenues for the year ended December 31, 2004 and approximately 72% of our revenues for the year ended December 31, 2003. This concentration of clients can cause our revenues and earnings to fluctuate from quarter-to-quarter, based on the requirements of our clients and the timing of delivery of services. Although the particular clients are likely to change from period to period, we believe that large engagements by a limited number of clients will continue to account for a substantial portion of our revenues in any fiscal period. In any period, the unexpected loss of or decline in engagements from a major client, or the failure to generate significant revenues from other clients, could have a material adverse effect on our financial results.

Competitive conditions could adversely affect our business.

We operate in a number of geographic and service markets, all of which are highly competitive with few barriers to entry. If we are unable to respond effectively to our competitors, some of which have greater financial resources, our business and results of operations will be materially adversely affected. In the risk management and security market, our competitors include Control Risks Group Limited, ArmorGroup International plc, Kroll Inc., Toribos GmbH and Olive Security (UK) Ltd. Many of the national and international accounting and consulting firms, along with other companies such as FTI Consulting, Inc., Securitas AB and its subsidiary, Pinkerton Consulting & Investigations, Inc., Alvarez & Marsal, LLC, AlixPartners LLC, Crossroads LLC, ChoicePoint Inc. and Applied Discovery, Inc., provide investigative, consulting and other services which are similar to services we provide. Some of these firms have indicated an interest in providing services similar to ours on a broader scale and may prove to be formidable competitors if they elect to devote the necessary resources to these competitive businesses. The national and international accounting and consulting firms have significantly larger financial and other resources than we have and have long-established relationships with their clients, which also are likely to be clients or prospective clients of our company.

Our professional reputation, which is critical to our business, is especially vulnerable to circumstances outside our control.

As a company in a client service business, we depend upon our reputation and the individual reputations of our senior professionals to obtain new client engagements. We obtain a substantial number of new engagements from existing clients or through referrals from existing clients. Any factor that diminishes our reputation or the reputations of our senior professionals may make it more difficult to compete for new engagements or to retain existing clients and, therefore, could materially adversely affect our business. In addition to any direct liability from any damaging events, any circumstances, including those where we are not at fault, which might publicly damage our goodwill, injure our reputation, or damage our business relationships may lead to a broader materially adverse effect on our business and prospects through loss of business, goodwill, clients, agents and employees.

Our ability to sell our products and services and grow our business could be significantly impaired if we fail to retain or recruit key personnel.

Our success will depend to a significant extent upon the abilities and high visibility of members of our senior management including Harvey W. Schiller, Ph.D., our Chairman and Chief Executive Officer, Neil C. Livingstone, Ph.D., the Chief Executive Officer of GlobalOptions, our Board of Directors and our advisory boards. The loss of the services of Dr. Schiller or Dr. Livingstone, or any other executive officers, directors or advisors, could have a materially adverse effect upon our business. Our future success and growth also largely depends upon our ability to attract, motivate and retain additional highly competent technical, management, sales and marketing personnel. Competition for such qualified individuals is highly competitive in the global security market, and we cannot guarantee that we will be successful in attracting and retaining such personnel. Departure and additions of key personnel may be disruptive to and detrimentally affect our business, operating results and financial condition.

We may become subject to significant legal proceedings.

We are subject from time to time to litigation and other adverse claims, both asserted and unasserted, incidental to our businesses, some of which may be substantial. For example, those claims may include, but are not limited to, damages asserted by persons who are screened by us, regulatory agencies, clients, third parties and various other business-related matters. Final resolution of these matters in the future may impact our results of operations or cash flows.

Our exposure in a future liability action could exceed our insurance coverage.

We may be held liable should any present or future product or service offerings fail. We may not be able to maintain insurance at levels of risk coverage or policy limits that we deem adequate for our activities or guarantee that every contract contains or will contain adequate limitations on our liability. Because of the increasing cost of liability insurance, we may not be able to obtain sufficient amounts of insurance coverage, additional insurance when needed or reasonably-priced insurance policies. If we are sued for any injury caused by our business offerings, our liability could exceed our total assets. Any claims against us, regardless of their merit or eventual outcome, could have a detrimental effect upon our business, operating results and financial condition.

We may be subject to increased regulation regarding the use of personal information.

Certain data and services that we provide are subject to regulation by various federal, state and local regulatory authorities. Compliance with existing federal, state and local laws and regulations has not had a material adverse effect on our results of operations or financial condition to date. Nonetheless, federal, state and local laws and regulations in the United States designed to protect the public from the misuse of personal information in the marketplace, and adverse publicity or potential litigation concerning the commercial use of such information, may increasingly affect our operations and could result in substantial regulatory compliance expense, litigation expense and revenue loss.

Our inability to accurately forecast costs of fixed price contracts could result in lower than expected margins and profitability.

When working on a fixed-price basis, we deliver our services to a client’s specifications or requirements for a particular project based on a mutually agreed upon service level agreement. The profits of these projects are primarily determined by our success in correctly estimating and thereafter controlling project costs. Costs may in fact vary substantially as a result of various factors, including underestimating costs, need for unforeseen specialized subcontractors, difficulties with new technologies, and economic and other changes that may occur during the term of the contract. If for any reason the costs are substantially higher than expected, we may incur losses on fixed-price contracts and our profitability on a periodic basis could be adversely effected.

Risks Related to our Common Stock

Our common stock price has fluctuated considerably and stockholders may not be able to resell their shares at or above the price at which such shares were purchased.

The market price of our common stock may fluctuate significantly (since our reverse merger in June 2005, the high and low bid price for our common stock has been $4.00 and $2.10 per share, respectively) in response to factors, some of which are beyond our control, including the following:

•	factors affecting demand for risk mitigation services such as the domestic and global security environment, competition and general economic conditions,

•	fluctuation in government spending that affect our contracts with governmental entities, and

•	changes in the laws and regulations of different countries that affect our abilities to perform the services of a private security company.

The stock market in general has experienced extreme price and volume fluctuations. The market prices of securities of security-related companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility might be worse if the trading volume of our common stock is low.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we became public through a “reverse merger.” Securities analysts of major brokerage firms may not provide us with coverage since there is no incentive for brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on our behalf in the future.

Our Common Stock may be considered a “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and therefore may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares. In addition, since our common stock is currently traded on the NASD’s OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

A significant number of our shares will be eligible for sale, and their sale could depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. We are registering an aggregate of 7,588,750 shares of our common stock for resell in the public market pursuant to this registration statement. As such shares of our common stock are resold in the public market, the supply of our common stock will increase, which could decrease its price. In addition, there is an aggregate of 14,288,266 shares of our common stock which are not being registered pursuant to this registration statement. Some or all of these shares of our common stock may also be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares of common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market shares of our common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and operating results. In addition, current and potential stockholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed.

Commencing July 15, 2007, we will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. Currently, only our Chief Financial Officer is assigned to handle accounting issues, which may be deemed to be inadequate. Although we intend to augment our internal controls procedures and expand our accounting staff, there is no guarantee that this effort will be adequate.

During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal accounting controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

Our principal stockholders have significant voting power and may take actions that may not be in the best interest of other stockholders.

Our officers, directors and principal stockholders control approximately 29.3% of our currently outstanding common stock. If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

We do not anticipate paying cash dividends for the foreseeable future, and the lack of dividends may have a negative effect on our stock price.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Investors in our securities may suffer dilution.

The issuance of shares of our common stock, or shares of our common stock underlying warrants, options or preferred stock will dilute the equity interest of existing stockholders who do not have anti-dilution rights and could have a significant adverse effect on the market price of our common stock. The sale of our common stock acquired at a discount could have a negative impact on the market price of our common stock and could increase the volatility in the market price of our common stock. In addition, we may seek additional financing which may result in the issuance of additional shares of our common stock and/or rights to acquire additional shares of our common stock. The issuance of our common stock in connection with such financing may result in substantial dilution to the existing holders of our common stock who do not have anti-dilution rights. Those additional issuances of our common stock would result in a reduction of an existing holder’s percentage interest in our company.

We may fail to qualify for AMEX or other listing.

Although we intend to apply for listing of our common stock on either the AMEX, NASDAQ or other registered stock exchange, there can be no assurance if and when initial listing criteria could be met or if such application would be granted, or that the trading of our common stock will be sustained. In the event that our common stock fails to qualify for initial or continued listing on a registered stock exchange or for initial or continued inclusion in the NASDAQ system, trading, if any, in our common stock, would then continue to be conducted on the NASD’s “Electronic Bulletin Board” in the over-the-counter market and in what are commonly referred to as “pink sheets.” As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our common stock, and our common stock would become substantially less attractive for margin loans, for investment by financial institutions, as consideration in future capital raising transactions or other purposes. We do not presently satisfy the listing criteria for the NASDAQ or AMEX markets.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event we are approved for listing on either NASDAQ or a registered exchange, NASDAQ and stock exchange rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). To the extent that any statements made in this prospectus contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as “expects,”“plans”“will,”“may,”“anticipates,” believes,”“should,”“intends,”“estimates,” and other words of similar meaning. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and we cannot assure you that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the following:

•	the availability and adequacy of our cash flow to meet our requirements,

•	economic, competitive, demographic, business and other conditions in our domestic and international markets,

•	changes or developments in laws or regulations in the risk mitigation or security industries,

•	actions taken or not taken by third-parties, including our private sector and government clients, as well as legislative, regulatory, judicial and other governmental authorities,

•	competition in the risk mitigation industry,

•	changes in our business and growth strategy (including our acquisition strategy) or development plans,

•	the availability of additional capital to support acquisitions and development, and

•	other factors discussed under the section entitled “Risk Factors” or elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified by these and other factors. Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not undertake any obligation to publicly update any forward-looking statements. As a result, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will not receive any proceeds from the resale of shares by the selling stockholders covered by this prospectus. We will, however, receive proceeds from the exercise of warrants outstanding. In that case, we could receive a maximum of $8,559,375, which would be used for working capital and general corporate purposes.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTC Bulletin Board since June 24, 2005 under the symbol GLOI.OB. Prior to that date, there was no active market for our common stock. Based upon information furnished by our transfer agent, as of October 28, 2005, we had approximately 70 holders of record of our common stock.

The following table sets forth the high and low sales prices for our common stock for the periods indicated as reported by the OTC Bulletin Board:

Fiscal Year 2003	High		Low
First Quarter	$	N/A	$	N/A
Second Quarter		N/A		N/A
Third Quarter		N/A		N/A
Fourth Quarter		N/A		N/A

Fiscal Year 2004
First Quarter	$	N/A	$	N/A
Second Quarter		N/A		N/A
Third Quarter		N/A		N/A
Fourth Quarter		N/A		N/A

Fiscal Year 2005
First Quarter	$	N/A	$	N/A
Second Quarter (through June 23, 2005)		N/A		N/A
Second Quarter (1)		2.51		2.10
Third Quarter		4.00		2.20
Fourth Quarter (2)		2.75		2.20

We have not declared or paid any cash dividends on our common stock and do not anticipate declaring or paying any cash dividends in the foreseeable future. We currently expect to retain future earnings, if any, for the development of our business. Dividends may be paid on our common stock only if and when declared by our board of directors and paid on an as-converted basis to the holders of our series A convertible preferred stock.

(1)	From June 24, 2005 to June 30, 2005. June 24, 2005 was the closing date of our reverse merger transaction.

(2)	From October 1, 2005 to October 28, 2005.

Equity Compensation Plan Information

We maintain a 2005 Stock Option Plan (the “2005 Plan”). We have reserved 6,500,000 shares of our common stock for issuance under the 2005 Plan. At the time of the reverse merger, our wholly-owned subsidiary GlobalOptions, Inc. had outstanding stock options to purchase 4,450,721 shares of common stock, which outstanding options became stock options to purchase 2,618,071 shares of common stock of GlobalOptions Group after giving effect to the reverse merger exchange ratio. We are in the process of assuming the stock options to purchase a total of 2,618,071 shares of our common stock, with exercise prices at the fair market value or in excess of the fair market value on the date of grant, under the 2005 Plan. (See “Management - 2005 Stock Option Plan” for a detailed description of our 2005 Plan.)

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following management’s discussion and analysis should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this document.

Overview

Our subsidiary GlobalOptions, Inc. was formed in November 1998 as a limited liability company (“LLC”) in the state of Delaware. On January 24, 2002, with the approval of the members of the LLC, the LLC converted to a corporation under Delaware law with the name GlobalOptions, Inc. On June 24, 2005, GlobalOptions consummated a “reverse merger” transaction, with Creative Solutions with Art, Inc., a Nevada corporation, (“Creative Solutions”) and the newly formed GlobalOptions Acquisition Corp., a Delaware corporation, (“GlobalOptions Acquisition”) a wholly-owned subsidiary of Creative Solutions. GlobalOptions Acquisition merged with and into GlobalOptions with the result that on June 24, 2005, GlobalOptions became the subsidiary of a public company.

Following the merger, Creative Solutions changed its name to GlobalOptions Group, Inc. and began trading on the OTC (over the counter) Bulletin Board under the new symbol “GLOI.OB.” As a result of the reverse merger, GlobalOptions became the wholly-owned subsidiary of the newly renamed GlobalOptions Group, with GlobalOptions’ former stockholders acquiring a majority of the outstanding shares of GlobalOptions Group common stock, par value $.001 per share, and the GlobalOptions’ officers and directors replaced the officers and directors of Creative Solutions. The reverse merger was consummated under Delaware law and pursuant to an Agreement and Plan of Merger, dated June 24, 2005.

Our wholly-owned subsidiary GlobalOptions serves as the operating company of GlobalOptions Group and the information in this management’s discussion and analysis or plan of operation pertains to GlobalOptions.

Plan of Operation

Our expected revenue model is based on the sale of high-end risk mitigation services to Fortune 500 corporations, governmental organizations and high-profile individuals throughout the world. We seek to build a profitable global leader in the highly fragmented risk mitigation industry. We intend to complete a series of acquisitions that will deliver capabilities, products and services designed to meet the demand for the assessment and management of risk. We do not believe that the drivers of increased risk mitigation spending (worldwide terror events such as the recent London railway and bus bomb attacks and the enactment of the Sarbanes-Oxley Act of 2002) are likely to dissipate any time in the near future. We believe that risk mitigation providers on both the product and services side are fragmented and ripe for consolidation with no clear market leader or dominant brand. We believe there is an opportunity to provide comprehensive solutions which can drive increased revenues for a company that can build a comprehensive platform. We aim to be that company.

Our strategy is to build the first truly integrated enterprise risk mitigation company by selectively acquiring companies in the industry with proven management teams and strategic long-term visions. We intend that platform acquisitions will be geographically diverse and offer solutions in different risk mitigation segments to gain scope and synergies. We expect that targets will have a combination of existing clients, revenue, significant channel presence and/or a high margin core business. Four initial acquisitions have been identified in addition to the acquisition of CBR. However, we cannot assure you that any of these acquisition targets will actually be acquired by us or that such acquisitions, if made, will lead to the desired financial outcomes.

On August 14, 2005, GlobalOptions aquired CBR, a privately-held nationwide investigations firm based in Nashville, Tennessee. CBR's revenues and net losses for the year ended December 31, 2004 were approximately $8.8 million and $990,000, respectively. The aggregate purchase price paid for CBR's assets and business was $5.0 million subject to certain working capital working capital purchase price adjustments plus the assumption of CBR's bank line of credit.

CBR is a nationwide professional investigations firm with eight United States offices headquartered in Nashville, Tennessee. It specializes in servicing the insurance, business and legal communities, and significantly expands the investigation services we currently provide. Through national coverage, regional management and internet communication, CBR applies a “best of the best” philosophy to provide the highest quality investigative service in the industry. CBR consists of approximately 60 licensed investigators operating from 8 nationwide offices and has international affiliates to assist clients throughout the world. CBR has senior management staffing offices in key regions throughout the United States to ensure implementation of training programs, adherence to quality standards and scheduling flexibility. CBR maintains a secure website to facilitate Internet communications with its clients. Clients are able to request services, review case status, receive case reports and view surveillance video, in addition to normal e-mail interaction.

We intend for acquired companies to give us an expanded revenue base, a wider array of products and services, geographic reach into many countries of the world and experienced operators that will complement our current team. Our objective is to sell bundled solutions and services through the acquired companies’ channels. To achieve revenue growth targets, we intend to use our own and acquired companies’ relationships to attain high-end, well-known risk mitigation engagements to accelerate our internal growth rate. We expect to leverage other GlobalOptions Group members, as opposed to using sub-contractors and joint ventures, to perform solutions and services, thereby potentially keeping higher internal margins.

We intend to use a shared corporate services approach in administrative areas to keep indirect costs reasonable and to help us achieve profitability sooner. We expect to find savings in shared services such as global marketing, human resources, finance, information technology, mergers and acquisitions, business integration and development, compliance and legal.

RESULTS OF OPERATIONS - SIX MONTHS ENDED JUNE 30, 2005 COMPARED TO SIX MONTHS ENDED JUNE 30, 2004

Revenues

We had overall revenues of $2,252,575 for the six months ended June 30, 2005 as compared to revenues of $2,644,026 for the six months ended June 30, 2004, for a decrease of approximately 15%. Of the revenue reported in the six months ended June 30, 2005, approximately 77% was domestic and 23% related to international clients. The decrease in revenue for the six months ended June 30, 2005 was primarily attributable to the successful resolution of several client crises and to the conclusion of several large security projects at 2004 year end that were not replaced on an equivalent scale in the 2005 period.

Investigations/Litigation Segment Revenue

In the investigations/litigation segment, we had revenues of $1,467,472 for the six months ended June 30, 2005, as compared to revenues of $1,441,798 for the six months ended June 30, 2004, for an increase of approximately 1%. All of the investigations/litigation revenues reported in the six months ended June 30, 2005 were domestic. The increase in revenue for the six months ended June 30, 2005 was primarily attributable to the expansion of our client base.

Crisis Management Segment Revenue

In the crisis management segment, we had revenues of $495,335 for the six months ended June 30, 2005 as compared to revenues of $774,674 for the six months ended June 30, 2004, a decrease of approximately 36%. All of the crisis management revenues reported in the six months ended June 30, 2005 related to international clients. The decrease in revenue for the six months ended June 30, 2005 was primarily attributable to prior successful resolution of several client crises.

Security Segment Revenue

In the security segment, we had revenues of $289,768 for the six months ended June 30, 2005 as compared to revenues of $427,555 for the six months ended June 30, 2004, a decrease of approximately 32%. Of the security segment revenues reported in the six months ended June 30, 2005, approximately 89% were domestic and 11% related to international clients. The decrease in revenue for the six months ended June 30, 2005 was primarily attributable to the conclusion of several large security projects at 2004 year end that were not replaced on an equivalent scale in the 2005 period.

Cost of Revenues and Gross Profit

Our consolidated cost of revenues decreased $483,464, or 30.8% from $1,572,109 in the first six months of 2004 to $1,088,645 in the first six months of 2005, primarily due to the decline in revenues in the crisis management and security segments. However, the decline in cost of revenues was greater than the related decline in revenue due to the provision of higher gross profit on consulting services in the 2005 period.

Our gross profit percentage for the six months ended June 30, 2005 period was 51.7% as compared to 40.5% for the six months ended June 30, 2004. The increase for the six months ended June 30, 2005 was primarily due to an increase in client orders related to higher-end consulting services as compared to the six months ended June 30, 2004, when the orders used more lower-end operational services.

Operating Expenses

Our overall operating expenses increased $1,308,324 or 99% to $2,632,734 in the six months ended June 30, 2005 from $1,324,410 in the six months ended June 30, 2004. The increase was primarily in general and administrative expenses due to professional fees of $896,093 and corporate development expenses of $480,251 associated primarily with the reverse merger.

Investigations/Litigation Segment Profitability

Our investigations/litigation segment had operating losses of approximately $847,000 for the six months ended June 30, 2005 as compared to operating losses of $7,000 for the six months ended June 30, 2004, for an increase of approximately $840,000. The increases in operating losses for the six months ended June 30, 2005 was primarily due to small increases in revenue being more than offset by large increases in general and administrative expenses of $582,000 related primarily to the reverse merger.

Crisis Management Segment Profitability

Our crisis management segment had operating losses of approximately $489,000 for the six months ended June 30, 2005 as compared to operating losses of $242,000 for the six months ended June 30, 2004, for an increase of about $247,000 or 102%. The increase in operating losses for the six months ended June 30, 2005 was primarily due to the significant decrease in revenue and an increase in general and administrative expenses of $197,000 related primarily to the reverse merger.

Security Segment Profitability

Our security segment had operating losses of approximately $133,000 for the six months ended June 30, 2005 as compared to operating losses of $3,000 for the six months ended June 30, 2004, for an increase of about $130,000. The increase in operating loss for the six months ended June 30, 2005 was primarily due to decreased revenue and increased general and administrative expenses of $116,000 related primarily to the reverse merger.

Interest Expense

Our interest expense increased by $39,865 to $63,004 in the six months ended June 30, 2005 from $23,139 in the six months ended June 30, 2004. These additional expenses are primarily due to the increase in the total amount of borrowings and the interest rate charged on such borrowings. The increase in borrowings was a direct result of lower revenue and increased general and administrative expenses in the 2005 period as compared to 2004, and the increase in the interest rate was due to increases in the prime rate during the 2005 period as compared with the comparable 2004 period.

Income Taxes

Although we have federal and state net operating losses available for income tax purposes that may be carried forward to offset future taxable income, the deferred tax assets are subject to a 100% valuation allowance because it is more likely than not that the deferred tax assets will not be realized as of June 30, 2005.

Net Loss Applicable to Common Stockholders

Our net losses applicable to common stockholders for the six months ended June 30, 2005 and 2004 were $2,363,433 and $275,436, respectively, an increase of $2,087,997. The increased net losses applicable to common stockholders for the six month periods ended June 30, 2005 were primarily due to the deemed dividend on convertible preferred stock of $832,500 and the large increase in professional fees of $896,093 during the six months ended June 30, 2005 related primarily to the reverse merger and corporate development expenses, as well as due to the reduced revenue in the same 2005 period.

Basic net loss per share applicable to common stockholders is computed based on the weighted average number of shares of Common Stock outstanding during the periods presented on a recapitalization basis in accordance with the reverse merger. Common stock equivalents, consisting of options, convertible preferred stock and convertible notes payable were not included in the calculation of the diluted losses per share because their inclusion would have been anti-dilutive. Basic and diluted net losses per share applicable to common stockholders was $0.25 for the six month period ending June 30, 2005 as compared to $0.03 in the corresponding 2004 period.

THE YEAR ENDED DECEMBER 31, 2004 COMPARED TO THE YEAR ENDED DECEMBER 31, 2003

Revenues

We had overall revenues of $5,569,335 for the year ended December 31, 2004 as compared to revenues of $8,735,147 for the year ended December 31, 2003, for a decrease of 36%. Of the revenues reported in the years ended December 31, 2004 and 2003, approximately 76% and 50% were domestic and 24% and 50% related to international clients, respectively. The decrease in revenue for the year ended December 31, 2004 is primarily attributable to reduced revenues related to a significant international crisis engagement.

Investigations/Litigation Segment Revenue

In the investigations/litigation segment, we had revenues of $2,761,307 for the year ended December 31, 2004 as compared to revenues of $3,846,012 for the year ended December 31, 2003, a decrease of approximately 28%. Substantially all of the investigations/litigation revenues reported for the years ended December 31, 2004 and 2003 were domestic. The decrease in revenue for the year ended December 31, 2004 was primarily attributable to a reduction in the scope of work from one large client and the completion of a large client engagement for which there was no replacement of work in 2004.

Crisis Management Segment Revenue

In the crisis management segment, we had revenues of $1,740,763 for the year ended December 31, 2004 as compared to revenues of $ 4,188,191 for the year ended December 31, 2003, a decrease of approximately 58%. Crisis management segment revenues related to international clients were 77% and 99% for the years ended December 30, 2004 and 2003, respectively. The decrease in revenue for the year ended December 30, 2003 was primarily attributable to the reduced scope of work from an existing client and the loss of several key clients whose work was not replaced.

Security Segment Revenue

In the security segment, we had revenues of $1,067,264 for the year ended December 31, 2004 as compared to revenues of $700,944 for the year ended December 31, 2003, for an increase of approximately 52%. Of the security segment revenues reported in the years ended December 31, 2004 and 2003, approximately 92% and 96% were domestic and 8% and 4% related to international clients, respectively. The increase in revenue for the year ended December 31, 2004 was primarily attributable to the acquisition of a significant new client in 2004.

Cost of Revenues and Gross Profit

Our consolidated cost of revenues decreased $2,750,618, or 43% from $6,266,061 for the year ended December 31, 2004 to $3,515,443 for the year ended December 31, 2003, primarily due to the decline in revenues in the crisis management segment. However, the decline in cost of revenues was greater than the related decline in revenues on account of higher margin engagements for the period ended December 31, 2004. Our gross profit percentage for the year ended December 31, 2004 was 37% as compared to 28% for the year ended December 31, 2003. The increase for the year ended December 31, 2004 was primarily due to an increase in client orders related to higher gross profit on consulting services as compared to the prior year ending December 31, 2003, when engagements utilized a greater percentage of third party services at a lower gross profit.

Operating Expenses

Our overall operating expenses increased $251,819 or 8% to $3,425,464 for the year ended December 31, 2004 from $3,173,645. The increase was primarily in general and administrative expenses due to increased professional fees for corporate development.

Investigations/Litigation Segment Profitability

Our investigations/litigation segment had operating losses of approximately $328,000 for the year ended December 31, 2004 as compared to an operating profit of approximately $450,000 for the year ended December 31, 2003, for a decrease of approximately $778,000. The increase in operating losses for the year ended December 31, 2004 was primarily due to the decrease in revenue of $1,084,705.

Crisis Management Segment Profitability

Our crisis management segment had operating losses of approximately $712,000 for the year ended December 31, 2004 as compared to operating losses of approximately $1,113,000 for the year ended December 31, 2003, for a decrease in operating losses of about $401,000 or 36%. The decrease in operating losses for the year ended December 31, 2004 was primarily due to a 12% decrease in the amount of gross profit, offset by a decrease in general and administrative expenses of about $340,000.

Security Segment Profitability

Our security segment had operating losses of approximately about $332,000 for the year ended December 31, 2004 as compared to an operating loss of $42,000 for the year ended December 31, 2003, for an increase in operating losses of about $290,000. The increase in operating losses for the year ended December 31, 2004 was primarily due to an increase in gross profit of about $112,000 offset by an increase in operating expenses of about $402,000.

Interest Expense

Our interest expense increased by $25,520 to $25,520 for the year ended December 31, 2004 from $0 for the year ended December 31, 2003. This increase is primarily due to borrowings under our line of credit agreement.

Income Taxes

Although we have federal and state net operating losses available for income tax purposes that may be carried forward to offset future taxable income, the deferred tax assets are subject to a 100% valuation allowance because it is more likely than not that the deferred tax assets will not be realized as of December 31, 2004. The Company's ability to use its net operating loss carryforwards may be subject to an annual limitation in future periods pursuant to Section 382 of the Internal Revenue Code.

Net Loss Applicable to Common Stockholders

Our net losses applicable to common stockholders for the years ended December 31, 2004 and 2003 were $1,871,147 and $1,101,886, respectively, an increase of $769,261. The increase of net losses applicable to common stockholders was primarily due to a $415,194 reduction of gross profit and an increase of $251,819 in operating expenses related to corporate development.

Liquidity and Capital Resources

We had cash balances on hand of approximately $6,790,000 as of June 30, 2005, which resulted primarily from net proceeds we received in June 2005 of approximately $7.0 million from the issuance of our series A convertible preferred stock and warrants in a private offering. During August 2005, we utilized cash of approximately $4,250,000 for the purchase of CBR. We are obligated to pay the deferred portion of the purchase price for acquiring CBR during August 2006.

On September 22, 2005, GlobalOptions Group closed out its initial private placement with the sale of 250 units, as detailed in the Company's Confidential Private Offering Memorandum, dated April 18, 2005, as amended. GlobalOptions Group received proceeds from the private placement of approximately $247,400.

We historically have met our operating cash needs by using borrowings under our line of credit arrangement. We currently believe that cash on hand, cash flows from operations and available borrowings under our line of credit facility will be sufficient to meet our current funding requirements and obligations over the next twelve months.

Cash used in operating activities amounted to approximately $996,000 and $225,000 during the six months ended June 30, 2005 and 2004, respectively. The $771,000 increase in cash used in operations was primarily due to a large increase in our net loss of $1,255,000 driven by professional fees related primarily to the reverse merger, increased corporate development expenses and reduced revenue in the period. There was no cash used in investing activities during either of the six-month periods ended June 30, 2005 or 2004. Financing activities provided approximately $7,253,000 and $218,000 during the six months ended June 30, 2005 and 2004, respectively. We received net proceeds from the sale of series A convertible preferred stock and warrants of approximately $7,041,000 that provided the majority of the financing in the 2005 period, as well as, $211,000 of net financing from line of credit borrowings. Line of credit borrowings provided net financing of $218,000 in the 2004 period. On September 22, 2005, we raised a net amount of $247,400 through a second closing of the private placement of series A convertible preferred stock.

We had cash balances on hand of approximately $533,000 as of December 31, 2004. Cash used in operating activities amounted to approximately $861,000 and $1,113,000 during the years ended December 31, 2004 and December 31, 2003, respectively. The $252,000 decrease in cash used in operations was primarily due to an improvement in the collection of accounts receivable offset by an increase in the operating loss for the period. During the year ending December 31, 2004, there were no cash flows from investing activities as compared to a total cash requirement of approximately $134,000 for the purchase of property and equipment for the year ending December 31, 2003. Financing activities provided approximately $1,106,000 and $176,000 during the years ended December 31, 2004 and the year ended December 31, 2003, respectively. During the year ended December 31, 2004, we received $250,000 in proceeds from the issuance of a convertible note payable to a stockholder and $750,000 in proceeds from the issuance of Series A-1 and A-2 convertible preferred stock. During the year ended December 31, 2003, we received approximately $76,000 in proceeds from the sale of common stock and $100,000 in proceeds from the issuance of Series A-1 and A-2 convertible preferred stock.

In November 2003, we signed a $1,000,000 line of credit with a financial institution with an interest rate of prime plus 1.5%, (6.75% at June 30, 2005) secured by accounts receivable and subject to monthly covenants. The line of credit was renewed on May 4, 2005 increasing the facility amount to $1,875,000. As of June 30, 2005, borrowings under the line of credit totaled $317,153.

Off-Balance Sheet Arrangements

We have not entered into any transactions with unconsolidated entities in which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Critical Accounting Policies

Our significant accounting policies, including the assumptions and judgments underlying them, are more fully described in our “Notes to Consolidated Financial Statements” included with financial statements in this prospectus. Some of our accounting policies require the application of significant judgment by management in the preparation of the consolidated financial statements, and as a result, they are subject to a greater degree of uncertainty. In applying these policies, management uses its judgment to determine the appropriate assumptions to be used in calculating estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. We have identified certain of our accounting policies as the ones that are most important to the portrayal of our consolidated financial condition and results of operations and which require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Our critical accounting policies include the following:

Revenue Recognition

Revenue is recognized as the services are performed pursuant to the applicable contractual arrangements. Revenue related to time and materials arrangements is recognized in the period in which the services are performed. Revenue related to fixed price arrangements are recognized based upon the achievement of certain milestones or progress points within the project plan. The impact of any revisions in estimated total revenue and direct contract costs is recognized in the period in which they become known. Expenses incurred by professional staff in the generation of revenue are billed to the client and recorded as revenue when incurred. For certain foreign accounts, revenues are recognized and the related expenses are recorded only after the receipt in cash of the revenue amounts. We incur no obligations to third parties for expenses related to these certain foreign accounts until such time that invoiced revenues are received in cash.

Stock Based Compensation/Stock Options

As permitted by SFAS 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), which establishes a fair value based method of accounting for equity-based compensation plans, we have elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for recognizing equity-based compensation expense for financial statement purposes. Under APB 25, no compensation expense is recognized at the time of option grant if the exercise price of the employee stock option is fixed and equals or exceeds the fair market value of the underlying common stock on the date of grant and the number of shares to be issued pursuant to the exercise of such options are known and fixed at the grant date.

We account for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force in Issue No. 96-18, “Accounting for Equity Instruments that are issued to other than employees for Acquiring, or In Conjunction with Selling, Goods or Services,” which requires that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed.

In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS 148, “Accounting for Stock-Based Compensation -Transition and Disclosure” (“SFAS 148”). This standard amended the disclosure requirements of SFAS 123 for fiscal years ending after December 15, 2002 to require prominent disclosure in both annual and interim financial statements about the method used and the impact on reported results. We follow the disclosure-only provisions of SFAS 123 which require disclosure of the pro-forma effects on net income (loss) as if the fair value method of accounting prescribed by SFAS 123 had been adopted, as well as certain other information.

Option valuation models require the input of highly subjective assumptions including the expected life of the option. Because our employee stock options have characteristics significantly different from those of traded options and changes in the subjective input assumptions can materially affect the fair value estimate, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options.

Under APB 25, no stock-based employee compensation expenses relating to our stock option plans were reflected in net loss, as all options granted under its plans had an exercise price equal to or less than the market value of the underlying common stock on the date of grant.

Allowance for Doubtful Accounts

We provide our services to a variety of different customers across the United States and internationally and extend credit to its customers in the normal course of business. We seldom obtain collateral to enhance the collection of receivables. We determine the amount of the allowance for doubtful accounts primarily based upon an aging of the receivables balances, as well as upon the judgment of our officers and managers.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R “Shared Based Payment.” This statement is a revision of SFAS 123 and supersedes APB 25 and its related implementation guidance. SFAS 123R addresses all forms of shared based payment (“SBP”) awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest and will be reflected as compensation cost in the historical financial statements. This statement is effective for public entities that file as small business issuers as of the beginning of the first annual reporting period that begins after December 15, 2005. We do not expect SFAS 123R to have a significant impact on our overall consolidated financial statements.

In December, 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29” (“SFAS 153”). APB Opinion No. 29 provided an exception to the basic measurement principle (fair value) for exchanges of similar productive assets. That exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception to fair value for exchanges of similar productive assets and replace it with a general exception for exchange transactions that do not have commercial substance, which are defined as transactions that are not expected to result in significant changes in the cash flows of the reporting entity. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. We do not expect that SFAS No. 153 will have a material affect on our consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections - a replacement of APB No. 20 and FASB Statement No. 6”. Under SFAS No. 154, changes in accounting principles will generally be made by the retrospective application of the new accounting principle to the financial statements of prior periods unless it is impractical to determine the effect of the change on prior periods. The reporting of a change in accounting principles as a cumulative adjustment to net income in the period of the change permitted under APB No. 20 will no longer be permitted unless it is impractical to determine the effect of the change on prior periods. Corrections of errors in the application of accounting principles will continue to be reported by retroactively restating the affected financial statements. The provisions of SFAS No. 154 will not apply to new accounting standards that contain specific transition provisions. SFAS No. 154 is applicable to accounting changes made in fiscal years beginning on or after December 15, 2005. The early application of SFAS No. 154 is permitted for accounting changes made in fiscal years that began after the issuance of SFAS No. 154. We do not expect that SFAS No. 154 will have a material affect on our consolidated financial statements.

In June 2005, the EITF reached consensus on Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements (“EITF 05-6”). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 30, 2005. EITF 05-6 is not expected to have a material effect on our consolidated financial position or results of operations.

BUSINESS

Company Overview

We are a provider of high-end risk mitigation services to Fortune 500 corporations, governmental organizations and high-profile individuals throughout the world. Our risk mitigation services currently include risk management and security, investigations and litigation support, and crisis management and corporate governance. These engagements take our staff around the world and are typically highly sensitive engagements where we are interacting with senior leaders in both corporations and governments. Our overall mission is to identify, evaluate, assess and prevent issues that may threaten people, organizations or strategic initiatives for companies and governments around the globe.

Our management, staff and advisory boards include security and terrorism experts formerly in the military, former intelligence and law enforcement officers, professional investigators, and legal and crisis communications specialists. We provide services to governments, law firms, private clients and corporations.

We have been awarded “approved” status as a vendor of consulting and related services to United States government agencies by the U.S. General Services Administration (GSA). We are a MOBIS (management, organizational and business improvement services) contractor and members of our staff have high-level security clearances.

Business Services

Investigations and Litigation Support

We believe that the difference between business success and failure is often information. Our investigative team includes highly educated and trained investigators who understand the complexities in uncovering factual circumstances surrounding sensitive investigations. Our specialists have extensive experience providing investigative and business intelligence services to law firms, corporations and individuals, both domestically and abroad.

Our investigators have access to extensive public and proprietary databases and are experienced in developing case facts through on-site interviews and domestic and offshore searches. Our investigators provide reports and intelligence for clients on everything from country risk, unfair trade practices, new markets, political trends, economic forecasts, profiles on competitors and satellite reconnaissance.

We have conducted investigations that impeach witnesses, disprove factual allegations and raise alternative theories of cause. We have investigated judicial corruption, jury tampering, questionable “expert witnesses,” conspiracies to defraud, industrial espionage, potential business investments, recovery of assets, defense against class action suits, trademark infringement, political opposition research and insurance fraud. Asbestos and product liability cases are our specialties and we work with a wide range of clients, especially in the automotive and related industries.

In 2004, we completed 135 investigations and litigation support projects with an average size of more than $20,000 and totaling $2.7 million, accounting for approximately 49% of our revenues. Representative investigations and litigation support projects have included uncovering facts which impeached credibility of key opposition witnesses in a major civil case, finding $40 million of a client’s assets hidden in foreign countries by a former business partner, and, for a Fortune 500 company in due diligence, discovering that the target company was owned by criminals and that the company had overstated assets by $100 million.

Crisis Management and Corporate Governance

We assist governments, corporations and individuals in the development and implementation of crisis management and emergency response plans. Our staff is attuned to regional, national and international political issues and has government and media contacts worldwide. We believe that while public relations firms provide media expertise, they generally do not offer other critical skills, such as our ability to put management, security and communication resources on the ground in an expedited manner.

We have implemented comprehensive security measures nationally at a major corporation targeted by animal rights activists, set up a 24/7 emergency hotline for employees of a large retail organization, conducted searches and rescue missions for kidnapped persons, and collected critical intelligence about foreign bribery efforts that threatened billions of dollars in United States sales.

We work with clients to establish command procedures, train employees, coordinate rescue efforts and keep operations running. Whether dealing with a labor strike, security breach, natural disaster, cyber attack, kidnapping, family crisis, arrest, stolen intellectual property, or school or workplace violence issue, we believe we have the resources that can provide expert assistance.

In 2004, we completed 13 crisis management and corporate governance projects with an average size of more than $133,000 and totaling $1.7 million, accounting for approximately 32% of our revenues. Representative crisis management projects have included:

•
A Fortune 500 company was faced with a federal investigation into its leading product. The company needed data on its product so the government would drop a potential investigation which would have crippled the company’s brand. Our crisis containment team (i) developed rebutting data, (ii) obtained positive press coverage for the company and (iii) used government contacts to finish the investigation.

•	Assisted a small company’s new investors in taking control of corporate headquarters and all proprietary company data from the ousted former owners.

•	Completed United States government emergency security surveys at critical facilities throughout the United States the day after September 11, 2001.

Risk Management and Security

We help clients solve problems that fall outside the scope of mainstream management resources by providing highly specialized and customized security services. We provide security assessments, executive protection, anti-terrorism training, threat analyses, fraud prevention techniques, special event security, protection from stalkers, private travel management and the design, implementation and management of total security systems.

We have performed risk assessments of corporate headquarters, chemical weapon stockpiles, nuclear installations and reactors, factories, yachts, private aircraft, homes, transportation systems, government facilities, political conventions, sports stadiums and sporting events.

In 2004, we completed 43 risk management and security projects with an average size of nearly $25,000 and totaling $1.1 million, accounting for approximately 19% of our revenues. Representative risk management and security projects have included conducting threat and vulnerability assessments of Russian facilities containing nuclear materials and conducting site surveys and security assessments for a major corporation facing violent threats and attacks.

Growth Strategy

We seek to build a significant integrated enterprise risk mitigation company. To realize our goal, we are pursuing a set of defined activities to achieve what we hope will be a market-leading industry position.

Leverage our industry relationships to identify complementary platform targets, raise capital, bring in a highly qualified management team and build synergies to execute our vision.

We believe we have a management team and advisory boards in place that can help us execute our vision. We are currently in, or seek to enter into, discussions with several firms in the risk mitigation industry about being acquired. With virtually all the acquisition targets being private concerns, we expect that the negotiations would generally be with owner-operators that will not only bring new services to our company but, also, highly capable management.

Creating a well-known senior advisory board has given our management the experience and reputation beyond management’s own achievements to gain introductions at high levels of government and Fortune 500 companies. We expect the initial platform acquisitions to provide additional relationships with companies and individuals. We intend to make later “bolt-on” product and service acquisitions to help fill in product gaps, create more regional coverage and mass and, in turn, drive our organic revenue growth.

On August 14, 2005, our wholly-owned subsidiary GlobalOptions acquired substantially all of the business and assets of CBR. CBR is a professional investigations firm headquartered in Nashville, Tennessee with eight offices nationwide. The aggregate purchase price to be paid for CBR's assets and business was $5.0 million, subject to certain working capital purchase price adjustments plus the assumption of CBR's bank line of credit.  During August 2005, we incurred cash acquistion costs of $4,250,000, with the deferred purchase of purchase price due August 2006. With a staff of approximately 114 employees, CBR provides investigations services throughout the United States and brings an established base of investigations referral relationships with insurance firms and other purchasers of investigations services.

Grow our initial platform and revenues through acquisitions.

We intend to target and acquire what we believe are great companies in the industry with proven management teams and a strategic long-term vision. We expect our platform acquisitions to be geographically diverse and offer solutions in different risk mitigation segments to establish scope and synergies across our family of companies. We expect all acquisitions to have existing clients, revenue, significant channel presence and a high margin core business.

Use synergies across acquired companies to drive internal growth.

We intend for acquired companies to give us a substantial revenue base, a wide array of products and services, geographic reach into almost every country in the world and experienced operators that will complement our current team. Our objective is to sell bundled solutions and services through acquired companies’ channels.

We will use a shared services approach in administrative areas to try to keep indirect costs reasonable and assist us in achieving our profit goals. Areas for inclusion in the shared services will be global marketing, human resources, finance, information technology, mergers and acquisitions, business integration and development, and legal compliance.

Layer on additional targets in emerging high growth areas.

Ultimately, our goal is to build an end-to-end comprehensive risk mitigation business that encompasses consulting and investigations, risk mitigation solutions, services and related data services. Our goal is to be the leading full service investigations firm in all markets where we have a presence.

We expect additional revenue growth to come from technology acquisitions to further drive the data services business and other layered-on acquisitions to further diversify revenue across different geographies.

Acquisition Criteria

With acquired assets being central to our strategic vision, we incorporate specific criteria when evaluating potential targets for acquisition. The criteria are:

•	predictability of value;

•	ease of acquisition or time to completion;

•	ability to ensure management oversight;

•	ease of integration or minimal short-term integration needs;

•	alignment of target’s goals with our goals;

•	expansion of offerings, skills, brand and footprint;

•	short-term and long-term benefit; and

•	minimal capital requirements.

Risk Mitigation Industry and Trends

The security industry has been altered by world events and regulatory changes. We believe that governments, corporations and private families are now thinking about security proactively, and as a result the entire global market has grown to an estimated $120 billion industry, with a projection of $170 billion by 2006.

The risk mitigation market doubled in size from 1990 to 2000 and the market is expected to continue its steady growth and triple in size from 2000 to 2010. The corporate and government focus on a wide array of bundled risk mitigation products and services is expected to drive growth. Kroll Inc. was the giant in the industry, but since it was acquired by insurance broker Marsh & McLennan Cos., we believe it has been unable to engage in certain relationships due to the conflict of being owned by Marsh & McLennan. After the Kroll Inc. acquisition, we believe there is no comprehensive platform provider encompassing solutions and services. ChoicePoint Inc. and First Advantage Corp., the two leading providers of background screening, are concentrating their services on consumer data services. Currently, no established risk mitigation or consulting and investigations company has taken over the industry space formerly occupied by Kroll Inc. There is a significant market opportunity for a global leader. We believe that the growth of major operators will depend on the continued acquisitions of small expert operators.

Risk mitigation, in the past, has been defined as mitigating corporate risk and exposure post-incident. Risk mitigation firms were brought in to assess damage once a serious event, loss or breach in security had occurred. Engagements were typically non-recurring in nature and usually involved a consultant working with the company to assist in the reactive initiatives, and some high-level analysis to reduce loss once an incident had occurred. Today, risk mitigation encompasses an array of products and services focused on not just reacting to critical events, but on a proactive basis evaluating, identifying, quantifying and managing elements of risk. Risk mitigation has evolved as companies and governments are faced with a variety of new, diverse elements of risk including terrorism, litigation, fraud, compliance, business continuity, brand protection, cyber attacks, industrial espionage and regulatory issues. The evolution of the industry has been a clear departure from a reactive consultative or investigative approach to a proactive effort that not only identifies risk, but provides clients with useable information that can help them make critical business decisions.

Our experience is that the risk mitigation industry is one that is built on the relationship between the client and the risk mitigation firm. The business is intensely personal because of the highly confidential nature of the engagements and the potential damage to brand, reputation, competitive position and overall market perception. As a result, the industry is extremely fragmented. As smaller firms attempt to expand to meet the needs of global clients, a lack of capital resources forces partnering and sub-contractual relationships that hinder their ability to control costs and provide continuity of service to a global market. A risk mitigation firm and its principal employees have a limited geographic reach and personal network from which to draw engagements. The critical aspect of the business and fundamental means to drive organic growth is the ability to establish and monetize these strategic relationships. The most profitable businesses recognized the opportunity to introduce proactive services and diversification to evolve the business and create an annuity-based business positioned to not only capture the reactive engagements, but to proactively sell products and solutions to new and existing clients.

Market Opportunity

According to the Lehman Brothers Security Industry Annual Report 2004, the risk mitigation market doubled in size from 1990 to 2000. We believe that the drivers of increased risk mitigation spending (due to events such as terrorism across the globe and the enactment of the Sarbanes-Oxley Act) are likely to continue into the foreseeable future. Morgan Keegan & Company estimates 11% growth per year in this market through 2010. We believe that segments of risk mitigation on both the product and services side are still fragmented and ripe for consolidation with no clear market leader or dominant brand.

We intend to grow through a series of acquisitions that we believe will deliver revenue, capabilities, products and services designed to meet the demand for the management and assessment of risk. Our vision is to build, through acquisition and new product development, a significant risk mitigation solutions business and brand in the $14 billion dollar risk mitigation industry.

Because of the personal and sensitive nature of risk mitigation and investigative engagements, we believe that the ability to provide services and retain clients is driven largely by reputation and personal relationships. Under the leadership of Harvey W. Schiller, our Chairman and Chief Executive Officer, and Neil C. Livingstone, Chief Executive Officer of GlobalOptions, our team provides not only vision, management and leadership, but relationships with leaders in both corporate and government markets. We believe we have the relationships to bring in high-margin, well-known clients, while our operational experience allows for execution of these sensitive and critical engagements. Once these projects are completed, there are a variety of annuity-based, long-term products and services that can be combined into a comprehensive suite of high-margin solutions to evolve the business into a more profitable and recurring revenue product-based business.

Other trends in the industry include the following:

•	The risk mitigation market has grown from $3.5 billion in 1990 to approximately $14 billion today. Analysts at Lehman Brothers estimate the market will grow to $20 billion by 2010.

•	Employment of private investigators and detectives is expected to grow 21% to 35% by 2008, according to the Security Industry Association.

•
Terrorism, corporate scandals and security costs are likely to cause corporations and governments to focus on risk mitigation and deploy additional resources to comply with a variety of regulatory and legislative mandates.

•	The increase of awareness and frequency of risks facing an individual, corporation or government have moved risk mitigation to a strategic initiative touching every aspect of an organization.

•	In the United States, there are over 7,000 private investigations firms and 96% of firms are single-location companies, according to the Lehman Brothers Security Industry Annual Report 2004.

•	Traditional leaders in the space have been acquired or evolved their business model, leaving what we believe to be a service gap. For example:

-	Pinkerton Consulting & Investigations, Inc. migrated to security officer services (acquired by Securitas AB) and United States investigations focused on government services;

-	The Wackenhut Corporation migrated to security officer services (acquired by Group 4 Falck); and

-	Vance International, Inc. migrated to security officer services (acquired by SPX Corporation).

•
Large regional companies have emerged and are servicing national and global accounts through loose partnerships, sub-contracts and revenue-sharing relationships. We believe that these structures are inefficient and lack the continuity and reliable service necessary for a national or global delivery model.

Changes in world events and regulatory compliance have brought renewed attention to the security industry. As a result of corporate scandals, increasing litigation costs and geo-political events, we believe that risk mitigation has become critical for corporations, governments, law firms and individuals. These target groups are now focusing on their security arrangements in a proactive manner. As corporate officers, board members and their attorneys are forced to successfully follow regulations and meet required compliance steps, we are available to provide the necessary guidance. As private families, celebrities and executives focus on their security issues, we are available to assist them.

Ultimately, our strategic vision is to build the first truly integrated enterprise risk mitigation company by selectively acquiring great companies in the industry with proven management teams and a strategic long-term vision. We expect platform acquisitions to be geographically diverse and offer solutions in different risk mitigation segments of the market to gain synergies. We expect targets to have a combination of existing clients, revenue, a significant market presence and/or a high margin core business that will enhance and expand our share of the risk mitigation market. However, no reasonable assurance can be given that any of these acquisition targets will actually be acquired by us or that such acquisitions, if made, will lead to the desired financial outcomes.

Emerging Markets

Navigating poorly the maze of regulatory compliance in today’s highly charged environment can result in potential derailment for a company. As corporate officers and board members face substantial fines and imprisonments, the rest of a company’s executives also face many hazards. Whether the compliance issue involves the Gramm-Leach-Bliley Act (GLBA), the USA Patriot Act, the Federal Information Security Act (FISMA), the Health Insurance Portability and Accountability Act (HIPAA) or the Sarbanes-Oxley Act of 2002, we believe that the need for industry experts to help organizations manage the government requirements is significant.

The total market potential for regulatory compliance is seen as well over $50 billion in the United States alone, according to the Manakoa Journal (January 2005).

•	FISMA impacts all federal agencies and government contractors.

•	GLBA impacts financial institutions and anyone dealing with non-public financial information.

•	HIPAA has significant information technology management and privacy provisions.

•	The Sarbanes-Oxley Act impacts all public companies with major reform provisions on reporting, controls and corporate governance.

Sales and Marketing

Our sales and marketing strategy is to maintain and expand our reputation and track record, the quality of the services we deliver and the skills and character of the people we deploy on client engagements. In doing so, we hope to provide the high level of investigative, litigation support, crisis management, risk management and protective services demanded by our clients.

Our business is intensely personal because of the highly confidential nature of the engagements and the potential damage to brand, reputation, competitive position and overall market perception. The ability to provide services and retain clients is driven largely by reputation and personal relationships. Our management, staff and advisory boards include security and terrorism experts formerly from the military, former intelligence and law enforcement officers, professional investigators, and legal and crisis communications specialists who bring to bear relationships with leaders in both the corporate and government markets.

These relationships give us the opportunity to bring in high-margin, well-known clients, and our operational experience allows us to successfully complete these sensitive and often critical engagements. The success of this strategy is demonstrated by the repeat nature of our business with established clients. In 2004, 60% of our business came from clients we served and satisfied in 2003. New opportunities typically arise from the ongoing relationships that our management personnel have with their client counterparts. As high-level client personnel move to different companies or agencies, they often call upon experienced service providers like us in their new environment.

Ultimately, our marketing effectiveness will be based upon a successful track record, experienced personnel, critical mass and highly regarded reputation, which we believe will be enhanced and broadened by a well conceived and implemented acquisition strategy.

Procurement of Government Contracts

We compete for most of our government contracts by developing strategic contacts with the leaders of government agencies. The strategic contacts allow government agencies to seek us out for a confidential assignment. The background and experience of our management and advisory boards bring instant credibility to our government efforts. Due to the sensitive nature of our services, most government contracts and projects are won as sole source bids, as opposed to an open RFP (Requests for Proposal) process. We are a MOBIS (management, organizational and business improvement services) contractor and are “pre-approved” for government work. If a government agency has a project that they know we are qualified for based on previous experience, the agency may come directly to us. These are generally smaller projects (under $100,000), and many times we are a layer in a series of sub-contractors.

Weekly, a member of our staff reviews the government RFP’s posted on the website FedBizOpps.gov. Based on our experience, our response to an RFP generally requires us to select partners and to submit a proposal based on combined subject matter expertise. Proposals can be 40 to 100 pages in length and require a significant amount of time to prepare. The RFP submission process is quite complex, open to all interested providers and tends to generate a low success rate.

Sub-Contractors and Joint Ventures

The risk management industry uses sub-contractors for each project or case on an “as needed basis” domestically and may engage in joint ventures internationally depending upon case requirements. Currently, we employ approximately 35 sub-contractors on a regular basis. We intend to actively pursue our acquisition strategy to obtain the necessary footprint, products and personnel to reduce our dependency on sub-contractors, thus increasing gross margins.

Competition

Risk mitigation providers encompass an array of products and services focused on not just reacting to critical events, but on a proactive basis evaluating, identifying, quantifying and managing elements of risk. Our risk mitigation competitors include:

•
Kroll Inc. was acquired by insurance broker Marsh & McLennan Cos. in July 2004. This global risk-consulting and security firm provides risk mitigation services that conduct operations through four business units: security consulting services, background screening, data recovery and electronic discovery, and corporate restructurings. Kroll Inc.’s background screening annual revenues were running at approximately $175 million in early 2004, including mortgage, tenant and pre-employment screening. (See key below: A, B, C)

•
ChoicePoint Inc. is the leading provider of public background screening, the leading provider of database information to the automobile insurance industry and the leading provider of commercial pre-employment and drug testing screening. It services about 20% of the pre-employment screening market. (A)

•
Control Risks Group Limited, out of the United Kingdom, has grown fast over the last two years in response to terrorism and corporate demand for security, employee fraud and brand protection services. Its annual revenues are estimated to be in the $50 million to $60 million range. (B, C)

•
First Advantage Corp. is a smaller employment background screening company that has grown rapidly through acquisitions since its formation by merging a division of First American Corp. with US Search.com Inc. in June 2003. In March 2005, it entered into an agreement to acquire First American Corp.’s credit information group. Through acquisitions, First Advantage Corp. has evolved into a $250 million provider of a wide range of screening and investigative services. It is the leading tenant-screening company and has significant businesses in pre-employment, insurance, drug testing and investigative services for insurance fraud. (A)

•
Hill & Associates, a Hong Kong-based company, is a predominantly Far East operation in the investigations, intelligence and consulting area. Its annual revenues are estimated at roughly $20 million. (A, C)

•
Toribos GmbH is a Hamburg-based firm with offices in Europe, Africa, the Middle East, Asia and North and South America that specializes in investigations, crisis management and private security. (A, B, C)

•	Olive Security (UK) Ltd is a London and Dubai-based firm with a strong presence in the Middle East that specializes in risk consulting and security over a variety of platforms. (C)

(Key:	A - Investigations and Litigation Support; B - Crisis Management and Corporate Governance; and C - Risk Management and Security)

Government Regulation

Due to our participation in government contracts, we will be subject to audit from time to time for our compliance with government regulations by various agencies. Governmental agencies may also periodically conduct inquiries or investigations that may cover a broad range of our activity. Investigator licenses are needed domestically, while surveillance as well as investigator licenses are generally regulated on a state and local level. We believe that we operate our business in material compliance with all applicable federal, state and local government regulations.

Employees

As of October 28, 2005, we had 108 full-time and 26 part-time employees, including new employees from the acquisition of CBR. We enjoy good employee relations. None of our employees are members of any labor union and we are not a party to any collective bargaining agreement.

Facilities

Until the acquisition of CBR on August 14, 2005, we were primarily located in two leased facilities. Our operating base is located at 1615 L Street, N.W., Suite 300, Washington, D.C. 20036, and is comprised of approximately 11,671 square feet leased at a cost of $40,000 per month. Our telephone number there is (202) 293-2490. Our administrative headquarters is located at 75 Rockefeller Plaza, 27th Floor, New York, NY 10019, and is comprised of approximately 1,800 square feet leased at a cost of $6,450 per month. Our telephone number there is (212) 445-6262.

Through the acquisition of CBR, our wholly-owned subsidiary GlobalOptions acquired the lease to 40 Burton Hills Blvd., Suite 410, Nashville, TN 37215, which is comprised of approximately 1,827 square feet at a cost of $3,654 per month. In addition, GlobalOptions assumed the leases to CBR’s branch offices in California, Texas, New Jersey, Illinois, Florida and Michigan.

Litigation

We are not a party to any pending or threatened litigation.

MANAGEMENT

Directors, Executive Officers and Key Employees

The following table sets forth information regarding the members of our board of directors and our executive officers. Harvey W. Schiller, Ph.D., Per-Olof Lööf, Daniel L. Burstein and Ronald M. Starr became directors and officers on June 24, 2005. John P. Bujouves was subsequently appointed to the board of directors on June 27, 2005. All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

Name	Age	Position

Harvey W. Schiller, Ph.D.	65	Chairman of the Board of Directors and Chief Executive Officer

Per-Olof Lööf	55	Vice Chairman of the Board of Directors

Jeffrey O. Nyweide	49	Chief Financial Officer, Executive Vice President-Corporate Development and Secretary

Daniel L. Burstein	52	Director

Ronald M. Starr	36	Director

John P. Bujouves	43	Director

Neil C. Livingstone, Ph.D.	58	Chief Executive Officer and Secretary of GlobalOptions, Inc.

Thomas P. Ondeck	58	President of GlobalOptions, Inc.

Halsey Fischer	56	President of Investigations of GlobalOptions, Inc.

The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors and officers are as follows:

Harvey W. Schiller, Ph.D., had been Chairman of the Board of Directors of privately-held GlobalOptions since February 2004, and became our Chairman and Chief Executive Officer on June 24, 2005. Mr. Schiller oversees our New York office with a focus on our strategy and new business development. Prior to joining GlobalOptions, Dr. Schiller served as Chairman of Assante U.S from 2002 to 2004. Prior to joining Assante, he was Chairman and Chief Executive Officer of YankeeNets from 1999 to 2002. His previous experience includes President of Turner Sports, Inc., Executive Director and Secretary General of the United States Olympic Committee and Commissioner of the Southeastern Conference. Prior to joining the United States Olympic Committee, Dr. Schiller served for more than 25 years in the United States Air Force, achieving the rank of Brigadier General. Dr. Schiller is a partner in The QuanStar Group, LLC, a management consulting firm in New York.

Per-Olof Lööf had been Vice Chairman of the Board of Directors of privately-held GlobalOptions since August 2004, and became our Vice Chairman on June 24, 2005. Mr. Lööf has been the Chief Executive Officer and a Director of Kemet Corporation, a standardized-components supplier in Greenville, South Carolina since April 2005. Prior to joining Kemet, Mr. Lööf was Managing Partner of the QuanStar Group from 2003 to 2004. Mr. Lööf has significant experience in acquisition integration efforts through past positions at Sensormatic Electronics Corporation, where he was President and Chief Executive Officer from 1999 until its acquisition by Tyco International, Ltd. in 2003. Prior to Sensormatic, Mr. Lööf was Senior Vice President at NCR Corporation and Chief Executive Officer of AT&T ISTEL. He also worked for twelve years at Digital Equipment Corporation as Vice President of Sales and Marketing.

Jeffrey O. Nyweide had been Chief Financial Officer and Executive Vice President-Corporate Development of privately-held GlobalOptions since April 2003, and became our Chief Financial Officer, Executive Vice President-Corporate Development and Secretary on June 24, 2005. Mr. Nyweide has been a successful entrepreneur and executive for the past 20 years. Mr. Nyweide has also been a Venture Partner with Millennium Technology Ventures, L.P., a New York-based venture capital firm since 2001. From 1987 to 2000, he co-founded and then grew Dataware Technologies, Inc., a software and services company, as Director, President and Chief Operating Officer and took the company public. In 1995, he helped found Northern Light Technology LLC. Mr. Nyweide has significant experience in mergers and acquisitions, finance, and operations as well as with establishing international business in Europe and Asia from prior experience as a founder and managing director of Quantum Management in Greenwich, Connecticut and Munich, Germany. In this role he worked with European and United States investment banks and corporations developing merger and acquisition strategies as well as strategic alliances. His previous experience in the services and solutions business also includes sales, marketing and operating experience as an executive with The Service Bureau Company, a subsidiary of Control Data Corporation, in Chicago, Atlanta and Greenwich.

Daniel L. Burstein had been a director of privately-held GlobalOptions since November 1998, and became a member of our Board of Directors on June 24, 2005. Since January 2000, Mr. Burstein has served as the Managing Partner of Millennium Technology Ventures Advisors, LLC, the general partner of Millennium Technology Ventures, L.P., a venture capital fund currently focused on late stage and post-public technology investments. Prior to founding Millennium, Mr. Burstein served as Chief Investment Officer for PS Capital Holdings, L.P. and PS Capital Ventures, L.P., the predecessor funds of Millennium. From 1989 to March 2000, Mr. Burstein served as senior advisor at The Blackstone Group, a private merchant bank. Mr. Burstein is the author of five books on new technology trends and global economic issues, including Road Warriors, a 1995 book about the birth of digital media and the Internet. Mr. Burstein has been a forum fellow at the World Economic Forum in Davos and has been honored many times for his books and journalistic work, including awards from the Overseas Press Club and Sigma Delta Chi. He is also the creator of the "Secrets" series of books which have sold over two million copies in more than twenty languages worldwide.

Ronald M. Starr had been a director of privately-held GlobalOptions since November 1998, and became a member of our Board of Directors on June 24, 2005. Mr. Starr is a Managing Director at Starr & Company, LLC, an accounting and business management firm for high net worth individuals. He has been with the firm since 1996. Mr. Starr was a General Partner of Millennium Technology Ventures, L.P. a venture capital fund focusing on technology and Internet-related companies from 1999 to 2001, and has been the Chief Financial Officer and General Counsel of the venture capital funds PS Capital Holdings, L.P. and PS Capital Ventures, L.P., where his duties included negotiating and structuring the funds’ venture capital investments, since 1996. Prior to working at Millennium Technology Ventures, PS Capital and Starr & Company, Mr. Starr was an attorney in the tax department at Proskauer Rose LLP, a New York City law firm.

John P. Bujouves became a member of our Board of Directors on June 27, 2005. Mr. Bujouves has been the President of Bayshore Asset Management Inc. since 2003 and the Chief Executive Officer of Integris Funds Limited, a Cayman Islands based mutual fund company since 1999. Mr. Bujouves has served as a director of Nationwide Credit Inc., one of the ten largest account receivable companies in the United States, since 2003. He also serves as Chairman of Globacor Capital Inc., a Canadian private equity investment firm, Bayshore Bank & Trust Corp., one of Barbados’ largest private banks, and the Ontario Arthritis Society. Mr. Bujouves’ past experiences include directing CIBC’s International Private Banking group in Canada, where he provided leadership and technical expertise to a professional consulting group on the uses of international banking and trust services. Prior to that, as Managing Partner for Royal Trust International, Mr. Bujouves launched Royal Trust Corporation’s first two locations in the United States.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Three of our six directors are considered “independent” under the SEC’s new independence standards. Officers are elected annually by the board of directors and serve at the discretion of the board.

There are no family relationships among our directors and executive officers. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it.  No director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding.  No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. No director or officer has been found by a court to have violated a federal or state securities or commodities law.

None of our directors or executive officers or their respective immediate family members or affiliates is indebted to us. As of the date of this prospectus, there is no material proceeding to which any of our directors, executive officers or affiliates is a party or has a material interest adverse to us.

Officers of Our Subsidiary

Neil C. Livingstone, Ph.D., has been Chief Executive Officer of GlobalOptions, Inc. since November 1998. Dr. Livingstone has spent more than two decades advising clients regarding a wide array of difficult and complex problems ranging from the prevention of industrial espionage to conducting internal investigations, suppressing the theft of intellectual property, advising corporations on political and economic risks, protecting corporate leaders and celebrities, and recovering hostages and kidnap victims. He is a familiar face on the nation’s newscasts as a commentator on terrorism, intelligence, and other national security issues. A veteran of more than 1,000 television appearances and the author of nine books on terrorism, Dr. Livingstone has delivered nearly 500 major addresses, both in the United States and abroad, including appearances before the Congress of the United States.

Thomas P. Ondeck has been President of GlobalOptions, Inc. since January 1999, where he heads multi-disciplinary crisis management teams comprised of investigatory, legal, government relation and public relations experts. He has dealt with national and international crises, including assisting companies besieged by activist and hate groups, plaintiffs’ product liability litigation campaigns, the financial impact of violence in Southeast Asia, threats against multinational businesses by organized criminal elements in the former Soviet Union, extortive litigation involving misuse of the United States civil RICO statute by business competitors and asset looting in Latin America. Mr. Ondeck also heads our investigations and business intelligence practice areas. He supervises our litigation support investigations for law firms. In so doing, Mr. Ondeck’s substantial experience as a litigator enables him to quickly reach the core of clients’ investigative needs, and ensure that their needs are fully met. Mr. Ondeck also spearheads our investigative services for corporations, including due diligence investigations in connection with corporate acquisitions, and internal corporate investigations into potential theft of assets, identity misrepresentation and fraud. Mr. Ondeck was previously a partner in two international law firms and served in the White House as an aide to former President Richard M. Nixon.

Halsey Fischer became the President of Investigations of GlobalOptions, Inc. upon its acquisition of the assets and business of CBR on August 14, 2005. Mr. Fischer oversees GlobalOptions’ national investigations practice. Mr. Fischer served as the President and Chief Executive Officer of CBR from its founding in 1998 up until its acquisition by GlobalOptions. During his tenure at CBR, Mr. Fischer built an investigations firm with eight offices services in the United States through acquisitions and organic growth. Under Mr. Halsey’s leadership, CBR developed a state of the art internet case management system for use by remote offices and its clients. Prior to forming CBR, Mr. Fischer was Senior Vice President, U.S. Investigations for Pinkerton Consulting and Investigations, Inc., since acquired by Securitas AB, and was responsible for each of its 28 profit centers across the United States. Mr. Fischer made substantial improvements to the Pinkerton unit’s performance during his leadership. Prior to Pinkerton, Mr. Fischer was Group President of Security Consulting and Investigations for Business Risks International, the predecessor to Pinkerton’s investigations unit. Under Mr. Fischer’s leadership, the company made and fully integrated two new companies through acquisition and improved its overall operating performance.

Advisory Boards

In addition to our management team, we utilize a group of advisors to provide assistance with corporate and governmental contacts, as well as business development. Our senior advisory board and business advisory board are expected to meet with both management and the Board of Directors at least four times a year.

Our current senior advisory board includes the following individuals:

Frances J. Cook, former Ambassador to Burundi in 1980 and the youngest career officer ever to occupy that position; former Ambassador to Cameroon; former Ambassador to the Sultanate of Oman and the first female Ambassador from any country in the Arabian Gulf; former Deputy Assistant Secretary of State for Refugee Programs (1986); and former Deputy Assistant Secretary of State for Political-Military Affairs (1993). She currently serves as an international business consultant in Washington, D.C.

Admiral William Crowe, former United States Ambassador to the United Kingdom; former Commander of the United States Naval Forces in the Persian Gulf; former Commander of NATO (North Atlantic Treaty Organization) forces in Southern Europe; and President Reagan’s Chairman of the Joint Chiefs of Staff and Chairman of the President’s Foreign Intelligence Advisory Board.

Honorable Robert L. Livingston, former House Member (18 years); former Chairman of the Appropriations Committee; and elected to serve as Speaker-Designate for the 106th Congress, but retired in 1999.  After leaving office, he established the Livingston Group, a top government relations company in Washington, D.C. Former Assistant United States Attorney from 1970 to 1973; former Deputy Chief of the Criminal Division of the United States Attorney’s Office; former Chief Special Prosecutor; former Chief of the Armed Robbery Division of the Orleans Parish District Attorney’s Office; and former Chief Prosecutor for the Organized Crime Unit of the Louisiana Attorney General’s Office.

Sir Richard Needham, former United Kingdom Minister for Trade and Industry; former Minister in Northern Ireland for Health and Social Security, Transport, Energy, Employment, Trade & Industry, and Environment; former Member of Parliament for Chippenham. Sir Richard Needham is now involved in a number of businesses, including as Deputy Chairman of Dyson Appliances Ltd. He is the author of “Honorable Member” and “Battling for Peace.”

Honorable William S. Sessions, former Director of the Federal Bureau of Investigation; former Chief of the Government Operations Section of the Department of Justice; and former United States Attorney for the Western District of Texas. Currently serves on the Texas Anti-Crime and Homeland Security Task Force.

Rodney Slater, former United States Secretary of Transportation; former head of the Federal Highway Administration; former Director of Government Relations at Arkansas State University; former Executive Assistant for Economic and Community Programs for then-Governor Bill Clinton; former Governor’s Special Assistant for Community and Minority Affairs; former Assistant Attorney General-Litigation Division of the Arkansas State Attorney General’s Office; and former chairman of the Arkansas State Highway Commission. Mr. Slater joined the law firm Patton Boggs LLP in 2001 as a partner in its public policy practice group, and head of its transportation practice group in Washington, D.C.

Honorable William H. Webster, former Director of the Central Intelligence Agency (1987-91); former Director of the Federal Bureau of Investigation (1978-87); former United States Attorney for the Eastern District of Missouri; former member of the Missouri Board of Law Examiners; former judge of the United States District Court for the Eastern District of Missouri; and former judge of the United States Court of Appeals for the Eighth Circuit. Judge Webster was awarded the Presidential Medal of Freedom and the National Security Medal.

Honorable R. James Woolsey, former Director of the Central Intelligence Agency (1993-95); former member of the National Commission on Terrorism; former Undersecretary of the Navy; and former General Counsel to the United States Senate Committee on Armed Services.

Our current business advisory board includes the following individuals:

Arnold Burns, former Associate and Deputy Attorney General in the United States Department of Justice. Mr. Burns is the Chairman of The QuanStar Group, LLC.

James Cannavino, former President and Chief Executive Officer of Perot Systems Corporation; 32 years with International Business Machines Corporation in strategy positions. Mr. Cannavino is a partner in The QuanStar Group, LLC.

Harold Chefitz, former head of healthcare investment banking at Prudential Securities Incorporated and Boles, Knop & Company, LLC. Mr. Chefitz is a partner in The QuanStar Group, LLC.

Sanford Climan, Managing Director of Entertainment Media Ventures LLC.

Elliott H. Cole, Partner, Patton Boggs LLP, a Washington D.C. law firm; trustee of Boston University.

Mark Sirangelo, Founder and Chief Executive Officer of The QuanStar Group, LLC; former senior officer at Natexis Bleichroeder Inc.

Allan Tessler, former Chairman and Chief Executive Officer of JNet Enterprises, Inc.; former Co-Chief Executive Officer of Data Broadcasting Corporation. Mr. Tessler is a partner in The QuanStar Group, LLC.

Board Committees

Audit Committee.

We intend to establish an audit committee of the board of directors, which will consist of independent directors. The audit committee’s duties would be to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The audit committee would review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee would at all times be composed exclusively of directors who are, in the opinion of our board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee.

We intend to establish a compensation committee of the board of directors. The compensation committee would review and approve our salary and benefits policies, including compensation of executive officers. The compensation committee would also administer our 2004 Non-Statutory Stock Option Plan and our 2005 Stock Option Plan, and recommend and approve grants of stock options under both plans.

Director Compensation

Each member of our board of directors will receive an annual stock option or restricted stock grant, plus additional stock options or restricted stock for each board meeting and each meeting of a committee of which such director is a member attended in person. All stock options will be exercisable at the then prevailing market price on the date of grant. We have not determined the exact number of options to be granted in accordance with this plan. No other fees will be paid to members of our board. Before June 24, 2005, our directors were not compensated for their services as directors.

Executive Compensation

The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by our chief executive officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods.

Summary Compensation Table
		Annual Compensation		Long-term Compensation
				Awards	Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Harvey W. Schiller, Ph.D. Chairman and Chief Executive Officer(1)	2004 2003 2002	180,762 — —	— — —	2,000,000 — —	— — —

Neil C. Livingstone, Ph.D. Chief Executive Officer(2)	2004 2003 2002	270,000 260,000 250,000	50,000 175,000 —	200,000 200,000 600,000	— — —

Thomas P. Ondeck President(3)	2004 2003 2002	259,632 250,016 240,000	50,000 175,000 —	200,000 200,000 600,000	— — —

Jeffrey O. Nyweide Chief Financial Officer and Executive Vice President	2004 2003 2002	300,000 225,000 225,000	— — —	25,000 — —	— — —

(1)	Dr. Schiller was appointed Chairman and Chief Executive Officer of GlobalOptions Group, Inc. on June 24, 2005.

(2)	Dr. Livingstone is the Chief Executive Officer and Secretary of GlobalOptions, Inc.

(3)	Mr. Ondeck is the President of GlobalOptions, Inc.

Options/SAR Grants and Fiscal Year End Option Exercises and Values

In April 2004, the board of directors and stockholders of Creative Solutions adopted and approved the 2004 Non-Statutory Stock Option Plan (the “2004 Plan”). However, no options have been issued or are outstanding under the 2004 Plan as of October 28, 2005, nor does our management intend to grant any options under the 2004 Plan.

The 2005 Stock Option Plan (the “2005 Plan”) was adopted as of August 5, 2005. At the time of the reverse merger, our wholly-owned subsidiary GlobalOptions had outstanding stock options to purchase 4,450,721 shares of GlobalOptions’ common stock, which became stock options to purchase 2,618,071 shares of common stock of GlobalOptions Group after giving effect to the merger exchange ratio. We are in the process of assuming all of the options to purchase 2,618,071 shares of common stock under the 2005 Plan.

Employment and Consulting Agreements

Prior to the closing of the merger, our wholly-owned subsidiary GlobalOptions had employment agreements with Harvey W. Schiller, Ph.D., its executive Chairman of the Board, Neil C. Livingstone, Ph.D., its Chief Executive Officer, and Thomas P. Ondeck, its President. Following the closing of the reverse merger, we assumed Dr. Schiller’s employment agreement. Following the closing of the reverse merger, Dr. Livingstone and Mr. Ondeck continued in their current positions with GlobalOptions.

Dr. Schiller entered into an employment agreement with GlobalOptions in January 2004, which extends through January 2007, subject to automatic one-year extensions unless either party provides notice to the other party of its intention not to renew the agreement. The employment agreement provides that Dr. Schiller will devote a substantial amount of his business time to the business of GlobalOptions. The employment agreement provides for an annual base salary of $200,000 with annual merit increases to be determined by the Compensation Committee of the Board of Directors, and an annual bonus of at least four times his base salary, payable in cash, equity or a combination thereof, as determined by the Compensation Committee of the Board of Directors based on mutually-agreed objectives established at the beginning of each annual period. In the event of death or disability, Dr. Schiller (or his estate) will be entitled to salary and pro rata bonus until termination, and 90 days from termination to exercise vested options; unvested options will be forfeited. If terminated for cause, Dr. Schiller will forfeit all unexercised options. In the event Dr. Schiller terminates for good reason or the employment agreement is terminated without cause, 50% of his unvested stock options will vest and all vested options will remain exercisable for a period of 90 days from termination. The employment agreement contains non-compete and non-solicitation provisions for 12 months following termination, as well confidentiality provisions. In the event of a change of control of the company, the employment agreement provides for the vesting of all unvested options.

Dr. Schiller’s employment agreement was assigned to us effective as of June 27, 2005. With the successful consummation of the merger, we have agreed to assume all of GlobalOptions’ rights and responsibilities under the employment agreement. Pursuant to the assignment, the following modifications, among others, were made to the employment agreement: (i) Dr. Schiller’s salary was increased to the annual rate of $300,000 retroactive to January 1, 2005, (ii) all 2,010,500 of Dr. Schiller’s stock options in GlobalOptions (1,182,647 options in our company post-merger) were confirmed to vest immediately upon the consummation of the reverse merger, (iii) Dr. Schiller agreed to forego receiving any 2005 annual bonus that he is entitled to under the employment agreement, and (iv) we and Dr. Schiller agree to negotiate in good faith bonus arrangements after December 31, 2005.

Dr. Livingstone and Mr. Ondeck entered into employment agreements in January 2002, which extend through January 2007, subject to automatic one-year extensions unless either party provides notice to the other party of its intention not to renew the agreement. Dr. Livingstone and Mr. Ondeck serve as Chief Executive Officer and President, respectively, of GlobalOptions and perform such other duties and responsibilities as the Board of Directors may assign, and will devote their full business time to GlobalOptions. The employment agreements provide for annual base salaries of $260,000 and $250,000 for Dr. Livingstone and Mr. Ondeck, respectively, and annual bonuses based on goals mutually established with the Compensation Committee of the Board of Directors. Under the employment agreements, GlobalOptions maintains “key-man” life insurance policies on the lives of each executive with a face amount of $500,000. The employment agreements may be terminated for cause by GlobalOptions, upon the death or disability of the executive, or upon 30-days’ notice by either party. In the event GlobalOptions terminates the employment agreements without cause, it is required to pay the executives the lesser of their compensation and benefits for 12 months or the remaining term of the agreement. The employment agreements contain non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

Concurrently with its acquisition of the assets and business of CBR on August 14, 2005, our wholly-owned subsidiary GlobalOptions entered into a three-year employment and noncompetition agreement with Halsey Fischer, the former president and chief executive officer of CBR. Pursuant to the agreement, Mr. Fischer became President of Investigations of GlobalOptions and agreed to perform such other duties and responsibilities as the Board of Directors may assign, and has agreed to devote his full business time to GlobalOptions at a salary of $200,000 per year and a discretionary annual bonus of up to $50,000. The employment agreement may be terminated for cause by GlobalOptions, upon the death or disability of the executive, or upon 30-days’ notice by either party after three years from the commencement date. In the event GlobalOptions terminates the employment agreement without cause, it is required to pay Mr. Fischer his base salary and certain benefits for six months following termination. The employment agreement also contains non-compete and non-solicitation provisions for 12 months following termination, as well as confidentiality provisions.

2004 Non-Statutory Stock Option Plan

In April 2004, the board of directors and stockholders of Creative Solutions adopted and approved the 2004 Non-Statutory Stock Option Plan (the “2004 Plan”), which provided for grants of non-statutory, or non-qualified, stock options to purchase up to 1,500,000 shares of our common stock. However, no options have been issued or are outstanding under the 2004 Plan, nor does our management intend to grant any options under the 2004 Plan.

2005 Stock Option Plan

The 2005 Stock Option Plan (the “2005 Plan”) was adopted as of August 5, 2005. At the time of the reverse merger, our wholly-owned subsidiary GlobalOptions had outstanding stock options to purchase 4,450,721 shares of GlobalOptions’ common stock, which became stock options to purchase 2,618,071 shares of common stock of GlobalOptions Group after giving effect to the reverse merger exchange ratio. We are in the process of assuming all of the options to purchase 2,618,071 shares of our common stock under the 2005 Plan. Following is a summary of the terms of the 2005 Plan.

The purpose of the 2005 Plan is to provide directors, officers and employees of, as well as consultants advisors to our company and our subsidiaries, with additional incentives by increasing their ownership interest in our company. Our board of directors believes that our policy of granting stock options to such persons will provide us with a potential critical advantage in attracting and retaining qualified candidates. In addition, the 2005 Plan is intended to provide us with maximum flexibility to compensate plan participants. We believe that such flexibility will be an integral part of our policy to encourage employees, non-employee directors, consultants and advisors to focus on the long-term growth of stockholder value. Our board of directors believes that important advantages are gained through an option program such as the 2005 Plan which includes incentives for motivating our employees while simultaneously promoting a closer identity of interest between employees, non-employee directors, consultants and advisors on the one hand, and the stockholders on the other.

Stock options granted under the 2005 Plan may be either incentive stock options, as defined in Section 422A of the Internal Revenue Code of 1986, or non-qualified stock options. We have reserved 6,500,000 shares of our common stock for issuance under the 2005 Plan.

The 2005 Plan will be administered by the Compensation Committee of the Board of Directors (once established). The Board of Directors has the power to determine the terms of any stock options granted under the 2005 Plan, including the exercise price, the number of shares subject to the stock option and conditions of exercise. Stock options granted under the 2005 Plan are generally not transferable and are exercisable during the lifetime of the optionee only by such optionee. The exercise price of all incentive stock options granted under the 2005 Plan must be at least equal to the fair market value of the shares of our common stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the company’s stock, the exercise price of any incentive stock option granted must be equal to at least 110% of the fair market value on the grant date.

The 2005 Plan may be amended, altered, suspended, discontinued or terminated by the board of directors without further stockholder approval, unless such approval is required by law or regulation or under the rules of the stock exchange or automated quotation system on which our common stock is then listed or quoted. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the 2005 Plan or broaden eligibility except that no amendment or alteration to the 2005 Plan shall be made without the approval of stockholders which would:

•	materially increase the number of options that may be granted under the 2005 Plan, or

•	materially increase the benefits accruing to 2005 Plan participants, or

•	materially modify 2005 Plan participation eligibility requirements, or

•	materially decrease the exercise price of any options, or

•	extend the term of any option.

Unless otherwise indicated, the 2005 Plan will remain in effect for a period of nine years from the date adopted unless terminated earlier by the board of directors, and all stock options then outstanding under the 2005 Plan shall remain in effect until they have expired or been exercised.

Certain Relationships and Related Transactions

Our wholly-owned subsidiary GlobalOptions is a party to an advisory agreement with The QuanStar Group, LLC (“QuanStar”), pursuant to which QuanStar renders strategic and consulting services to GlobalOptions, particularly in the areas of corporate finance and strategic acquisitions. In addition to paying QuanStar a monthly retainer of $15,000, GlobalOptions issued QuanStar a warrant to purchase 300,000 shares of its common stock and has agreed to pay QuanStar certain success and performance fees for future acquisitions and financings. No such fees were due in connection with the reverse merger or the private offering. The advisory agreement was entered into as of August 2004 and has an initial term of 24 months renewing automatically for successive one-year periods, unless terminated by either party. GlobalOptions issued a $250,000 convertible note to QuanStar, which converted the note into shares of common stock of GlobalOptions prior to the closing of the reverse merger. QuanStar received 615,215 shares of our common stock following the closing of the reverse merger. Harvey W. Schiller, Ph.D., our Chairman and Chief Executive Officer, and Per-Olof Lööf, our Vice Chairman of the Board, are partners in QuanStar. In addition, on our current business advisory board are Arnold Burns, Chairman of QuanStar, Mark Sirangelo, Founder and Chief Executive Officer of QuanStar, and James Cannavino, Harold Chefitz and Allan Tessler, partners in QuanStar.

Prior to the reverse merger, we had our principal offices located at 32C Hadley Village Road, South Hadley, Massachusetts in office space provided to us by Carla L. Santia, our former President and Chief Executive Officer and Director, at no cost. There was no written lease agreement.

From time to time, Ms.  Santia made short-term interest-free advances to us. No amounts were outstanding at December 31, 2004 or 2003. During 2004 and 2003, loans amounted to $33,403 and $11,900, respectively, all of which have been fully repaid.

Upon incorporation in April 2004, Creative Solutions issued 5,633,000 shares of its common stock to Ms. Santia, and 60,000 shares to Mary E. Lawler, our former Treasurer and Director, all valued at $.001 per share and all in exchange for the business of Carla Santia & Associates.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the number of shares of our common stock beneficially owned on October 28, 2005 by:

•	each person who is known by us to beneficially own 5% or more of our common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers, as a group.

Except as otherwise set forth below, the address of each of the persons listed below is GlobalOptions Group, Inc., 75 Rockefeller Plaza, 27th Floor, New York, New York 10019.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Shares Beneficially Owned (2)

5% or Greater Stockholders:

Rising Wolf LLC (3)	2,647,059	18.3%

Neil Simon (4)	1,514,991	10.4%

Joan Stanton (4)	1,514,991	10.4%

Gale Hayman (4)	1,514,991	10.4%

PS Capital Holdings, L.P. (5)	1,010,287	7.0%

Integris Funds Ltd. (6)	937,500	6.1%

IIU Nominees Ltd. (7)	1,300,000	8.3%

Verus Investment Holdings Inc. (8)	1,112,248	7.5%

Lucienne Ventures LLC (9)	1,069,756	7.3%

Moore Macro Fund L.P. (10)	1,000,000	6.6%

Directors and Executive Officers:

Harvey W. Schiller (11)	1,375,499	8.8%

Per-Olof Lööf (12)	172,247	1.2%

Neil C. Livingstone (13)	3,039,216	20.5%

Jeffrey O. Nyweide	—	—

Thomas P. Ondeck (14)	3,039,216	20.5%

Ronald M. Starr (15)	980	*

Daniel L. Burstein (16)	980	*

John P. Bujouves(17)	—	—

Halsey Fischer	—	—

All executive officers and directors as a group (9 persons) (18)	4,981,080	29.3%

*	Less than 1% of outstanding shares.

(1)
Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Includes the conversion of all shares of series A convertible preferred stock. Includes warrants to purchase shares of our common stock exercisable within 60 days of October 28, 2005. Also includes options to purchase shares of our common stock exercisable within 60 days of October 28, 2005, which have been assumed or are expected to be assumed under the 2005 Stock Option Plan. Each share of series A convertible preferred stock is convertible into 500 shares of our common stock. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)
Based upon 14,433,266 shares of our common stock outstanding on October 28, 2005 and, with respect to each individual holder, rights to acquire our common stock exercisable within 60 days of October 28, 2005.

(3)
Rising Wolf LLC is a Delaware limited liability company. As the directors and significant members of Rising Wolf LLC, Neil C. Livingstone and Thomas P. Ondeck may be deemed to be the beneficial owners of the shares of our common stock held by Rising Wolf LLC. The address of Rising Wolf LLC is 1615 L Street, N.W., Suite 300, Washington, DC 20036.

(4)
The address for Neil Simon, Joan Stanton and Gale Hayman is c/o GlobalOptions, Inc., 1615 L Street, N.W., Suite 300, Washington, DC 20036. Consists of 1,449,991 shares of our common stock, 52,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 13,000 shares of our common stock reserved for issuance upon exercise of warrants.

(5)
Consists of 966,537 shares of our common stock, 35,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 8,750 shares of our common stock reserved for issuance upon exercise of warrants.

(6)
Integris Funds Ltd. is a Cayman Islands company with an address at c/o Bayshore Bank and Trust, Lauriston House, Lower Collymare Rock, PO Box 1132, Bridgetown Barbados. Consists of 750,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 187,500 shares of our common stock reserved for issuance upon exercise of warrants.

(7)
IIU Nominees Ltd. is incorporated in Ireland with an address at c/o International Investment and Underwriting, IFSC House Custom House Quay, Dublin 1 Ireland. Consists of 50,000 shares of our common stock, 750,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 500,000 shares of our common stock reserved for issuance upon exercise of warrants.

(8)
Verus Investment Holdings Inc. is a British Virgin Islands company. Includes 569,998 shares of our common stock and 318,500 shares of our common stock reserved for issuance upon exercise of warrants issued for strategic advisory services in connection with the merger and private placement. Also includes 179,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 44,750 shares of our common stock reserved for issuance upon exercise of warrants, each obtained in the private placement transaction, held by Verus International Group Limited, a Cayman Islands company which is wholly owned by Verus Investment Holdings Inc. The address for Verus Investment Holdings Inc. is c/o Abacus Trust and Management Services, Unit 18, Mill Mall, Wickham’s Cay, Road Town, Tortola, British Virgin Islands. The address for Verus International Group Limited is Ugland House, South Church Street, Grand Cayman, Cayman Islands.

(9)	Consists of 859,756 shares of our common stock and 210,000 shares of our common stock reserved for issuance upon exercise of warrants.

(10)
Moore Macro Fund L.P. is a Bahamian limited partnership with an address at c/o Citco Fund Services (Bahamas), Ltd., One Montague Place, Nassau, Bahamas. Consists of 500,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock, 250,000 shares of our common stock and 250,000 shares of our common stock reserved for issuance upon exercise of warrants.

(11)
Consists of 179,103 shares of our common stock, 11,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock, 2,750 shares of our common stock reserved for issuance upon exercise of warrants and 1,182,646 shares of our common stock issuable upon exercise of stock options that are currently exercisable under the 2005 Stock Option Plan.

(12)
Consists of 165,372 shares of our common stock, 5,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 1,375 shares of our common stock reserved for issuance upon exercise of warrants held by Lööf Holdings, LLC, a limited liability company controlled by Mr. Lööf.

(13)
Consists of 392,157 shares of our common stock issuable upon exercise of stock options that are currently exercisable under the 2005 Stock Option Plan and 2,647,059 shares of our common stock owned by Rising Wolf LLC, of which Dr. Livingstone is a director and significant member.

(14)
Consists of 392,157 shares of our common stock issuable upon exercise of stock options that are currently exercisable under the 2005 Stock Option Plan and 2,647,059 shares of our common stock owned by Rising Wolf LLC, of which Mr. Ondeck is a director and significant member.

(15)	Consists of 980 shares of our common stock issuable upon exercise of stock options that will be currently exercisable upon their assumption under the 2005 Stock Option Plan.

(16)	Consists of 980 shares of our common stock issuable upon exercise of stock options that will be currently exercisable upon their assumption under the 2005 Stock Option Plan.

(17)	Mr. Bujouves is the Chairman of Bayshore Bank & Trust Corp., an affiliate of Integris Funds Ltd. He disclaims beneficial ownership with respect to the shares held by Integris Funds Ltd.

(18)
Consists of 2,991,534 shares of our common stock, 16,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock, 4,125 shares of our common stock reserved for issuance upon exercise of warrants and 1,968,921 shares of our common stock issuable upon exercise of stock options that are currently exercisable under the 2005 Stock Option Plan.

DESCRIPTION OF THE PRIVATE PLACEMENT

In connection with the consummation of the reverse merger on June 24, 2005, we completed the first closing of a private offering of a total of 7,500 units, each unit consisting of one share of our series A convertible preferred stock, and a detachable, transferable warrant to purchase shares of our common stock, at a purchase price of $1,000 per unit, to purchasers that qualified as accredited investors, as defined in Regulation D, pursuant to the terms of a Confidential Private Placement Memorandum, dated April 18, 2005, as supplemented. Each share of series A convertible preferred stock is initially convertible into 500 shares of our common stock at any time. Each warrant entitles the holder to purchase 125 shares of our common stock at an exercise price of $2.50 per share through June 24, 2009, subject to certain redemption provisions.

We received gross proceeds from the first closing of the private offering of $7,500,000. Placement agents, selected dealers and advisors received an aggregate of $200,000 in cash fees in connection with the private placement and merger. In addition, effective as of the first closing, such parties and their designees received an aggregate of 145,000 shares of our common stock and warrants to purchase 2,100,000 shares of our common stock.

On September 22, 2005, we completed a second and final closing of the private offering in which an additional $250,000 in gross proceeds was raised. In connection with the second closing, placement agents, selected dealers, advisors and their designees received warrants to purchase 500,000 shares of our common stock.

After the closing of the merger and both closings of the private offering, we had outstanding 14,433,266 shares of our common stock, 7,750 shares of our series A convertible preferred stock (which are convertible into 3,875,000 shares of our common stock at any time) and warrants to purchase 3,568,750 shares of our common stock.

SELLING STOCKHOLDERS

The following table sets forth the shares beneficially owned, as of the date of this prospectus, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each selling stockholder would own beneficially if all such offered shares are sold. None of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer, except for Brookshire Securities Corporation, vFinance Investments, Inc., Starboard Capital Markets and Kaufman Bros. L.P. IIU Nominees Limited is affiliated with International Investment and Underwriting, a broker-dealer equivalent regulated by the Irish Financial Services Regulatory Authority. Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

Name	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock to be Sold		Shares of Common Stock Owned after the Offering	Percentage of Common Stock Owned After the Offering
James Lance Bass	15,625	15,625	(1)	-0-	-0-
Tony Berger	18,750	18,750	(2)	-0-	-0-
Terry Brown	1,250	1,250	(3)	-0-	-0-
Broadlawn Master Fund Limited	125,000	125,000	(4)	-0-	-0-
Integris Funds Limited	937,500	937,500	(5)	-0-	-0-
Storybook Group, Inc.	75,000	75,000	(6)	-0-	-0-
Nite Capital, LP	93,750	93,750	(7)	-0-	-0-
John Cenatiempo	46,875	46,875	(8)	-0-	-0-
Brookshire Securities Corporation	25,500	25,500	(9)	-0-	-0-
Calico Capital, LLC	62,500	62,500	(10)	-0-	-0-
Bridge Ventures LLC	125,000	125,000	(11)	-0-	-0-
IIU Nominees Limited	1,300,000	1,300,000	(12)	-0-	-0-
Arthur Dozortsev	62,500	62,500	(13)	-0-	-0-
Ridgewood LTD	37,500	37,500	(14)	-0-	-0-
Louis Forte	6,250	6,250	(15)	-0-	-0-
Starboard Capital Markets	6,250	6,250	(16)	-0-	-0-
Michael Hamblett	12,500	12,500	(17)	-0-	-0-
Gale Hayman	1,514,991	65,000	(18)	1,449,991	10%
Hilary Herscher	134,844	84,836	(19)	50,008	*
Moore Macro Fund, L.P.	1,000,000	750,000	(20)	250,000	1.7%
Verus Investment Holdings Inc.	888,498	318,500	(21)	569,998	3.9%
Verus International Group Limited	223,750	223,750	(22)	-0-	-0-
Green Crescent	325,000	325,000	(23)	-0-	-0-
Ladd Cap Value Partners	125,000	125,000	(24)	-0-	-0-
Diane Lamonaca	15,000	15,000	(25)	-0-	-0-

Name	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock to be Sold	Shares of Common Stock Owned after the Offering	Percentage of Common Stock Owned After the Offering

Lucienne Ventures LLC	1,069,756	210,000	(26)	859,756	6%
Irwin R. Merkatz	52,500	52,500	(27)	-0-	-0-
John Oswald	250,000	250,000	(28)	-0-	-0-
Capital Trust Investments Limited	312,500	312,500	(29)	-0-	-0-
Steven Parker	327,500	327,500	(30)	-0-	-0-
A.E.L.P., Inc.	412,049	17,500	(31)	394,155	2.7%
Marilyn A. Salkind & Gene Salkind, Trustees Marital Trust - GST Subject U/T/W Leopold Salkind	78,125	78,125	(32)	-0-	-0-
Gene Salkind	78,125	78,125	(33)	-0-	-0-
Corey Sauerbrey	62,500	62,500	(34)	-0-	-0-
Harvey Schiller	1,375,499	13,750	(35)	1,361,749	8.7%
William Sessions	10,707	625	(36)	10,082	*
Steve Sigler	31,250	31,250	(37)	-0-	-0-
Iroquois Master Fund Ltd.	256,250	256,250	(38)	-0-	-0-
Neil Simon	1,514,991	65,000	(39)	1,449,991	10%
Anthony Spatacco	6,250	6,250	(40)	-0-	-0-
Marc Sperling	15,625	15,625	(41)	-0-	-0-
Joan Stanton	1,514,991	65,000	(42)	1,449,991	10%
P.S. Capital Holdings, L.P.	1,010,287	43,750	(43)	966,537	6.7%
Richard Taney	18,750	18,750	(44)	-0-	-0-
Rick Tocchet	62,500	62,500	(45)	-0-	-0-
Pat Finucane	50,000	50,000	(46)	-0-	-0-
Stan Wunderlich	50,000	50,000	(47)	-0-	-0-

Name	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock to be Sold	Shares of Common Stock Owned after the Offering	Percentage of Common Stock Owned After the Offering

Charles J. Wolf, Jr.	23,125	23,125	(48)	-0-	-0-
Harborview Master Fund L.P.	62,500	62,500	(49)	-0-	-0-
Double U Master Fund L.P.	62,500	62,500	(50)	-0-	-0-
Richard Molinsky	15,625	15,625	(51)	-0-	-0-
Eduardo Grigione / Giuseppina Tardito	15,625	15,625	(52)	-0-	-0-
Kaufman Bros. L.P.	4,163	4,163	(53)	-0-	-0-
Jonathan Rich	534	534	(54)	-0-	-0-
Vincent Calicchia	267	267	(55)	-0-	-0-
Carmelo Troccoli	970	970	(56)	-0-	-0-
Jody Giraldo	351	351	(57)	-0-	-0-
Brad Barnard	351	351	(58)	-0-	-0-
vFinance Investments, Inc.	10,028	10,028	(59)	-0-	-0-
Alan Dershowitz	75,000	75,000	(60)	-0-	-0-
QS Advisors, LLC	178,549	6,875	(61)	171,674	1.2%
Andrew Kaslow	172,247	6,875	(62)	165,372	1.1%
Lööf Holdings, LLC	172,247	6,875	(63)	165,372	1.1%
James Cannavino	172,247	6,875	(64)	165,372	1.1%
Arnold Burns	178,549	6,875	(65)	171,674	1.2%
Abraham Cohen	172,247	6,875	(66)	165,372	1%
Daniel Avrutsky	13,807	625	(67)	13,182	*
Sparta Road LTD	103,500	103,500	(68)	-0-	-0-
Peter Chung	56,250	56,250	(69)	-0-	-0-
Arrowhead Consultants, Inc.	50,250	50,250	(70)	-0-	-0-
Timothy B. Ruggiero Profit Sharing Plan	11,000	11,000	(71)	-0-	-0-
Glenwood Capital Corp.	108,500	108,500	(72)	-0-	-0-
Eric Bloom	20,000	20,000	(73)	-0-	-0-
TOTAL		7,588,750

*	Represents less than 1%

(1)
Consists of 12,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 3,125 shares of our common stock issuable upon exercise of warrants that are currently exercisable.

(2)	Consists of 15,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 3,750 shares of our common stock issuable upon the exercise of warrants.

(3)	Represents shares of our common stock issuable upon the exercise of warrants.

(4)	Consists of 100,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 25,000 shares of our common stock issuable upon the exercise of warrants.

(5)	Consists of 750,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 187,500 shares of our common stock issuable upon the exercise of warrants.

(6)	Represents shares of our common stock issuable upon the exercise of warrants.

(7)	Consists of 75,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 18,750 shares of our common stock issuable upon the exercise of warrants.

(8)	Consists of 37,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 9,375 shares of our common stock issuable upon the exercise of warrants.

(9)	Represents shares of our common stock issuable upon the exercise of warrants.

(10)	Consists of 50,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 12,500 shares of our common stock issuable upon the exercise of warrants.

(11)	Consists of 100,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 25,000 shares of our common stock issuable upon the exercise of warrants.

(12)
Consists of 50,000 shares of our common stock, 750,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 500,000 shares of our common stock issuable upon the exercise of warrants.

(13)	Consists of 50,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 12,500 shares of our common stock issuable upon the exercise of warrants.

(14)	Consists of 30,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 7,500 shares of our common stock issuable upon the exercise of warrants.

(15)	Consists of 5,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 1,250 shares of our common stock issuable upon the exercise of warrants.

(16)	Represents shares of our common stock issuable upon the exercise of warrants.

(17)	Represents shares of our common stock issuable upon the exercise of warrants.

(18)	Consists of 52,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 13,000 shares of our common stock issuable upon the exercise of warrants.

(19)	Consists of 30,000 shares of our common stock and 54,836 shares of our common stock issuable upon the exercise of warrants.

(20)	Consists of 500,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 250,000 shares of our common stock issuable upon the exercise of warrants.

(21)	Represents shares of our common stock issuable upon the exercise of warrants.

(22)	Consists of 179,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 44,750 shares of our common stock issuable upon the exercise of warrants.

(23)
Consists of 50,000 shares of our common stock, 20,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 255,000 shares of our common stock issuable upon the exercise of warrants.

(24)	Consists of 100,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 25,000 shares of our common stock issuable upon the exercise of warrants.

(25)	Represents shares of our common stock issuable upon the exercise of warrants.

(26)	Represents shares of our common stock issuable upon the exercise of warrants.

(27)
Consists of 7,500 shares of our common stock, 36,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 9,000 shares of our common stock issuable upon the exercise of warrants.

(28)	Represents shares of our common stock issuable upon the exercise of warrants.

(29)	Consists of 250,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 62,500 shares of our common stock issuable upon the exercise of warrants.

(30)	Consists of 25,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 302,500 shares of our common stock issuable upon the exercise of warrants.

(31)	Consists of 14,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 3,500 shares of our common stock issuable upon the exercise of warrants.

(32)	Consists of 62,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 15,625 shares of our common stock issuable upon the exercise of warrants.

(33)	Consists of 62,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 15,625 shares of our common stock issuable upon the exercise of warrants.

(34)	Consists of 50,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 12,500 shares of our common stock issuable upon the exercise of warrants.

(35)	Consists of 11,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 2,750 shares of our common stock issuable upon the exercise of warrants.

(36)	Consists of 500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 125 shares of our common stock issuable upon the exercise of warrants.

(37)	Consists of 25,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 6,250 shares of our common stock issuable upon the exercise of warrants.

(38)	Consists of 125,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 131,250 shares of our common stock issuable upon the exercise of warrants.

(39)	Consists of 52,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 13,000 shares of our common stock issuable upon the exercise of warrants.

(40)	Represents shares of our common stock issuable upon the exercise of warrants.

(41)
Consists of 7,500 shares of our common stock, 12,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 3,125 shares of our common stock issuable upon the exercise of warrants.

(42)	Consists of 52,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 13,000 shares of our common stock issuable upon the exercise of warrants.

(43)	Consists of 35,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 8,750 shares of our common stock issuable upon the exercise of warrants.

(44)	Consists of 15,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 3,750 shares of our common stock issuable upon the exercise of warrants.

(45)	Consists of 50,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 12,500 shares of our common stock issuable upon the exercise of warrants.

(46)	Represents shares of our common stock issuable upon the exercise of warrants.

(47)	Represents shares of our common stock issuable upon the exercise of warrants.

(48)
Consists of 7,500 shares of our common stock, 12,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 3,125 shares of our common stock issuable upon the exercise of warrants.

(49)	Consists of 50,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 12,500 shares of our common stock issuable upon the exercise of warrants.

(50)	Consists of 50,000 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 12,500 shares of our common stock issuable upon the exercise of warrants.

(51)	Consists of 12,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 3,125 shares of our common stock issuable upon the exercise of warrants.

(52)	Consists of 12,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 3,125 shares of our common stock issuable upon the exercise of warrants.

(53)	Represents shares of our common stock issuable upon the exercise of warrants.

(54)	Represents shares of our common stock issuable upon the exercise of warrants.

(55)	Represents shares of our common stock issuable upon the exercise of warrants.

(56)	Represents shares of our common stock issuable upon the exercise of warrants.

(57)	Represents shares of our common stock issuable upon the exercise of warrants.

(58)	Represents shares of our common stock issuable upon the exercise of warrants.

(59)	Represents shares of our common stock issuable upon the exercise of warrants.

(60)	Represents shares of our common stock issuable upon the exercise of warrants.

(61)	Consists of 5,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 1,375 shares of our common stock issuable upon the exercise of warrants.

(62)	Consists of 5,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 1,375 shares of our common stock issuable upon the exercise of warrants.

(63)	Consists of 5,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 1,375 shares of our common stock issuable upon the exercise of warrants.

(64)	Consists of 5,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 1,375 shares of our common stock issuable upon the exercise of warrants.

(65)	Consists of 5,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 1,375 shares of our common stock issuable upon the exercise of warrants.

(66)	Consists of 5,500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 1,375 shares of our common stock issuable upon the exercise of warrants.

(67)	Consists of 500 shares of our common stock issuable upon the conversion of series A convertible preferred stock and 125 shares of our common stock issuable upon the exercise of warrants.

(68)	Represents shares of our common stock issuable upon the exercise of warrants.

(69)	Represents shares of our common stock issuable upon the exercise of warrants.

(70)	Represents shares of our common stock issuable upon the exercise of warrants.

(71)	Represents shares of our common stock issuable upon the exercise of warrants.

(72)	Represents shares of our common stock issuable upon the exercise of warrants.

(73)	Represents shares of our common stock issuable upon the exercise of warrants.

No selling stockholder is an affiliate or is controlled by our affiliates, or is now or was a director or officer, except Harvey W. Schiller, who is our Chairman and Chief Executive Officer, and Lööf Holdings, LLC, which is controlled by our Vice Chairman Per-Olof Lööf. John P. Bujouves, a member of our board of directors, is the Chairman of Bayshore Bank & Trust Corp., an affiliate of Integris Funds Ltd. He disclaims beneficial ownership with respect to the shares held by Integris Funds Ltd. None of the selling stockholders has or had a material relationship with us or any of our predecessors or affiliates for the past three years except as described elsewhere in this prospectus.

DESCRIPTION OF SECURITIES

We are authorized to issue 85,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share, 16,000 shares of which have been designated series A convertible preferred stock. As of October 28, 2005, there were 14,433,266 shares of our common stock, and 7,750 shares of our series A convertible preferred stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share. Our articles of incorporation do not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. However, the current policy of the Board of Directors is to retain earnings, if any, for the operation and expansion of our company. Upon liquidation, dissolution or winding-up of our company, the holders of our common stock are entitled to share ratably in all assets of our company which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding series A convertible preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of our common stock are, and the common stock reserved for issuance upon conversion of the series A convertible preferred stock and exercise of the warrants will be, when issued, fully-paid and non-assessable.

Series A Convertible Preferred Stock

Conversion. Holders of series A convertible preferred stock will be entitled at any time to convert their shares of series A convertible preferred stock into our common stock, without any further payment therefor. Each share of series A convertible preferred stock is initially convertible into 500 shares of our common stock. The number of shares of our common stock issuable upon conversion of the series A convertible preferred stock is subject to adjustment upon the occurrence of certain events, including, among others, a stock split, reverse stock split or combination of our common stock; an issuance of common stock or other securities of our company as a dividend or distribution on our common stock; a reclassification, exchange or substitution of our common stock; or a capital reorganization of our company. In the event that we issue any shares of common stock or common stock equivalents in a private placement, secondary offering or shelf offering for cash consideration at a price less than $2.00 per share of common stock, the conversion rate will be that number of shares of common stock equal to $1,000 divided by the price per share at which we issue common stock (the “Denominator”), but in no event will the Denominator be less than $.765 per share.

Voting Rights. Holders of series A convertible preferred stock are entitled to vote their shares on an as-if-converted to common stock basis, and will vote together with the holders of the common stock, and not as a separate class. Holders of series A convertible preferred stock will also have any voting rights to which they are entitled by law.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our company, holders of series A convertible preferred stock will be entitled to receive out of assets of our company available for distribution to our shareholders, before any distribution is made to holders of our common stock, liquidating distributions in an amount equal to $1,000 per share. After payment of the full amount of the liquidating distributions to which the holders of the series A convertible preferred stock are entitled, holders of the series A convertible preferred stock will receive liquidating distributions pro rata with holders of our common stock, based on the number of shares of common stock into which the series A convertible preferred stock is convertible at the conversion rate then in effect.

Redemption. The series A convertible preferred stock may not be redeemed by us at any time.

Dividends. Holders of series A convertible preferred stock will not be entitled to receive any dividends, except to the extent that any dividends are declared on our common stock, in which case holders of series A convertible preferred stock will be entitled to receive such dividends on an as-if-converted basis.

Warrants (Series A & B)

Each warrant, of which 937,500 of the series A were issued to investors and 1,511,905 of the series B were issued to the placement agent, advisors and their designees in the first closing of our private offering and of which 31,250 of the series A were issued to investors and 363,095 of the series B were issued to the placement agent and advisors in the second closing of our private offering, entitles the holder thereof to purchase shares of our common stock at an exercise price of $2.50 per share from the date of issuance until the fourth anniversary thereof. These warrants also share the following features:

Redemption. We may call the warrants beginning September 22, 2006, at a rate of 25% per quarter if at any time during such quarter the 30-day trailing average stock price is greater than $4.00 per share.

Transfer, Exchange and Exercise. The warrants may be exercised upon surrender of the certificate therefor on or prior to the expiration date (as explained below) at our offices with the form of “Election to Purchase” section of the warrant filled out and executed as indicated, accompanied by payment (in the form of certified or cashier’s check payable to the order of GlobalOptions Group, Inc.) of the full exercise price for the number of warrants being exercised.

Adjustments. In the event that we issue any shares of our common stock or common stock equivalents in a private placement, secondary offering or shelf offering for cash consideration at a price less than $2.50 per share of common stock, (i) the number of shares of common stock for which each warrant is exercisable will be adjusted to equal that number which is the result of the original number of shares of common stock for which each warrant is exercisable multiplied by $2.50 and divided by the price per share at which we issue such common stock, but in no event will the denominator be less than $.765 per share, and (ii) the exercise price of each warrant shall be reduced to equal the price per share at which we issue such common stock or common stock equivalents, but in no event will the exercise price be reduced to less than $.765 per share. Additionally, the warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock dividends, stock splits, and other similar events.

Warrants (Series C)

Each series C warrant, of which 588,095 were issued to the placement agent, advisors in the first closing of our private offering and of which 136,905 were issued to the placement agent and advisors in the second closing of our private offering, entitles the holder thereof to purchase shares of our common stock at an exercise price of $2.00 per share from the date of issuance until the fourth anniversary thereof. These warrants also share the following features:

Transfer, Exchange and Exercise. The warrants may be exercised upon surrender of the certificate therefor on or prior to the expiration date (as explained below) at our offices with the form of “Election to Purchase” section of the warrant filled out and executed as indicated, accompanied by payment (in the form of certified or cashier’s check payable to the order of GlobalOptions Group, Inc.) of the full exercise price for the number of warrants being exercised. The holder may also alternatively exercise these warrants on a cashless basis by surrendering the warrant with an executed notice of cashless exercise attached thereto, in which event we will issue to the holder the number of shares of stock determined following the formula contained therein.

Adjustments. In the event that we issue any shares of our common stock or common stock equivalents in a private placement, secondary offering or shelf offering for cash consideration at a price less than $2.00 per share of common stock, (i) the number of shares of common stock for which each warrant is exercisable will be adjusted to equal that number which is the result of the original number of shares of common stock for which each warrant is exercisable multiplied by $2.00 and divided by the price per share at which we issue such common stock, but in no event will the denominator be less than $.765 per share, and (ii) the exercise price of each warrant shall be reduced to equal the price per share at which we issue such common stock or common stock equivalents, but in no event will the exercise price be reduced to less than $.765 per share. Additionally, the warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock dividends, stock splits, and other similar events.

The holders of any type of warrant will not possess any voting or other rights as a stockholder of our company unless and until the holder exercises the warrant.

Restrictions on Transfer

The 9,890,266 shares of our common stock issued in the reverse merger to the former stockholders of our wholly-owned subsidiary GlobalOptions on June 24, 2005 (the “Closing Date”) are subject to lock-up agreements as follows:

•
The lock-up restrictions for all insider stockholders, defined as all employees, directors and affiliates of GlobalOptions (“Insiders”), provide that such shares are not be saleable for a period of 12 months after the Closing Date.

•
At 12 months, and at three month intervals thereafter, Insiders are permitted to sell 12.5% of their holdings, subject to GlobalOptions Group having a minimum trailing 30-day average trading price of $4.00 per share or greater.

•	At 24 months and at 3-month periods thereafter, all Insiders are each permitted to sell up to 12.5% of their holdings per 3-month period, regardless of price.·

•	All shares of our common stock underlying stock options granted to the stockholders bound by lock-up agreements are restricted pursuant to the same terms for the Insiders as described above.

•
The lock-up restrictions for the former stockholders of GlobalOptions other than the Insiders (the “Non-Insiders”) provide that beginning 90 days after the effective date of this registration statement, the Non-Insiders may sell their shares at a rate of 12.5% of their total initial holdings per 90-day period at a market price of not less than $2.00 per share; and beginning immediately after the closing of a private investment in public equity (PIPE) transaction or secondary public offering that raises a minimum of $30.0 million in gross proceeds for GlobalOptions Group at a minimum price of $2.50 per share, the Non-Insiders may sell their shares at a rate of 25% per 90-day period at a market price of not less than the price of the PIPE or secondary public offering.

•	For the first 24 months following the Closing Date, neither Insiders nor Non-insiders may sell their shares at a market price of less than $2.00 per share.

•	All lock-up provisions expire 36 months following the Closing Date.

In addition, in connection with the merger, certain pre-reverse merger holders of substantially all of Creative Solutions’ common stock entered into lock-up agreements with us that prohibit such stockholders from selling, contracting to sell or otherwise transferring any of the shares of our common stock beneficially owned by the stockholder for the 24-month period following the Closing Date at a market price of less than $2.00 per share.

Trading Information

Our common stock is currently quoted on the OTC Bulletin Board under the trading symbol GLOI.OB. As soon as practicable, and assuming we satisfy all necessary initial listing requirements, we intend to apply our common stock for trading on the American Stock Exchange or Nasdaq SmallCap Market, although we cannot be certain that this application will be approved.

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, Inc., 17 Battery Place, 8th Floor, New York, New York 10004. We will serve as transfer agent for our outstanding shares of series A convertible preferred stock and as warrant agent for our outstanding warrants.

PLAN OF DISTRIBUTION

We are registering an aggregate of 7,588,750 shares of our common stock covered by this prospectus on behalf of the selling stockholders. The selling stockholders and any of their donees, pledgees, assignees and successors-in-interest may, from time to time, offer and sell any and all of their shares of common stock on any stock exchange, market, or trading facility on which such shares are traded. The selling stockholders will act independently of us and each other in making decisions with respect to the timing, manner and size of each such sale. Sales may be made at fixed or negotiated or market prices. The shares may be sold by way of any legally available means, including in one or more of the following transactions:

•
a block trade in which a broker-dealer engaged by a selling stockholder attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; and

•	privately negotiated transactions.

Transactions under this prospectus may or may not involve brokers or dealers. The selling stockholders may sell shares directly to purchasers or to or through broker-dealers, who may act as agents or principals. Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in selling shares. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with the sale. Broker-dealers or agents also may receive compensation in the form of discounts, concessions, or commissions from the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Selling stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders are deemed to be underwriters, they may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

To the extent required, the number of shares to be sold, the name of the selling stockholder, the purchase price, the name of any agent or broker and any applicable commissions, discounts or other compensation to such agents or brokers and other material facts with respect to a particular offering will be set forth in a prospectus supplement as required by the Rules and Regulations under the Securities Act.

The selling stockholders may also sell shares under Rule 144 under the Securities Act if available, rather than pursuant to this prospectus.

In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with. The anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to sales of the shares offered by the selling stockholders.

We are required to pay all fees and expenses incident to the registration of the shares. Otherwise, all discounts, commissions or fees incurred in connection with the sale of our common stock offered hereby will be paid by the selling stockholders.

SHARES ELIGIBLE FOR FUTURE SALE

As of October 28, 2005, we had outstanding an aggregate of 14,433,266 shares of our common stock, assuming no exercises of our outstanding stock warrants or stock options or conversion of our outstanding series A convertible preferred stock. All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

As of October 28, 2005, the remaining outstanding shares of our common stock not included in this prospectus consist of 4,398,000 shares that are in the public float and 9,890,266 shares that are restricted.

Public Float

As of October 28, 2005, the public float for our common stock consisted of 4,398,000 shares. These shares are freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

Rule 144

In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of prior owners other than affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which equaled 144,332 shares as of October 28, 2005, or

•	the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel. We may charge a fee to persons requesting sales under Rule 144 to obtain the necessary legal opinions.

As of October 28, 2005, none of our shares of common stock were available for sale under Rule 144.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. Our transfer agent will require an opinion from legal counsel to effect a Rule 144(k) transaction. We may charge a fee to persons requesting transactions under Rule 144(k) to obtain the necessary legal opinions. No shares of our common stock currently outstanding will be eligible for sale pursuant to Rule 144(k) until June 24, 2007.

Incentive Compensation Plan

As of October 28, 2005, stock options to purchase 2,618,071 shares of our common stock are in the process of being assumed under the 2005 Plan and none were granted under the 2004 Plan. We may determine to file a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under our 2005 Plan. Based on the number of stock options which will be outstanding and shares reserved for issuance under our 2005 Plan, the Form S-8 registration statement would cover approximately 6,500,000 shares. The Form S-8 registration statement would become effective immediately upon filing. At that point, subject to the satisfaction of applicable exercise periods and Rule 144 volume limitations applicable to affiliates, shares of our common stock to be issued upon exercise of outstanding stock options granted pursuant to our 2005 Plan will be available for immediate resale in the public market.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the SEC. Our filings are available to the public at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement on Form SB-2 with the SEC under the Securities Act for the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement and its exhibits. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

LEGAL MATTERS

The validity of the securities being offered by this prospectus have been passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2004 and 2003 of GlobalOptions Group included in this prospectus have been so included in reliance on the report of Marcum & Kliegman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. The financial statements as of December 31, 2004 and 2003 of CBR included in this prospectus have been so included in reliance on the report of Lattimore Black Morgan & Cain, PC & Affiliates, an independent certified public accounting firm, given on the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CHANGES IN ACCOUNTANT

Effective as of June 30, 2005, we replaced Sherb & Co., LLP as our independent registered public accounting firm. Sherb & Co., LLP had been previously engaged as the principal accountant to audit our financial statements. The reason for the replacement of Sherb & Co., LLP was that, following the merger, the stockholders of GlobalOptions owned a majority of the outstanding shares of our common stock. GlobalOptions is our primary business unit, and the current independent registered public accountants of GlobalOptions are the firm of Marcum & Kliegman LLP. We believe that it is in our best interest to have Marcum & Kliegman LLP continue to work with our business, and we therefore retained Marcum & Kliegman LLP as our new independent registered accounting firm effective as of June 30, 2005. Marcum & Kliegman LLP is located at 655 Third Avenue, 16th Floor, New York, New York 10017.

The reports of Sherb & Co., LLP on our financial statements for the past two years contained no adverse opinion or disclaimer of opinion. There was no qualification as to audit scope or accounting principles. However, the report of Sherb & Co., LLP on our financial statements for the years ended December 31, 2004 and 2003 were qualified due to a going concern uncertainty.

The decision to change accountants was approved by our board of directors on June 27, 2005.

During our two most recent fiscal years, and the subsequent interim periods, prior to June 30, 2005, there were no disagreements with Sherb & Co., LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Sherb & Co., LLP, would have caused it to make reference to the matter in connection with its reports.

As of June 30, 2005, Marcum & Kliegman LLP was engaged as our new independent registered public accounting firm. Appointment of Marcum & Kliegman LLP was recommended and approved by our board of directors. During our two most recent fiscal years, and the subsequent interim periods, prior to June 30, 2005, we did not consult Marcum & Kliegman LLP regarding either: (i) the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-B.

GLOBALOPTIONS GROUP, INC

 FINANCIAL STATEMENTS

TABLE OF CONTENTS

GlobalOptions Group, Inc.
Index to Financial Statements

CONSOLIDATED FINANCIAL STATEMENTS OF GLOBALOPTIONS, INC AND SUBSIDIARY:
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets at December 31, 2004 and 2003	F-2
Consolidated Statements of Operations for the years ended December 31, 2004 and 2003	F-3
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the years ended December 31, 2004 and 2003	F-4
Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003	F-5,6
Notes to Consolidated Financial Statements	F-7-24

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES:
Consolidated Balance Sheet at June 30, 2005	F-25
Consolidated Statements of Operations for the six months ended June 30, 2005 and 2004	F-26
Consolidated Statements of Stockholders’ Equity (Deficiency) for the six months ended June 30, 2005 and 2004	F-27, 28
Consolidated Statements of Cash Flows for the six months ended June 30, 2005 and 2004	F-29,30
Notes to Unaudited Consolidated Financial Statements	F-31-51

FINANCIAL STATEMENTS OF CONFIDENTIAL BUSINESS RESOURCES, INC.:
Independent Auditor’s Report	F-52
Balance Sheets at December 31, 2004 and 2003	F-53
Statements of Operations for the years ended December 31, 2004 and 2003	F-54
Statements of Changes in Stockholders’ Equity (Deficit) for the years ended December 31, 2004 and 2003	F-55
Statements of Cash Flows for the years ended December 31, 2004 and 2003	F-56
Notes to Financial Statements	F-57-70

UNAUDITED FINANCIAL STATEMENTS OF CONFIDENTIAL BUSINESS RESOURCES, INC.
Balance Sheet at June 30, 2005	F-71
Statements of Operations for the six months ended June 30, 2005 and 2004	F-72
Statements of Cash Flows for the six months ended June 30, 2005 and 2004	F-73
Notes to Unaudited Financial Statements	F-74-78

GlobalOptions Group, Inc.
Index to Financial Statements, Continued

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Introduction to Pro Forma Condensed Combined Financial Statements	F-79
Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2005	F-80
Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2005	F-81
Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2004	F-82
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements	F-83-87

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
GlobalOptions, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of GlobalOptions, Inc. and Subsidiary (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ (deficiency) equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum & Kliegman LLP

New York, New York
August 8, 2005

GLOBALOPTIONS, INC. AND SUBSIDIARY

Consolidated Balance Sheets

ASSETS
	December 31,
	2004	2003

Current assets:

Cash	$533,018	$288,244
Accounts receivable, net of allowance for doubtful accounts of $118,725 and $126,285 in 2004 and 2003, respectively	613,469	849,596
Prepaid expenses and other current assets	8,676	34,453
Total current assets	1,155,163	1,172,293

Property and equipment, net	107,548	161,105

Security deposit	37,931	37,931
Total assets	$1,300,642	$1,371,329

LIABILITIES AND STOCKHOLDERS’ (DEFICIENCY) EQUITY

Current liabilities:

Line of credit	$105,903	$-
Accounts payable	387,621	217,523
Deferred revenue and customer deposits	-	146,922
Accrued compensation and related benefits	126,645	140,962
Other current liabilties	324,038	209,993
Total current liabilities	944,207	715,400

Accrued dividends on convertible preferred stock	1,108,318	634,164

Convertible note payable - stockholder	250,000	-
Total liabilities	2,302,525	1,349,564

Stockholders’ (deficiency) equity:

Series A convertible preferred stock, 10% cumulative dividend, $0.01 par value, 5,500,000 shares authorized, issued and outstanding, liquidation preference of $5,750,000 in 2004 and $5,452,000 in 2003, respectively	55,000	55,000

Series A-1 convertible preferred stock, 10% cumulative dividend, $0.01 par value, 4,288,069 shares authorized, 3,838,254 and 3,821,114 issued and outstanding in 2004 and 2003, respectively, liquidation preference of $2,993,000 and $2,832,000 in 2004 and 2003, respectively	38,382	38,211

Series A-2 convertible preferred stock, 10% cumulative dividend, $0.01 par value, 2,782,007 shares authorized, 1,875,000 shares issued and outstanding, liquidation preference of $1,527,000 in 2004	18,750	-

Common stock, $.01 par value; 30,674,601 and 17,152,569 shares authorized in 2004 and 2003, respectively; 4,650,000 shares issued and outstanding in 2004 and 2003, respectively	46,500	46,500

Additional paid-in capital	2,084,712	1,730,288

Accumulated deficit	(3,245,227)	(1,848,234)

Total stockholders’ (deficiency) equity	(1,001,883)	21,765

Total liabilties and stockholders’ (deficiency) equity	$1,300,642	$1,371,329

See notes to these consolidated financial statements.

GLOBALOPTIONS, INC. AND SUBSIDIARY

Consolidated Statements of Operations

	For the Years Ended December 31,
	2004	2003

Revenues	$5,569,335	$8,735,147

Cost of revenues	3,515,443	6,266,061
Gross profit	2,053,892	2,469,086

Operating expenses:

Selling and marketing, including compensatory element of stock issuances of $97,499 and $77,000, in 2004 and 2003, respectively	789,594	747,541

General and administrative	2,635,870	2,426,104

Total operating expenses	3,425,464	3,173,645

Loss from operations	(1,371,572)	(704,559)

Other income (expense):

Interest income	99	132

Interest expense	(25,520)	-

Other income (expense), net	(25,421)	132

Net loss	(1,396,993)	(704,427)

Dividends on convertible preferred stock	(474,154)	(397,459)

Net loss applicable to common stockholders	$(1,871,147)	$(1,101,886)

See notes to these consolidated financial statements.

GLOBALOPTIONS, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ (Deficiency) Equity

	Series A convertible		Series A-1 convertible		Series A-2 convertible				Additional		Total stockholders’
	preferred stock		preferred stock		preferred stock		Common stock		paid-in	Accumulated	(deficiency)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	equity
Balance, January 1, 2003	5,500,000	$55,000	3,538,069	$35,381	-	-	4,500,000	$45,000	$1,878,921	$(1,143,807)	$870,495

Issuance of common stock for cash	-	-	-	-	-	-	150,000	1,500	74,656	-	76,156

Issuance of Series A-1 convertible preferred stock for cash	-	-	283,045	2,830	-	-	-	-	97,170	-	100,000

Issuance of stock options for services	-	-	-	-	-	-	-	-	77,000	-	77,000

Accrued dividends on convertible preferred stock	-	-	-	-	-	-	-	-	(397,459)	-	(397,459)

Net loss	-	-	-	-	-	-	-	-	-	(704,427)	(704,427)

Balance, December 31, 2003	5,500,000	55,000	3,821,114	38,211	-	-	4,650,000	46,500	1,730,288	(1,848,234)	21,765

Issuance of Series A-2 convertible preferred stock for cash	-	-	-	-	1,875,000	18,750	-	-	731,250	-	750,000

Issuance of Series A-1 convertible preferred stock for services	-	-	17,140	171	-	-	-	-	5,828	-	5,999

Issuance of stock options for services	-	-	-	-	-	-	-	-	91,500	-	91,500

Accrued dividends on convertible preferred stock	-	-	-	-	-	-	-	-	(474,154)	-	(474,154)

Net loss	-	-	-	-	-	-	-	-	-	(1,396,993)	(1,396,993)

Balance, December 31, 2004	5,500,000	$55,000	3,838,254	$38,382	1,875,000	$18,750	4,650,000	$46,500	$2,084,712	$(3,245,227)	$(1,001,883)

See notes to these consolidated financial statements.

GLOBALOPTIONS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2004	2003

Cash flows from operating activities:

Net loss	$(1,396,993)	$(704,427)

Adjustments to reconcile net loss to net cash used in operating activities:

Provision for bad debts	171,200	174,535

Depreciation and amortization	53,557	59,621

Stock based compensation	97,499	77,000

(Increase) decrease in operating assets:

Accounts recievable	64,927	(536,027)

Prepaid expenses and other current assets	25,777	(14,790)

Security deposit	-	7,957

Increase (decrease) in operating liabilities:

Accounts payable	170,097	111,443

Accrued compensation and related benefits	(14,317)	(252,637)

Deferred revenue and customer deposits	(146,922)	96,922

Other current liabilities	114,046	(132,804)

Total adjustments	535,864	(408,780)

Net cash used in operating activities	(861,129)	(1,113,207)

Cash flows from investing activities:

Purchases of property and equipment and net cash used in investing activities	-	(133,554)

See notes to these consolidated financial statements.

GLOBALOPTIONS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows, continued

	For the Years Ended December 31,
	2004	2003
Cash flows from financing activities:

Net proceeds from line of credit	$105,903	$-

Proceeds from issuance of convertible note payable - stockholder	250,000	-

Proceeds from issuance of common stock	-	76,156

Proceeds from issuance of Series A-1 and A-2 convertible preferred stock	750,000	100,000

Net cash provided by financing activities	1,105,903	176,156

Net increase (decrease) in cash	244,774	(1,070,605)

Cash - beginning	288,244	1,358,849

Cash - ending	$533,018	$288,244

Supplemental disclosure of cash flow information:

Cash paid during the year for:
Interest	$17,186	$-

Non-cash financing activities:

Accrued dividends on convertible preferred stock	$474,154	$397,459

See notes to these consolidated financial statements.

GLOBALOPTIONS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Nature of Operations

GlobalOptions, LLC. was formed in November 1998 as a limited liability company in the state of Delaware. On January 24, 2002, with the approval of the members of the LLC, the LLC converted to a corporation under Delaware law, with the name change to GlobalOptions, Inc. (“Global” or the “Company”). The Company is a provider of high-end risk mitigation services to Fortune 500 corporations, governmental organizations and high-profile individuals throughout the world. The Company’s risk mitigation services currently include risk management and security, investigations and litigation support, and crisis management and corporate governance.

The Company’s growth strategy is to merge with a public shell and then build, through acquisition and new product development, its risk mitigation solutions business. The Company is currently in discussions with several firms in the industry and has consummated an acquisition on August 14, 2005 (See Note 17).

On June 24, 2005, the Company consummated a “reverse merger” transaction (See Note 17), with Creative Solutions with Art, Inc. (“Creative Solutions”), a Nevada corporation, and the newly formed GlobalOptions Acquisition Corp. (“GlobalOptions Acquisition”), a Delaware corporation, a wholly-owned subsidiary of Creative Solutions. GlobalOptions Acquisition merged with and into the Company with the result that on June 24, 2005, the Company became the subsidiary of a public company (See Note 17). Following the reverse merger, Creative Solutions changed its name to GlobalOptions Group, Inc. (“GlobalOptions Group”).

2.    Principles of Consolidation

The consolidated financial statements of the Company include the consolidated financial statements of GlobalOptions, Inc. and its wholly owned subsidiary, Avalanche Motion Pictures, Inc. (“Avalanche”). Avalanche is an inactive company. All material intercompany accounts and transactions are eliminated in consolidation.

3.    Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to makes estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses. Actual results could differ from estimated amounts.

Concentrations of Credit Risk

Cash: The Company maintains its cash with various financial institutions, which exceeded the federally insured limit throughout the year. At December 31, 2004, the Company had cash on deposit of approximately $401,000 in excess of federally insured limits.

GLOBALOPTIONS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    Summary of Significant Accounting Policies, continued

Concentrations of Credit Risk, continued

Accounts Receivable: The number of clients that comprise the Company’s client base, along with the different industries and geographic regions, including foreign clients, in which the Company’s clients operate, limits concentrations of credit risk with respect to accounts receivable. The Company does not generally require collateral or other security to support client receivables, although the Company does require retainers, up-front deposits or irrevocable letters-of-credit in certain situations. The Company has established an allowance for doubtful accounts based upon facts surrounding the credit risk of specific clients and past collections history. Credit losses have been within management’s expectations.

Property and Equipment

Property and equipment is stated at cost and is being depreciated using the straight-line method over their estimated useful lives, generally five to seven years. Leasehold improvements are being amortized over the shorter of the useful life or the remaining lease term. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation of these assets are removed from the accounts and the resulting gains or losses are reflected in the consolidated results of operations. Expenditures for maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized.

Investment in Company

The Company maintains a 50% ownership interest in a risk management company operating in Europe and accounts for its investment using the equity method.

Revenue Recognition

Revenue is recognized as the services are performed pursuant to the applicable contractual arrangements. Revenue related to time and materials arrangements is recognized in the period in which the services are performed. Revenue related to fixed price arrangements are recognized based upon the achievement of certain milestones or progress points within the project plan. The impact of any revisions in estimated total revenue and direct contract costs is recognized in the period in which they become known. Expenses incurred by professional staff in the generation of revenue are billed to the client and recorded as revenue when incurred. For certain foreign accounts, revenues are recognized and the related expenses are recorded only after the receipt in cash of the revenue amounts. The Company incurs no obligations to third parties for expenses related to these certain foreign accounts until such time that invoiced revenues are received in cash.

Advertising

The Company expenses the cost of advertising as incurred. Advertising expense for the years ended December 31, 2004 and 2003 was approximately $79,000 and $22,000, respectively.

Income Taxes

The Company accounts for income taxes using the liability method as required by SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under this method, deferred tax assets and liabilities are determined based on differences between their financial reporting and tax basis of assets and liabilities. The Company was not required to provide for a provision for income taxes for the years ended December 31, 2004 and 2003, respectively, as a result of losses incurred during the years.

GLOBALOPTIONS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    Summary of Significant Accounting Policies, continued

Stock Based Compensation/Stock Options

As permitted by SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), which establishes a fair value based method of accounting for equity-based compensation plans, the Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for recognizing equity-based compensation expense for financial statement purposes. Under APB 25, no compensation expense is recognized at the time of option grant if the exercise price of the employee stock option is fixed and equals or exceeds the fair market value of the underlying common stock on the date of grant and the number of shares to be issued pursuant to the exercise of such options are known and fixed at the grant date.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force in Issue No. 96-18, “Accounting for Equity Instruments that are issued to other than employees for Acquiring, or In Conjunction with Selling, Goods or Services,” which requires that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed.

In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (“SFAS 148”). This standard amended the disclosure requirements of SFAS 123 for fiscal years ending after December 15, 2002 to require prominent disclosure in both annual and interim financial statements about the method used and the impact on reported results. The Company follows the disclosure-only provisions of SFAS 123 which require disclosure of the pro-forma effects on net income (loss) as if the fair value method of accounting prescribed by SFAS 123 had been adopted, as well as certain other information.

Option valuation models require the input of highly subjective assumptions including the expected life of the option. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Under APB 25, no stock-based employee compensation expense relating to Global’s stock option plans was reflected in net loss, as all options granted under its plans had an exercise price equal to or less than the market value of the underlying common stock on the date of grant.

GLOBALOPTIONS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    Summary of Significant Accounting Policies, continued

Stock Based Compensation/Stock Options, continued

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used:

	Year Ended December 31,
	2004	2003
Dividend yield	0%	0%
Expected volatility	55%	55%
Risk-free interest rate	3.0%	2.8%
Expected lives	3 years	3 years

The weighted average fair value of the options on the date of grant, using the fair value based method, for the years ended December 31, 2004 and 2003 was $0.14 and $0.20, respectively.

The following table illustrates the effect on net loss had the Company applied the fair value recognition method under the provisions of SFAS No. 123.

	Year Ended December 31,
	2004	2003

Net loss applicable to common stockholders, as reported	$(1,871,147)	$(1,101,886)

Deduct: total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	164,126	7,325

Pro-forma net loss applicable to common Stockholders	$(2,035,273)	$(1,109,211)

GLOBALOPTIONS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R (“SFAS 123R”) “Shared Based Payment.” This statement is a revision of SFAS Statement No. 123, “Accounting for Stock-Based Compensation” and supersedes APB 25, and its related implementation guidance. SFAS 123R addresses all forms of shared based payment (“SBP”) awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest and will be reflected as compensation cost in the historical financial statements. This statement is effective for public entities that file as small business issuers and non-public entities as of the beginning of the first annual reporting period that begins after December 15, 2005. The Company does not expect that SFAS 123R will have a significant impact on its overall consolidated financial statements.

In December, 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion 29 (“SFAS 153”).” APB Opinion No. 29 provided an exception to the basic measurement principle (fair value) for exchanges of similar productive assets. That exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. SFAS 153 amends APB Opinion 29 to eliminate the exception to fair value for exchanges of similar productive assets and replace it with a general exception for exchange transactions that do not have commercial substance, which are defined as transactions that are not expected to result in significant changes in the cash flows of the reporting entity. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect that SFAS 153 will have a material affect on its overall consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections - a replacement of APB No. 20 and FASB Statement No. 6 (“SFAS 154”). Under SFAS No. 154, changes in accounting principles will generally be made by the retrospective application of the new accounting principle to the financial statements of prior periods unless it is impractical to determine the effect of the change on prior periods. The reporting of a change in accounting principles as a cumulative adjustment to net income in the period of the change permitted under APB No. 20 will no longer be permitted unless it is impractical to determine the effect of the change on prior periods. Corrections of errors in the application of accounting principles will continue to be reported by retroactively restating the affected financial statements. The provisions of SFAS 154 will not apply to new accounting standards that contain specific transition provisions. SFAS 154 is applicable to accounting changes made in fiscal years beginning on or after December 15, 2005. The early application of SFAS 154 is permitted for accounting changes made in fiscal years that began after the issuance of SFAS 154. The Company does not expect that SFAS 154 will have a material affect on its consolidated financial statements.

GLOBALOPTIONS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.    Property and Equipment

At December 31, 2004 and 2003, property and equipment is comprised of the following:

	December 31,
	2004	2003

Computer and equipment	$179,924	$179,924
Furniture and fixtures	87,942	87,942
Leasehold improvements	112,259	112,259
	380,125	380,125
Less: accumulated depreciation and amortization	272,577	219,020

	$107,548	$161,105

Depreciation and amortization for the years ended December 31, 2004 and 2003 was $53,557 and $59,621, respectively.

5.    Investment in Corporation

The Company owns a 50% interest in Global Options Management, Inc. (GOM). During the year ended December 31, 2003, the Company’s share of losses has reduced the investment to zero. During the year ended December 31, 2004, GOM incurred additional losses.

6.    Line of Credit

During November 2003, the Company signed a $1,000,000 line of credit with a financial institution with an interest rate of prime plus 1.5% (6.75% at December 31, 2004), secured by accounts receivable and subject to monthly covenants.

In conjunction with the establishment of this line of credit, the financial institution was granted warrants to purchase 50,000 shares of the Company’s Series A-1 preferred stock at $0.3533 per share. The value of these warrants, computed using the Black-Scholes option pricing model was deemed to be de-minimis. The warrants expire in October 2013 (See Note 17).

This line of credit was renewed on May 4, 2005 and expires on February 3, 2006 increasing the facility amount to $1,875,000. The balance outstanding under the line of credit at December 31, 2004 and 2003 was $105,903 and $-0-, respectively.

GLOBALOPTIONS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.    Other Current Liabilities

At December 31, 2004 and 2003, other current liabilities consist of the following:

	December 31,
	2004	2003

Client expenses	$236,544	$82,573
Deferred rent	35,290	23,335
Corporate development expenses	7,500	58,086
Advisory board compensation	15,500	18,500
Other	29,204	27,499

Total other current liabilities	$324,038	$209,993

8. Income Taxes

The Company’s deferred tax assets of approximately $1,191,000 and $589,000 at December 31, 2004 and 2003, respectively, are subject to a 100% valuation allowance because it is more likely than not that the deferred tax assets will not be realized. The valuation allowances related to the Company’s deferred tax assets increased by approximately $602,000 and $235,000 the years ended December 31, 2004 and 2003, respectively.

Significant components of the Company’s deferred tax assets at December 31, 2004 and 2003 are as follows:

	December 31,
	2004	2003
Deferred tax assets:
Net operating loss carryforwards	$1,007,719	$584,100
Stock-based compensation	82,200	-
Allowance for doubtful accounts	47,490	-
Property and equipment	25,872	4,449
Non-deductible accruals	27,761	-

Total deferred tax assets	1,191,042	588,549

Less: valuation allowance	(1,191,042)	(588,549)

Deferred tax assets, net	$-	$-

As of December 31, 2004, the Company had available approximately $2,526,000 and $2,488,000, respectively, of federal and state net operating losses (“NOL”) available for income tax purposes that may be carried forward to offset future taxable income, if any. These carryforwards expire in years 2022 through 2024. The Company’s ability to use its NOL carryforwards may be subject to an annual limitation in future periods pursuant to Section 382 of the Internal Revenue Code.

GLOBALOPTIONS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.    Convertible Note Payable - Stockholder

During August 2004, the Company received $250,000 in the form of a four year convertible note to Quanstar I, LLC (“Quanstar”), an existing stockholder. This convertible note bears interest at 10% per annum, with interest payable quarterly commencing October 1, 2004. The principal amount is due upon maturity in August 2009. At the option of Quanstar, the convertible note and accrued unpaid interest may be converted into shares of common stock at a conversion price of $.44 per share (See Note 17).

10.    Commitments and Contingencies

Operating Leases

In January 2003, the Company entered an operating lease for office space that expires on January 1, 2008. Rents are payable in monthly installments of $37,931 plus a proportionate share of operating charges and real estate taxes. On each annual anniversary date of the lease, the rent will increase by 2.5% of the current year’s rent. In accordance with SFAS No. 13, “Accounting for Leases,” the non-contingent rent increases are being amortized over the life of the leases on a straight line basis. Deferred rent of $35,290 and $23,335 represents the unamortized rent adjustment amounts at December 31, 2004 and 2003, respectively.

Future minimum lease payments under this lease at December 31, 2004 are as follows:

Year Ending December 31,
2005	$555,612
2006	567,567
2007	502,421

$1,625,600

Rent expense charged to operations amounted to approximately $478,000 for both of the years ended December 31, 2004, and 2003. During 2004, the Company also rented a corporate apartment on a month-to-month basis. Rent expense for the apartment was $24,104 for the year ended December 31, 2004. The lease for the corporate apartment was cancelled on April 21, 2004.

Letter of Credit

In connection with the lease for its corporate office, the Company is required to maintain a standby letter of credit of $37,931 for the purpose of collateralizing future lease payments. The letter of credit is collateralized by a certificate of deposit of $37,931 included as a security deposit in the consolidated balance sheet at December 31, 2004 and 2003.

Employment Agreements

The Company entered into employment agreements that are renewed on an annual basis with both its Chief Executive Officer and President. Base compensation is $260,000 and $250,000, per annum for its Chief Executive Officer and its President, respectively.

On January 29, 2004, the Company entered into an employment agreement with its Chairman of the Board. This agreement provides for base compensation of $200,000 per annum. The agreement provides for a sign-on grant of an option to purchase 750,000 shares of common stock and a one year bonus consisting of a grant of an option to purchase 750,000 shares of common stock. For both stock option grants the exercise price is $0.3533 per share (See Note 17).

GLOBALOPTIONS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.    Commitments and Contingencies, continued

Consulting Agreement

The Company has been a party to a consulting agreement with BKS Advisors, LLC (“BKS”) pursuant to which BKS Advisors provides the Company with certain business, strategy and financial services. The agreement with BKS has a term that extends through October 2006. The consulting agreement provides for a monthly fee of $25,000 which may be adjusted based on the level of services provided. On June 1, 2005, BKS assigned its rights under this agreement to Jeffrey O. Nyweide, Chief Financial Officer and Executive Vice President of Corporate Development of the Company.

11.    Stockholders’ (Deficiency) Equity

Common Stock

Upon conversion to a corporation on January 24, 2002, the Company issued 4,500,000 of the 17,152,569 authorized shares of common stock to the Class A Members of the former LLC, in exchange for their membership interests. During August 2004, the Company authorized an additional 13,522,032 shares of common stock.

During the year ended December 31, 2003, an additional 150,000 shares of common stock were issued for approximately $76,000. The remaining shares of common stock are held in reserve for the conversion of the preferred stock and future grants of stock options under the stock option plan.

Stock Based Compensation

During the years ended December 31, 2004 and 2003, the Company issued stock options to certain members of its advisory boards in exchange for their advisory services to the Company valued at $91,500 and $77,000, respectively. The Company followed the guidelines of Emerging Issues Task Force (“EITF”) 96-18 “Accounting For Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” in recording the value of these stock options based upon the value of the services rendered.

Preferred Stock

On January 24, 2002, in conjunction with the conversion to a corporation, the Company issued 5,500,000 shares of Series A convertible preferred stock to the class B members of the LLC, in exchange for their membership interests. During the year ended December 31, 2002, the Company issued 3,538,069 shares of Series A-1 convertible preferred stock for $1,250,000. During the year ended December 31, 2003, an additional 283,045 shares of Series A-1 preferred stock were issued for $100,000.

During August 2004, the Company authorized 2,782,007 shares of Series A-2 convertible preferred stock and for proceeds of $750,000, issued 1,875,000 shares of Series A-2 preferred stock and warrants to purchase 300,000 shares of common stock at $0.44 per share to Quanstar, who is also a holder of a convertible note payable issued by the Company (See Note 9) and is a compensated financial advisor to the Company (See Note 14).

GLOBALOPTIONS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.    Stockholders’ (Deficiency) Equity, continued

Preferred Stock, continued

Holders of all of Series of the convertible preferred stock are entitled to receive cumulative, compounding dividends at an annual rate of 10% of the original issue price, which was established at $.45 per share for the Series A, $.3533 for the Series A-1 and $.40 for the Series A-2 preferred stock. In addition, each share of convertible preferred stock carries a “Liquidation Preference” of an amount equal to two times the applicable original issue price per share, plus all declared and unpaid dividends, and accrued but unpaid dividends. In the event of liquidation or dissolution of the Company, the holders of the convertible preferred stock shall be entitled to be paid the liquidation preference before any assets of the Company are distributed.

For all series of convertible preferred stock, the Company has accrued dividends payable of $1,108,318 and $634,164 at December 31, 2004 and 2003, respectively. Dividends for all series of convertible preferred stock were $474,154 and $397,459, respectively, for the years ended December 31, 2004 and 2003, and have been charged against additional paid-in capital in the accompanying consolidated balance sheets since the Company has accumulated deficit for all periods presented.

12.    Stock Option Plan

On January 24, 2002, the Board of Directors and stockholders of the Company approved the 2002 Stock Option Plan (the “Plan”). The plan is administered by the compensation committee of the board of directors (the “Committee”) of the Company. Directors, officers, employees, and consultants of the Company are eligible to participate. The Plan provides for the award of incentive and non-statutory stock options. The Plan initially provided 2,864,500 shares of common stock to be reserved for issuance under the Plan. On August 4, 2004, the Company authorized an additional 2,694,662 shares of common stock to be reserved for issuance under the Plan. The Committee determined the vesting schedule, up to five years, at the time of grant of any options under the Plan and unexercised options will expire in ten years. The exercise price is equal to at least 100% of the fair market value of a share of common stock, as determined by the Committee, on grant date (See Note 17).

A summary of the status of the Company’s stock option plan and the changes during the years then ended December 31, 2003 and 2004 is presented in the table below:

	Number of	Weighted Average
	Options	Exercise Price

Balance, January 1, 2003	2,883,162	$.22
Granted	477,000.48
Exercised	-	-
Forfeited	(1,940,000)	.38

Balance, December 31, 2003	1,420,162	$.10
Granted	3,020,500.37
Exercised	-	-
Forfeited	(2,941)	.34

Balance, December 31, 2004	4,407,721	$.28

GLOBALOPTIONS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.    Stock Option Plan, continued

A summary of the Company’s stock options outstanding and exercisable at December 31, 2004 is presented in the table below:

Option Exercise Price	$0.04	$0.3533	$0.40	$0.50	Total

Outstanding	1,204,721	2,029,500	1,073,500	100,000	4,407,721

Weighted average Remaining contractual life of options outstanding (in years)	2.1	2.1	2.9	8.6

Exercisable	803,140	22,898	-	100,000	926,038

13.    Major Clients

The Company’s three largest clients represented 21%, 17%, and 10%; and 47%, 16%, and 9% respectively of revenues, for the years ended December 31, 2004 and 2003, respectively.

The Company has foreign clients representing 21%, 2% and 1%, respectively of revenues for the year ended December 31, 2004, and foreign clients representing 47%, 2% and 1%, respectively of revenues for the year ending December 31, 2003. These foreign clients operate primarily in Russia. For each of these foreign clients, the Company is paid in U.S. dollars.

14.    Related Party Transactions

The Company is a party to an advisory agreement with the QuanStar Group, LLC (“Quanstar Group”), pursuant to which QuanStar Group renders strategic and consulting services to Global, particularly in the areas of corporate finance and strategic acquisitions, and is paid a monthly retainer of $15,000. The advisory agreement was entered into as of August 2004 and has an initial term of 24 months renewing automatically for successive one-year periods, unless terminated by either party. Harvey W. Schiller, Ph.D., the Company’s Chairman and Chief Executive Officer, and Per-Olof Lööf, the Company’s Vice Chairman of the Board, are partners in the QuanStar Group. The Company has incurred approximately $60,000 of expenses under this agreement during the year ended December 31, 2004.

15.    Defined Contribution Plan

The Company has a 401(k) profit sharing plan (the “401(k) Plan”), covering employees who have completed three months of service and meet certain other eligibility requirements. The 401(k) Plan provides for a discretionary matching contribution by the Company, based on employee elective deferrals, determined each payroll period. The 401(k) Plan also provides for an employer discretionary profit sharing contribution. Employees vest at a rate of 25% per year in discretionary employer contributions. The 401 (k) Plan expense amounted to $20,932 and 21,849 for the years ended December 31, 2004 and 2003, respectively.

GLOBALOPTIONS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.    Client and Segment Information

The Company’s reportable operating segments consisted of the following three business segments: Investigations/Litigation Support, Security, and Crisis Management Services. The Company’s reportable segments are organized, managed and operated along product lines. These product lines are provided to similar clients, are offered together as packaged offerings, generally produce similar gross profit margins and are managed under a consolidated operations management.

The Investigations/Litigation Support Services segment activities from litigation support, due diligence, inventory control, asset recovery, and business intelligence.

The Security Services segment includes activities from threat and vulnerability assessments; fraud prevention; IT security, surveillance/counter-surveillance; and technical systems/counter-measures both nationally and internationally.

The Crisis Management Services segment includes activities from engagements related to risk planning and response to natural disasters, kidnappings, labor disputes, bombings, product tampering and industrial espionage.

Revenues by segment include revenues to unaffiliated customers. Income (loss) from operations is gross profit less operating expenses. The Company evaluates segment performance based on income (loss) from operations.

The following summarizes information about the Company’s business segments for the years ended December 31, 2004 and 2003 (in thousands):

	As of and for the Year Ended December 31, 2004
	Investigations/ Litigation	Crisis Management	Security	Corporate	Consolidated
Revenues	$2,761	$1,741	$1,067	$--	$5,569

Loss from Operations	$(328)	$(712)	$(332)	$--	$(1,372)

Identifiable Assets	$304	$192	$117	$688	$1,301

Depreciation and amortization	$--	$--	$--	$54	$54

Interest Expense	$--	$--	$--	$6	$26

GLOBALOPTIONS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.    Client and Segment Information, continued

	As of and for the Year Ended December 31, 2003
	Investigations/ Litigation	Crisis Management	Security	Corporate	Consolidated

Revenues	$3,846	$4,188	$701	$--	$8,735

Income/Loss from Operations	$450	$(1,113)	$(42)	$--	$(705)

Identifiable Assets	$374	$408	$68	$521	$1,371

Depreciation and Amortization	$--	$--	$--	$60	$60

Capital Expenditures	$--	$--	$--	$134	$134

17.    Subsequent Events

Reverse Merger and Private Placement - Summary of Transactions

On June 24, 2005, in anticipation of and in connection with the reverse merger agreement, each of the holders of its Series A, Series A-1 and Series A-2 convertible preferred stock agreed to exchange the holders’ full rights, including accrued dividends of $1,381,099, in their convertible preferred shares on the basis of one share of the common stock of GlobalOptions Group for each 1.7 shares of convertible preferred stock. This transaction resulted in the issuance of 6,596,032 shares of common stock of GlobalOptions Group in exchange for 11,213,254 shares of convertible preferred stock of the Company on June 24, 2005.

The convertible preferred shares of the Company exchanged included the issuance of 34,985 shares of Series A-1 convertible preferred shares (20,579 shares of common stock after the reverse merger) resulting from the cashless exercise in June 2005 of a warrant held by a financial institution for the purchase of 50,000 shares of Series A-1 convertible preferred stock of the Company, the issuance of 615,215 Series A-2 convertible preferred shares (361,891 shares of common stock after the reverse merger) resulting from the surrender of QuanStar’s $250,000 convertible note payable and accrued interest of $17,083 and the issuance of 300,000 Series A-2 preferred shares resulting from the exercise of a warrant to purchase 300,000 shares held by the QuanStar Group.

On June 24, 2005, the Company consummated a “reverse merger” transaction, with Creative Solutions and GlobalOptions Acquisition. GlobalOptions Acquisition merged with and into the Company. Following the merger, Creative Solutions changed its name to GlobalOptions Group, Inc. (“GlobalOptions Group”) and began trading on the OTC (over the counter) Bulletin Board under the new symbol “GLOI.OB.” As a result of the reverse merger, the Company became the wholly-owned subsidiary of the newly renamed GlobalOptions Group, with the Company’s’ former stockholders acquiring a majority of the outstanding shares of GlobalOptions Group common stock, par value $.001 per share, and the Company’s officers and directors replaced the officers and directors of Creative Solutions. The reverse merger was consummated under Delaware law and pursuant to an Agreement and Plan of Merger, dated June 24, 2005 (the “Merger Agreement”). For accounting purposes, the reverse merger has been treated as an acquisition of Creative Solutions by the Company and a recapitalization of the Company.

GLOBALOPTIONS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.    Subsequent Events, continued

Pursuant to the merger agreement, stockholders of the Company received one share of GlobalOptions Group common stock for each 1.7 issued and outstanding shares of the Company’s common stock at closing. Accordingly, at closing GlobalOptions Group issued 9,890,266 shares of its common stock to the former common and convertible preferred stockholders of the Company, in exchange for 100% of their outstanding shares.

Reverse Merger and Private Placement - Summary of Transactions, continued

GlobalOptions Group has assumed all of the Company’s obligations under its outstanding stock option plan and reserved 6,500,000 shares of GlobalOptions Group common stock for stock options issuable under a newly adopted 2005 Stock Option Plan. At the time of the reverse merger, the Company had outstanding stock options to purchase 4,450,721 shares of common stock, which outstanding options became stock options to purchase 2,618,071 shares of common stock of GlobalOptions Group, after giving effect to the reverse merger exchange ratio. Neither the Company nor GlobalOptions Group had any warrants to purchase shares of common stock outstanding immediately prior to the closing of the reverse merger. The pricing of all stock options has been adjusted on a 1.7 to 1 basis.

Simultaneous with closing of the reverse merger, GlobalOptions Group sold to its majority stockholders its historical art business operations, and they assumed the historical liabilities of those operations. After giving effect to the cancellation of 79,702,000 shares held by the former stockholders, there were 4,398,000 shares of GlobalOptions Group common stock outstanding before giving effect to the stock issuances in the reverse merger and private placement.

In connection with the reverse merger, GlobalOptions Group completed the closing of a private placement of a total of 7,500 units, each unit consisting of one share of our Series A convertible preferred stock, par value $.001 per share, and a detachable, transferable warrant to purchase shares of GlobalOptions Group’s common stock, at a purchase price of $1,000 per unit, to accredited investors pursuant to the terms of a Confidential Private Offering Memorandum, dated April 18, 2005, as supplemented. Each share of Series A convertible preferred stock is initially convertible into 500 shares of common stock at any time. Each warrant entitles the holder to purchase 125 shares of common stock at an exercise price of $2.50 per share through June 24, 2009, subject to certain redemption provisions. GlobalOptions Group received proceeds from the private placement of approximately $7,041,000, net of offering costs of approximately $459,000.

Brookshire Securities Corporation served as placement agent in connection with the private placement. The placement agent received a cash fee in the aggregate of $200,000, four-year warrants to purchase 150,000 shares of GlobalOptions Group’s common stock at an exercise price of $2.00 per share, and four-year warrants to purchase an additional 350,000 shares of GlobalOptions Group’s common stock at an exercise price of $2.50 per share on terms which are identical to those warrants included in the units.

Verus International Group served as advisor to GlobalOptions Group on the structuring and execution of the reverse merger. In connection with the identification and structuring of the reverse merger and effective as of the closing of the reverse merger, GlobalOptions Group paid Verus a fee equal to 145,000 shares of common stock valued at $337,850 and a fee paid in warrants as an advisor for the private placement equal to 396,095 cashless four-year warrants to purchase GlobalOptions Group’s common stock exercisable at $2.00 per share, and a fee paid in warrants equal to 1,053,905 warrants to purchase GlobalOptions Group’s common stock exercisable at $2.50 per share on terms which are identical to those warrants included in the units.

GLOBALOPTIONS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.    Subsequent Events, continued

Reverse Merger and Private Placement - Summary of Transactions, continued

GlobalOptions Group’s placement agent entered into a selected dealer agreement with Starboard Capital Markets, LLC (“Starboard Capital”), a registered broker-dealer for the sale of certain of the units. Pursuant to the form of selected dealer agreement, for units sold by the selected dealer which were received and accepted by GlobalOptions Group and the placement agent, Starboard Capital received (i) a cash fee of $7,500 and (ii) warrants to purchase 150,000 shares of GlobalOptions Group’s common stock. These warrants are comprised of (i) warrants to purchase 42,000 shares of common stock with an exercise price equal to $2.00 per share, exercisable for a four-year period commencing on the date of issuance, with cashless exercise features, and (ii) warrants to purchase 108,000 shares of common stock with an exercise price equal to $2.50 per share, exercisable for a four-year period commencing on the date of issuance, with features otherwise identical to the warrants sold in the private placement.

GlobalOptions Group has agreed to engage Verus for a period of 24 months following the closing of the merger and private offering to provide capital markets advisory services at a monthly rate of $10,000, payable 50% in cash and 50% in common stock at the then-current market value.

Series A Convertible Preferred Stock - GlobalOptions Group

GlobalOptions Group, Inc. has authorized a total of 15,000,000 shares of preferred stock. In conjunction with the reverse merger, the Company designated 16,000 shares as authorized for Series A convertible preferred stock.

Holders of Series A convertible preferred stock will be entitled at any time to convert their shares of Series A convertible preferred stock into common stock, without any further payment thereafter. Each share of Series A convertible preferred stock is initially convertible into 500 shares of common stock at a conversion price of $2.00 per common share and is immediately convertible into common stock.

Series A Convertible Preferred Stock, GlobalOptions Group - Beneficial Conversion Feature and Deemed Dividend

At the date of issuance, the fixed conversion price of the Series A convertible preferred stock of $2.00 represented a discount to the market value of GlobalOptions Group’s common stock, which was at a quoted market price of $2.10 per share. In accordance with EITF 00-27, “Application of Issue 98-5 to Certain Convertible Instruments” and EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjusted Conversion Ratios”, the Company determined the relative fair value of the warrants and the convertible preferred stock and allocated the proceeds received on a relative fair value basis. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 55%, risk-free interest rate of 3% and an expected term of two years. Based upon this calculation, the effective conversion price of the convertible preferred stock was determined to be $1.88 per common share, resulting in a beneficial conversion feature of $832,500 to be recorded as a deemed dividend on the consolidated statement of operations during June 2005.

GLOBALOPTIONS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.    Subsequent Events, continued

Series A Convertible Preferred Stock - GlobalOptions Group - Features

The number of shares of common stock issuable upon conversion of the Series A convertible preferred stock is subject to adjustment upon the occurrence of certain events, including, among others, a stock split, reverse stock split or combination of the common stock; an issuance of common stock or other securities of GlobalOptions Group as a dividend or distribution on the common stock; a reclassification, exchange or substitution of GlobalOptions Group common stock; or a capital reorganization of GlobalOptions Group. In the event that GlobalOptions Group issues any shares of common stock or common stock equivalents in a private placement, secondary offering or shelf offering for cash consideration at a price less than $2.00 per share of common stock, the conversion rate will be that number of shares of common stock equal to $1,000 divided by the price per share at which the Company issues common stock (the “Denominator”), but in no event will the Denominator be less than $.765 per share.

Holders of GlobalOptions Group Series A convertible preferred stock are entitled to vote their shares on an as-if-converted to common stock basis, and will vote together with the holders of the common stock, and not as a separate class. Holders of Series A convertible preferred stock will also have any voting rights to which they are entitled by law.

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of GlobalOptions Group, holders of Series A convertible preferred stock will be entitled to receive out of assets of GlobalOptions Group available for distribution to its stockholders, before any distribution is made to holders of the common stock, liquidating distributions in an amount equal to $1,000 per share. After payment of the full amount of the liquidating distributions to which the holders of the Series A convertible preferred stock are entitled, holders of the Series A preferred stock will receive liquidating distributions pro rata with holders of common stock, based on the number of shares of common stock into which the Series A convertible preferred stock is convertible at the conversion rate then in effect.

The Series A preferred stock may not be redeemed by GlobalOptions Group at any time. Holders of GlobalOptions Group’s Series A convertible preferred stock will not be entitled to receive any dividends, except to the extent that any dividends are declared on GlobalOptions Group’s common stock, in which case holders of Series A convertible preferred stock will be entitled to receive such dividends on an as-if-converted basis.

Common Stock - GlobalOptions Group

GlobalOptions Group, Inc. has authorized 85,000,000 shares of common stock. The holders of the GlobalOptions Group’s common stock are entitled to one vote per share. The certificate of incorporation does not provide for cumulative voting. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. Upon liquidation, dissolution or winding-up of GlobalOptions Group, the holders of common stock are entitled to share ratably in all assets of GlobalOptions Group which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding Series A convertible preferred stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

GLOBALOPTIONS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.    Subsequent Events, continued

Common Stock - GlobalOptions Group, continued.

On June 24, 2005, GlobalOptions Group issued 145,000 shares of common stock to an advisor for its services related to the merger. Utilizing the Black-Scholes option pricing model, these shares were valued at $337,850.

Warrants (Series A & B)

Each warrant, of which 937,500 of the Series A were issued to investors and 1,511,905 of the Series B that were issued to the placement agent and advisors, entitles the holder thereof to purchase 125 shares of common stock at an exercise price of $2.50 per share from the date of issuance until the fourth anniversary thereof. GlobalOptions Group may call the warrants beginning 15 months after the closing of the private placement at a rate of 25% per quarter if at any time during such quarter the 30-day trailing average stock price is greater than $4.00 per share.

Warrants (Series C)

Each warrant, of which 588,095 were issued to the placement agent and advisors, entitles the holder thereof to purchase 125 shares of common stock at an exercise price of $2.00 per share from the date of issuance until the fourth anniversary thereof. These warrants may be exercised upon surrender of the certificate therefore, accompanied by payment of the full exercise price for the number of warrants being exercised. The holder may also alternatively exercise these warrants on a cashless basis by surrendering the warrant with an executed notice of cashless exercise attached thereto, in which event the Company will issue to the holder the number of shares of stock determined following the formula contained therein.

Adjustments (applicable to Warrants - Series A, B and C)

In the event that GlobalOptions Group issues any shares of its common stock or common stock equivalents following in a private placement, secondary offering or shelf offering for cash consideration at a price less than $2.50 per share of common stock for Series A and B warrants or $2.00 per share of common stock for Series C warrants, respectively, (i) the number of shares of common stock for which each warrant is exercisable will be adjusted to equal that number which is the result of the original number of shares of common stock for which each warrant is exercisable multiplied by $2.50 per share of common stock for Series A and B warrants and $2.00 per share of common stock for Series C warrants, and divided by the price per share at which the Company will issue such common stock, but in no event will the denominator be less than $.765 per share, and (ii) the exercise price of each warrant shall be reduced to equal the price per share at which GlobalOptions Group issues such common stock or common stock equivalents, but in no event will the exercise price be reduced to less than $.765 per share. Additionally, the warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock dividends, stock splits, and other similar events.

The holders of any type of warrant will not possess any voting or other rights as a stockholder of GlobalOptions Group unless and until the holder exercises the warrant.

GLOBALOPTIONS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.    Subsequent Events, continued

Employment Agreement

The Company’s employment agreement with its Chairman (See Note 10) was assigned to GlobalOptions Group effective as of June 27, 2005. Pursuant to the assignment, (i) the Chairman’s salary was increased to the annual rate of $300,000 retroactive to January 1, 2005, (ii) all of the Chairman’s stock options in the Company were confirmed to have vested with the consummation of the reverse merger, (iii) the Chairman agreed to forego receiving any 2005 annual bonus that he is entitled to under the employment agreement, and (iv) and the Company and the Chairman agreed to negotiate in good faith bonus arrangements after December 31, 2005.

GlobalOptions Group 2005 Stock Option Plan

On August 5, 2005, GlobalOptions Group approved their 2005 Stock Option Plan.

Acquisition

On May 19, 2005, the Company and Confidential Business Resources, Inc. (“CBR”), a privately-held nationwide investigations firm based in Nashville, Tennessee, entered into an asset purchase agreement with respect to the proposed acquisition by the Company of substantially all of the assets and business activities of CBR. The aggregate purchase price paid for CBR’s assets and business was cash of $5.0 million, subject to certain working capital purchase price adjustments, plus the assumption of CBR’s $1.75 million bank line of credit. The acquisition of CBR was completed August 14, 2005.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheet
June 30, 2005
(Unaudited)

ASSETS

Current assets:

Cash	$6,790,161
Accounts receivable, net of allowance for doubtful accounts of $188,802	594,154
Prepaid expenses and other current assets	17,602
Total current assets	7,401,917

Property and equipment, net	86,382

Security deposit	37,931
Total assets	$7,526,230

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Line of credit	$317,153
Accounts payable	371,708
Accrued compensation and related benefits	207,736
Other current liabilities	301,307

Total current liabilities	1,197,904

Stockholders’ equity:
Preferred stock, $0.001 par value, 14,984,000 shares authorized, no shares issued or outstanding	--
Series A convertible preferred stock, voting, $0.001 par value, 16,000 shares authorized, 7,500 shares issued and outstanding, liquidation preference $7,500,000	8
Common stock, $.001 par value; 85,000,000 shares authorized; 14,433,266 shares issued and outstanding	14,433

Additional paid-in capital	11,142,104

Deferred consulting fees	(52,059)

Accumulated deficit	(4,776,160)
Total stockholders’ equity	6,328,326
Total liabilities and stockholders’ equity	$7,526,230

See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
(Unaudited)

	For the Six Months Ended,
	June 30,
	2005	2004

Revenues	$2,252,575	$2,644,026
Cost of revenues	1,088,645	1,572,109
Gross profit	1,163,930	1,071,917

Operating expenses:

Selling and marketing, including
compensatory element of stock
issuances of $38,500 and $5,500, respectively	286,260	313,569

General and administrative, including compensatory element of stock issuances of $377,850 and $--	2,346,474	1,010,841

Total operating expenses	2,632,734	1,324,410

Loss from operations	(1,468,804)	(252,493)

Other income (expense):

Interest income	875	196

Interest expense	(63,004)	(23,139)

Other income (expense), net	(62,129)	(22,943)

Net loss	(1,530,933)	(275,436)

Deemed dividend to convertible preferred
stockholders	(832,500)	--

Net loss applicable to common stockholders	$(2,363,433)	$(275,436)

Basic and diluted net loss per share
applicable to common
stockholders	$(0.25)	$(0.03)

Weighted average number of
common shares outstanding -
basic and diluted	9,528,638	8,220,851

See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity (Deficiency)
For the six months ended June 30, 2004 (Unaudited)

	GlobalOptions,		GlobalOptions		GlobalOptions,Inc.		GlobalOptions, Inc. Series A-1		GlobalOptions, Inc.		GlobalOptions Group, Inc. Series A					Total
	Inc. Common stock		Group, Inc. Common stock		Series A Convertible preferred		Convertible preferred stock		Series A-2 preferred stock		Convertible preferred stock		Additional paid -in	Accumulated	Deferred consulting	stock-holders’ equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	fees	(deficiency)

Balance, January 1, 2004	4,650,000.00	$46,500	--	$--	5,500,000	$55,000	3,821,114	$38,211	--	$--	--	$--	$1,730,288	$(1,848,234)	--	$21,765
Issuance of GlobalOptions, Inc.
Series A-1 convertible preferred
stock for services	--	--	--	--	--	--	8,570	86	--	--	--	--	2,914	--	--	3,000
Issuance of GlobalOptions, Inc.,
stock options for services	--	--	--	--	--	--	--	--	--	--	--	--	5,500	--	--	5,500
Accrued dividends on GlobalOptions,
Inc., convertible preferred stock	--	--	--	--	--	--	--	--	--	--	--	--	(223,570)	--	--	(223,570)
Net loss	--	--	--	--	--	--	--	--	--	--	--	--	--	(275,436)	--	(275,436)
Balance, June 30, 2004	4,650,000	$46,500	--	$--	5,500,000	$55,000	3,829,684	$38,297	--	$--	--	$--	$1,515,132	$(2,123,670)	--	$(468,741)

See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity (Deficiency)
For the six months ended June 30, 2005
(Unaudited)

	GlobalOptions, Inc. Common stock		GlobalOptions Group, Inc. Common stock		GlobalOptions, Inc. Series A Convertible preferred stock		GlobalOptions, Inc. Series A-1 Convertible preferred stock		GlobalOptions, Inc. Series A-2 preferred stock		GlobalOptionsGroup, Inc. Series A Convertible preferred stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Additional paid-in capital	Accumulated deficit	Deferred consulting Fees	Total stockholders’ equity(deficiency)

Balance, January 1, 2005	4,650,000	$46,500	--	$--	5,500,000	$55,000	3,838,254	$38,382	1,875,000	$18,750	--	$--	$2,084,712	$(3,245,227)	--	$(1,001,883)

Issuance of GlobalOptions, Inc.,
stock options for services	--	--	--	--	--	--	--	--	--	--	--	--	38,500	--	--	38,500

Accrued dividends on GlobalOptions,
Inc., convertible preferred stock	--	--	--	--	--	--	--	--	--	--	--	--	(272,781)		--	(272,781)

Issuance of GlobalOptions, Inc.,
common stock in
connection with exercise of
warrants offset against deferred
consulting fees	300,000	3,000	--	--	--	--	--	--	--	--	--	--	117,000	--	(52,059)	67,941

Issuance of GlobalOptions, Inc.
common stock in
connection with cashless
exercise of warrants	34,985	350	--	--	--	--	--	--	--	--	--	--	(350)	--	--	--

Issuance of GlobalOptions, Inc.
common stock upon
conversion of convertible
note payable - stockholder and
related accrued interest	615,215	6,152	--	--	--	--	--	--	--	--	--	--	260,931	--	--	267,083

Exchange of GlobalOptions, Inc.
common stock in exchange for
Series A, Series A-1 and Series A-2
convertible preferred stock and
related accrued dividends	(5,600,200)	(56,002)	--	--	(5,500,000)	(55,000)	(3,838,254)	(38,382)	(1,875,000)	(18,750)	--	--	1,549,233	--	--	1,381,099

Issuance of GlobalOptions Group, Inc.
common stock to GlobalOptions,
Inc., common and preferred
stockholders	--	--	9,890,266	9,890	--	--	--	--	--	--	--	--	(9,890)	--	--	--

Outstanding common stock of
GlobalOptions Group, Inc.	--	--	4,398,000	4,398	--	--	--	--	--	--	--	--	(4,398)	--	--	--

Issuance of GlobalOptions Group, Inc.
common stock for services	--	--	145,000	145	--	--	--	--	--	--	--	--	337,705	--	--	337,850

Issuance of GlobalOptions Group, Inc.
Series A convertible preferred stock
for cash	--	--	--	--	--	--	--	--	--	--	7,500	8	7,499,992	--	--	7,500,000

Transaction costs in connection
with issuance of GlobalOptions
Group, Inc. Series A convertible
preferred stock	--	--	--	--	--	--	--	--	--	--	--	--	(458,550)	--	--	(458,550)

Net loss	--	--	--	--	--	--	--	--	--	--	--	--	--	(1,530,933)	--	(1,530,933)
Balance, June 30, 2005	--	$--	14,433,266	$14,433	--	$--	--	$--	--	$--	7,500	$8	$11,142,104	$(4,776,160)	$(52,059)	$6,328,326

See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(Unaudited)

	For the Six Months
	Ended June 30,
	2005	2004

Cash flows from operating activities:

Net loss	$(1,530,933)	$(275,436)

Adjustments to reconcile net loss to net cash used in operating activities:

Provision for bad debt expense	(19,591)	(92,500)

Depreciation and amortization	21,166	30,483

Stock based compensation	38,500	8,500

Reverse merger expenses paid with common stock	337,850	--

(Increase) decrease in operating assets:

Accounts receivable	38,906	244,366

Prepaid expenses and other current assets	(60,985)	(10,616)

Increase (decrease) in operating liabilities:

Accounts payable	104,087	(40,737)

Accrued compensation and related benefits	81,091	(19,358)

Other current liabilities	(5,648)	72,447

Deferred revenue and customer deposits	--	(141,772)

Total adjustments	535,376	50,813

Net cash used in operating activities	(995,557)	(224,623)

See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows, continued
(Unaudited)

	For the Six Months
	Ended June 30,
	2005	2004
Cash flows from financing activities:

Net proceeds from line of credit	$211,250	$218,057

Proceeds from issuance of GlobalOptions Group, Inc. Series A convertible preferred stock	7,500,000	--

Offering costs in connection with private placement	(458,550)	--

Net cash provided by financing activities	7,252,700	218,057

Net increase (decrease) in cash	6,257,143	(6,566)

Cash - beginning	533,018	288,244

Cash - ending	$6,790,161	$281,678

Supplemental disclosure of cash flow information:

Cash paid during the period for interest	$51,000	$23,000

Supplemental disclosures of non-cash investing and financing activities:

Accrued dividends on convertible preferred stock of GlobalOptions, Inc.	$272,781	$223,569

Common stock of GlobalOptions, Inc. issued
upon conversion of convertible note payable -
stockholder and related accrued interest	$267,083	$--

Exchange of GlobalOptions, Inc.
common stock Series A, Series A-1 and Series A-2
convertible preferred stock and
related accrued dividends	$1,381,099	$--

Common stock of GlobalOptions, Inc.
issued upon the cashless exercise of warrants	$350	$--

Common stock of GlobalOptions, Inc. issued
upon the exercise of warrants, offset against
deferred consulting fees	$120,000	$--

See notes to these consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Nature of Operations

GlobalOptions, Inc. (“GlobalOptions”) was formed in November 1998 as a limited liability company (“LLC”) in the state of Delaware. On January 24, 2002, with the approval of the members of the LLC, the LLC converted to a corporation under Delaware law with the name GlobalOptions, Inc. GlobalOptions is a provider of high-end risk mitigation services to Fortune 500 corporations, governmental organizations and high-profile individuals throughout the world. GlobalOptions’ risk mitigation services currently include (1) risk management and security, (2) investigations and litigation support, and (3) crisis management and corporate governance.

On June 24, 2005, GlobalOptions consummated a “reverse merger” transaction (See Note 11), with Creative Solutions with Art, Inc., a Nevada corporation, (“Creative Solutions”) and the newly formed GlobalOptions Acquisition Corp., a Delaware corporation, (“GlobalOptions Acquisition”) a wholly-owned subsidiary of Creative Solutions. GlobalOptions Acquisition merged with and into GlobalOptions with the result that on June 24, 2005, GlobalOptions became the subsidiary of a public company.

Following the merger, Creative Solutions changed its name to GlobalOptions Group, Inc. (“GlobalOptions Group”) and began trading on the OTC (over the counter) Bulletin Board under the new symbol “GLOI.OB.” As a result of the reverse merger, GlobalOptions became the wholly-owned subsidiary of the newly renamed GlobalOptions Group, with GlobalOptions’ former stockholders acquiring a majority of the outstanding shares of GlobalOptions Group common stock, par value $.001 per share, and GlobalOptions’ officers and directors replaced the officers and directors of Creative Solutions. The reverse merger was consummated under Delaware law pursuant to an Agreement and Plan of Merger, dated June 24, 2005 (the “Merger Agreement”). For accounting purposes, the reverse merger has been treated as an acquisition of Creative Solutions by the Company and a recapitalization of the Company. The historical consolidated financial statements prior to June 24, 2005 are those of GlobalOptions.

GlobalOptions Group’s growth strategy is to build, through acquisition and new product development, its risk mitigation solutions business. GlobalOptions Group is currently in discussions with several firms in the industry to potentially consolidate them into its platform and has consummated an acquisition on August 14, 2005 (see Note 17).

2. Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, and, accordingly, they do not include all of the information and footnotes required. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. For further information, refer to the consolidated financial statements and footnotes thereto included elsewhere herein the filing for the years ended December 31, 2004 and 2003.

3. Summary of Significant Accounting Policies

  Principles of Consolidation

The consolidated financial statements include the historical consolidated financial statements of GlobalOptions Group and its wholly owned subsidiaries GlobalOptions and Avalanche Motion Pictures, Inc. (“Avalanche”) (collectively, the “Company”). Avalanche is an inactive Company. All material inter-company accounts and transactions are eliminated in consolidation.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

3. Summary of Significant Accounting Policies, continued

Net Loss Per Common Share

Basic net loss per common share is computed based on the weighted average number of shares of common stock outstanding during the periods presented on a recapitalization basis in accordance with the reverse merger. Common stock equivalents, consisting of options, convertible preferred stock and convertible note payable - stockholder, as further discussed in the notes to the consolidated financial statements, were not included in the calculation of the diluted loss per share because their inclusion would have been anti-dilutive. The total common shares issuable upon the exercise of stock options, warrants, convertible note payable - stockholder and the convertible preferred stock as of June 30, 2005 and 2004 was 9,405,571 and 1,990,717, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to makes estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses. Actual results could differ from estimated amounts.

Concentrations of Credit Risk

Cash: The Company maintains its cash with various financial institutions, which exceed federally insured limits throughout the period. At June 30, 2005, the Company had cash on deposit of approximately $6,800,000 in excess of federally insured limits.

Accounts Receivable: The number of clients that comprise the Company’s client base, along with the different industries and geographic regions, including foreign clients, in which the Company’s clients operate, limits concentrations of credit risk with respect to accounts receivable. The Company does not generally require collateral or other security to support client receivables, although the Company does require retainers, up-front deposits or irrevocable letters-of-credit in certain situations. The Company has established an allowance for doubtful accounts based upon facts surrounding the credit risk of specific clients and past collections history. Credit losses have been within management’s expectations.

Property and Equipment

Property and equipment is stated at cost and is being depreciated using the straight-line method over their estimated useful lives, generally five to seven years. Leasehold improvements are being amortized over the shorter of the useful life or the remaining lease term. Upon retirement or other disposition of these assets, the cost and related accumulated depreciation or amortization of these assets are removed from the accounts and the resulting gains or losses are reflected in the consolidated results of operations. Expenditures for maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized.

Investment in Company

The Company maintains a 50% ownership interest in a risk management company operating in Europe and accounts for its investment using the equity method.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

3.     Summary of Significant Accounting Policies, continued

Revenue Recognition

Revenue is recognized as the services are performed pursuant to the applicable contractual arrangements. Revenue related to time and materials arrangements is recognized in the period in which the services are performed. Revenue related to fixed price arrangements are recognized based upon the achievement of certain milestones or progress points within the project plan. The impact of any revisions in estimated total revenue and direct contract costs is recognized in the period in which they become known. Expenses incurred by professional staff in the generation of revenue are billed to the client and recorded as revenue when incurred. For certain foreign accounts, revenues are recognized and the related expenses are recorded only after the receipt in cash of the revenue amounts. The Company incurs no obligations to third parties for expenses related to these certain foreign accounts until such time that invoiced revenues are received in cash.

Advertising

The Company expenses the cost of advertising as incurred. Advertising expense for the six months ended June 30, 2005 and 2004 was approximately $6,400 and $36,100, respectively.

Income Taxes

The Company accounts for income taxes using the liability method as required by SFAS 109, “Accounting for Income Taxes” (“SFAS 109”). Under this method, deferred tax assets and liabilities are determined based on differences between their financial reporting and tax basis of assets and liabilities. The Company was not required to provide for a provision for income taxes for the three and six months ended June 30, 2005 and 2004, respectively, as a result of losses incurred during the periods.

Stock Based Compensation/Stock Options

As permitted by SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), which establishes a fair value based method of accounting for equity-based compensation plans, the Company has elected to follow Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees” (“APB 25”) for recognizing equity-based compensation expense for financial statement purposes. Under APB 25, no compensation expense is recognized at the time of option grant if the exercise price of the employee stock option is fixed and equals or exceeds the fair market value of the underlying common stock on the date of grant and the number of shares to be issued pursuant to the exercise of such options are known and fixed at the grant date.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments that are issued to other than employees for Acquiring, or In Conjunction with Selling, Goods or Services,” which requires that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

3.     Summary of Significant Accounting Policies, continued

Stock Based Compensation/Stock Options, continued

In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (“SFAS 148”). This standard amended the disclosure requirements of SFAS 123 for fiscal years ending after December 15, 2002 to require prominent disclosure in both annual and interim financial statements about the method used and the impact on reported results. The Company follows the disclosure-only provisions of SFAS 123 which require disclosure of the pro-forma effects on net income (loss) as if the fair value method of accounting prescribed by SFAS 123 had been adopted, as well as certain other information.

Option valuation models require the input of highly subjective assumptions including the expected life of the option. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Under APB 25, no stock-based employee compensation expense relating to the Company’s stock option plans was reflected in net loss, as all options granted under its plan had an exercise price equal to or less than the market value of the underlying common stock on the date of grant.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used:

	Six Months Ended June 30,

	2005	2004

Dividend yield	0%	0%
Expected volatility	55%	55%
Risk-free interest rate	3.0%	2.8%
Expected lives	3 years	3 years

The weighted average fair value of the options on the date of grant, using the fair value based method, for the six months ended June 30, 2005 and 2004 was $ - and $0.14, respectively.

The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition method under the provisions of SFAS 123.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

3.     Summary of Significant Accounting Policies, continued

Stock Based Compensation/Stock Options, continued

(All numbers in 000’s except per share data.)	Six Months Ended June 30,
	2005	2004
Net loss applicable to common stockholders, as reported	$(2,363)	$(275)
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects, if any	87	82
Pro-forma net loss	$(2,450)	$(357)
Net loss per share applicable to common stockholders - basic and diluted:
As reported	$(0.25)	$(0.03)
Pro forma	$(0.26)	$(0.04)

Detailed information regarding the Company’s stock option plan can be found in Note 12.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R “Shared Based Payment.” This statement is a revision of SFAS 123 and supersedes APB 25 and its related implementation guidance. SFAS 123R addresses all forms of shared based payment (“SBP”) awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest and will be reflected as compensation cost in the historical financial statements. This statement is effective for public entities that file as small business issuers as of the beginning of the first annual reporting period that begins after December 15, 2005. The Company does not expect SFAS 123R will have a significant impact on its overall consolidated financial statements.

In December, 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29” (“SFAS 153”). APB Opinion No. 29 provided an exception to the basic measurement principle (fair value) for exchanges of similar productive assets. That exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception to fair value for exchanges of similar productive assets and replace it with a general exception for exchange transactions that do not have commercial substance, which are defined as transactions that are not expected to result in significant changes in the cash flows of the reporting entity. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect that SFAS No. 153 will have a material affect on its consolidated financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

3.     Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections - a replacement of APB No. 20 and FASB Statement No. 6”. Under SFAS No. 154, changes in accounting principles will generally be made by the retrospective application of the new accounting principle to the financial statements of prior periods unless it is impractical to determine the effect of the change on prior periods. The reporting of a change in accounting principles as a cumulative adjustment to net income in the period of the change permitted under APB No. 20 will no longer be permitted unless it is impractical to determine the effect of the change on prior periods. Corrections of errors in the application of accounting principles will continue to be reported by retroactively restating the affected financial statements. The provisions of SFAS No. 154 will not apply to new accounting standards that contain specific transition provisions. SFAS No. 154 is applicable to accounting changes made in fiscal years beginning on or after December 15, 2005. The early application of SFAS No. 154 is permitted for accounting changes made in fiscal years that began after the issuance of SFAS No. 154. The Company does not expect that SFAS No. 154 will have a material affect on its consolidated financial statements.

In June 2005, the EITF reached consensus on Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements” (“EITF 05-6”). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 30, 2005. EITF 05-6 is not expected to have a material effect on our consolidated financial position or results of operations.

4.	Property and Equipment

At June 30, 2005, property and equipment is comprised of the following:

Computer and equipment	$179,924
Furniture and fixtures	87,942
Leasehold improvements	112,259
380,125
Less: accumulated depreciation and amortization	293,743

$86,382

Depreciation and amortization for the six months ended June 30, 2005 and 2004 was $21,166 and $30,483, respectively.

5.	Investment in Corporation

GlobalOptions Group owns a 50% interest in Global Options Management, Inc. (GOM). During the six months ended June 30, 2005 and 2004, GOM incurred losses. GlobalOptions Group’s share of losses reduced the investment to zero at December 31, 2003.

6.	Line of Credit

During November 2003, the Company signed a $1,000,000 line of credit with a financial institution with an interest rate of prime plus 1.5%, (6.75 % at June 30, 2005)  secured by accounts receivable and subject to monthly covenants.

In conjunction with the establishment of this line of credit, the financial institution was granted warrants to purchase 50,000 shares of the Company’s Series A-1 convertible preferred stock at $0.3533 per share. The value of these warrants, computed using the Black-Scholes option pricing model was deemed to be de-minimus. These warrants were exercised on June 24, 2005 on a cashless basis, and were exchanged for 34,985 shares of common stock (20,579 shares of common stock after the reverse merger).

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

6.	Line of Credit, continued

This line of credit was renewed on May 4, 2005 and expires on February 3, 2006, increasing the facility amount to $1,875,000. The balance outstanding under the line of credit at June 30, 2005 was $317,153.

7.	Other Current Liabilities

Other current liabilities at June 30, 2005 consist of the following:

Client expenses	$201,705
Deferred rent	41,268
Corporate development expenses	42,500
Advisory board compensation	11,834
Other	4,000

Total other current liabilities	$301,307

8.	Income Taxes

The Company’s deferred tax assets of approximately $1,798,000 are subject to a 100% valuation allowance because it is more likely than not that the deferred tax assets will not be realized. The valuation allowance related to the Company’s deferred tax assets increased by approximately $607,000 for the six months ended June 30, 2005.

As of June 30, 2005, the Company had available approximately $3,908,000 and $3,869,000, respectively, of federal and state net operating losses (“NOL”) available for income tax purposes that may be carried forward to offset future taxable income, if any. These carryforwards expire in years 2022 through 2024. The Company’s ability to use its NOL carryforwards may be subject to an annual limitation in future periods pursuant to Section 382 of the Internal Revenue Code.

9.	Convertible Note Payable - Stockholder

During August 2004, the Company received $250,000 in the form of a four year convertible note to QuanStar I, LLC (“QuanStar”), an existing stockholder. This convertible note bore interest at a rate of 10% per annum, with interest payable quarterly commencing October 1, 2004. The principal amount was due upon maturity in August 2009. On June 24, 2005, at the option of QuanStar, the $250,000 convertible note and accrued interest of $17,083 was converted into 615,215 shares of common stock (361,891 shares of common stock after the reverse merger).

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

10.	Commitments and Contingencies

  Operating Leases

In January 2003, the Company entered an operating lease for office space that expires on January 1, 2008. Rents are payable in monthly installments of $37,931 plus a proportionate share of operating expenses and real estate taxes. On each annual anniversary date of the lease, the rent will increase by 2.5 % of the current year’s rent. In accordance with SFAS 13, “Accounting for Leases,” the non-contingent rent increases are being amortized over the life of the leases on a straight line basis. Deferred rent of $41,268 represents the unamortized rent adjustment amount at June 30, 2005.

Future minimum lease payments under this lease are as follows:

For the Years Ending June 30,
2006	$561,590
2007	534,994
2008	251,211

$1,347,795

Rent expense charged to operations amounted to approximately $245,700 and $220,500 respectively, for the six months ended June 30, 2005 and 2004.

Letter of Credit

In connection with the lease for its Washington, D.C. office, the Company is required to maintain a standby letter of credit of $37,931 for the purpose of collateralizing future lease payments. The letter of credit is collateralized by a certificate of deposit of $37,931 included as a security deposit in the consolidated balance sheet at June 30, 2005.

Employment Agreements

GlobalOptions entered into employment agreements that are renewed on an annual basis with both its Chief Executive Officer and President. Base compensation is $260,000 and $250,000, per annum for its Chief Executive Officer and its President, respectively.

On January 29, 2004, the Company entered into an employment agreement with its Chairman of the Board. This agreement provided for base compensation of $200,000 per annum. The agreement provided for a sign-on grant of an option to purchase 750,000 shares (441,177 shares after the reverse merger) of common stock and a one year bonus consisting of a grant of an option to purchase 750,000 shares (441,177 shares after the reverse merger) of common stock. For both stock option grants the exercise price is $0.35 per share ($0.60 per share after the reverse merger).

  GlobalOptions employment agreement with its Chairman was assigned to GlobalOptions Group effective as of June 27, 2005. Pursuant to the assignment, (i) the Chairman’s salary was increased to the annual rate of $300,000 retroactive to January 1, 2005, (ii) all of the Chairman’s stock options in GlobalOptions were confirmed to have vested with the consummation of the reverse merger, (iii) the Chairman agreed to forego receiving any 2005 annual bonus that he is entitled to under the employment agreement, and (iv) and the Company and the Chairman agreed to negotiate in good faith bonus arrangements after December 31, 2005.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

10.	Commitments and Contingencies, continued

Consulting Agreement

GlobalOptions has been party to a consulting agreement with BKS Advisors, LLC (“BKS”) pursuant to which BKS Advisors provides GlobalOptions management with certain business, strategy and financial services. The agreement with BKS has a term that extends through October 2006. The consulting agreement provides for a monthly fee of $25,000 which may be adjusted based on the level of services provided. On June 1, 2005, BKS assigned its rights under this agreement to Jeffrey O. Nyweide, Chief Financial Officer and Executive Vice President of Corporate Development of GlobalOptions Group.

11.	Stockholders’ Equity

Common Stock - GlobalOptions, Inc.

Upon conversion to a corporation on January 24, 2002, the Company issued 4,500,000 (2,647,059 shares of common stock after the reverse merger) of the 17,152,569 (10,089,746 shares of common stock after the reverse merger) authorized shares of common stock to the Class A Members of the former limited liability company, in exchange for their membership interests. During August 2004, the Company authorized an additional 13,522,032 shares of common stock (7,954,136 shares of common stock after the reverse merger).

During the year ended December 31, 2003, an additional 150,000 shares of common stock (88,235 shares of common stock after the reverse merger) were issued for $75,000. The remaining shares of common stock were held in reserve for the conversion of the preferred stock and future grants of stock options under the stock option plan.

Common Stock- GlobalOptions Group, Inc.

GlobalOptions Group, Inc. has authorized 85,000,000 shares of common stock.

Stock Based Compensation

On June 24, 2005, GlobalOptions Group issued 145,000 shares of common stock to an advisor for its services related to the merger. Utilizing the Black-Scholes option pricing model, these shares were valued at $337,850 and the cost is reflected in general and administrative costs in the consolidated statements of operations for the three and six months ended June 30, 2005.

During the six month periods ending June 30, 2005 and 2004, the Company issued stock options to certain members of its advisory boards in exchange for their advisory services to the Company valued at $38,500 and $5,500, respectively. The Company followed the guidelines of Emerging Issues Task Force (“EITF”) 96-18 “Accounting For Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” in recording the value of these stock options based upon the value of the services rendered.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

11.	Stockholders’ Equity, continued

Preferred Stock - GlobalOptions, Inc.

On January 24, 2002, in conjunction with the conversion to a corporation, GlobalOptions issued 5,500,000 shares of Series A convertible preferred stock (3,235,294 shares of common stock after the reverse merger) to the Class B members of the former limited liability company in exchange for their membership interest. During 2002, GlobalOptions issued 3,538,069 shares of Series A-1 convertible preferred stock (2,081,217 shares of common stock after the reverse merger) for $1,250,000. During 2003, an additional 283,045 shares of Series A-1 preferred stock (166,497 shares of common stock after the reverse merger) were issued for $100,000.

During August 2004, GlobalOptions issued 1,875,000 shares of Series A-2 convertible preferred stock (1,102,941 shares of common stock after the reverse merger) for proceeds of $750,000, and warrants to purchase 300,000 shares of common stock at $0.44 per share to QuanStar I, LLC, who was a holder of a convertible note payable issued by GlobalOptions (See Note 9) and a compensated financial advisor to GlobalOptions (See Note 14).

Holders of the convertible preferred stock of GlobalOptions were entitled to receive cumulative, compounding dividends at an annual rate of 10 percent of the original issue price, which was established at $.45 per share for the Series A, $.3533 for the Series A-1 and $.40 for the Series A-2 preferred stock. In addition, each share of convertible preferred stock carried a “liquidation preference” of an amount equal to two times the applicable original issue price per share, plus all declared and unpaid dividends, and accrued but unpaid dividends. In the event of liquidation or dissolution of the Company, the holders of the convertible preferred stock were entitled to be paid the liquidation preference before any assets of the Company were distributed.

For all series of GlobalOptions convertible preferred stock, GlobalOptions had accrued dividends of $1,381,099 as of June 24, 2005. Dividends for all series of GlobalOptions, Inc. convertible preferred stock were $132,492 and $111,785 and $272,781 $223,570 for the three and six months ended June 30, 2005 and 2004, respectively.

GlobalOptions Shares Immediately Prior to the Reverse Merger

On June 24, 2005, in anticipation of and in connection with the reverse merger agreement, each of the holders of its Series A, Series A-1 and Series A-2 convertible preferred stock agreed to exchange the holders’ full rights, including accrued dividends of $1,381,099, in their convertible preferred shares on the basis of one share of the common stock of GlobalOptions Group for each 1.7 shares of convertible preferred stock. This transaction resulted in the issuance of 6,596,032 shares of common stock of GlobalOptions Group in exchange for 11,213,254 shares of convertible preferred stock of GlobalOptions on June 24, 2005.

The convertible preferred shares of GlobalOptions exchanged included the issuance of 34,985 shares of Series A-1 convertible preferred shares (20,579 shares of common stock after the reverse merger) resulting from the cashless exercise in June 2005 of a warrant held by a financial institution for the purchase of 50,000 shares of Series A-1 convertible preferred stock of GlobalOptions  (See Note 6), the issuance of 615,215 Series A-2 convertible preferred shares (361,891 shares of common stock after the reverse merger) resulting from the surrender of QuanStar’s $250,000 Convertible Note and accrued interest of $17,083 and the issuance of 300,000 Series A-2 preferred shares resulting from the exercise of a warrant to purchase 300,000 shares held by the QuanStar Group, LLC (See Note 9).

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

11.	Stockholders’ Equity, continued

Reverse Merger and Private Placement - Summary of Transactions

On June 24, 2005, GlobalOptions consummated a “reverse merger” transaction, with Creative Solutions and GlobalOptions Acquisition. GlobalOptions Acquisition merged with and into the Company (See Note 1).

Pursuant to the Merger Agreement, stockholders of GlobalOptions received one share of GlobalOptions Group common stock for each 1.7 issued and outstanding shares of GlobalOptions common stock at closing. Accordingly, at closing GlobalOptions Group issued 9,890,266 shares of its common stock to the former common and convertible preferred stockholders of GlobalOptions, in exchange for 100% of their outstanding shares of GlobalOptions

GlobalOptions Group has assumed all of GlobalOption’s obligations under its outstanding stock option plan and intends to reserve 6,500,000 shares of GlobalOptions Group common stock for stock options issuable under a newly adopted 2005 Stock Option Plan (See Note 17). At the time of the reverse merger, GlobalOptions had outstanding stock options to purchase 4,450,721 shares of common stock, which outstanding options became stock options to purchase 2,618,071 shares of common stock of GlobalOptions Group, after giving effect to the reverse merger exchange ratio. Neither GlobalOptions nor GlobalOptions Group had any warrants to purchase shares of common stock outstanding immediately prior to the closing of the reverse merger. The pricing of all stock options has been adjusted on a 1.7 to 1 basis.

Simultaneous with closing of the reverse merger, GlobalOptions Group sold to its majority stockholders its historical art business operations, and they assumed the historical liabilities of those operations. After giving effect to the cancellation of 79,702,000 shares held by the former stockholders, there were 4,398,000 shares of GlobalOptions Group common stock outstanding before giving effect to the stock issuances in the reverse merger and private placement.

In connection with the reverse merger, GlobalOptions Group completed the closing of a private placement of a total of 7,500 units, each unit consisting of one share of our Series A convertible preferred stock, par value $.001 per share, and a detachable, transferable warrant to purchase shares of GlobalOptions Group’s common stock, at a purchase price of $1,000 per unit, to accredited investors pursuant to the terms of a Confidential Private Offering Memorandum, dated April 18, 2005, as supplemented. Each share of Series A convertible preferred stock is initially convertible into 500 shares of common stock at any time. Each warrant entitles the holder to purchase 125 shares of common stock at an exercise price of $2.50 per share through June 24, 2009, subject to certain redemption provisions. GlobalOptions Group received proceeds from the private placement of approximately $7,041,000, net of offering costs of approximately $459,000.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

11.	Stockholders’ Equity, continued

Reverse Merger and Private Placement - Summary of Transactions, continued

Brookshire Securities Corporation served as placement agent in connection with the private placement. The placement agent received a cash fee in the aggregate of $200,000, four-year warrants to purchase 150,000 shares of GlobalOptions Group’s common stock at an exercise price of $2.00 per share, and four-year warrants to purchase an additional 350,000 shares of GlobalOptions Group’s common stock at an exercise price of $2.50 per share on terms which are identical to those warrants included in the units.

Verus International Group served as advisor to GlobalOptions Group on the structuring and execution of the reverse merger. In connection with the identification and structuring of the reverse merger and effective as of the closing of the reverse merger, GlobalOptions Group paid Verus or its designees a fee equal to 145,000 shares of common stock valued at $337,850 and a fee paid in warrants as an advisor for the private placement equal to 396,095 cashless four-year warrants to purchase GlobalOptions Group’s common stock exercisable at $2.00 per share, and a fee paid in warrants equal to 1,053,905 warrants to purchase GlobalOptions Group’s common stock exercisable at $2.50 per share on terms which are identical to those warrants included in the units.

GlobalOptions Group’s placement agent entered into a selected dealer agreement with Starboard Capital Markets, LLC (“Starboard Capital”), a registered broker-dealer for the sale of certain of the units. Pursuant to the form of selected dealer agreement, for units sold by the selected dealer which were received and accepted by GlobalOptions Group and the placement agent, Starboard Capital received (i) a cash fee of $7,500 and (ii) warrants to purchase 150,000 shares of GlobalOptions Group’s common stock. These warrants are comprised of (i) warrants to purchase 42,000 shares of common stock with an exercise price equal to $2.00 per share, exercisable for a four-year period commencing on the date of issuance, with cashless exercise features, and (ii) warrants to purchase 108,000 shares of common stock with an exercise price equal to $2.50 per share, exercisable for a four-year period commencing on the date of issuance, with features otherwise identical to the warrants sold in the private placement.

GlobalOptions Group has agreed to engage Verus for a period of 24 months following the closing of the merger and private offering to provide capital markets advisory services at a monthly rate of $10,000, payable 50% in cash and 50% in common stock at the then-current market value.

Series A Convertible Preferred Stock - GlobalOptions Group

GlobalOptions Group, Inc. has authorized a total of 15,000,000 shares of preferred stock. In conjunction with the reverse merger, the Company designated 16,000 shares as authorized for Series A.

Holders of Series A convertible preferred stock preferred stock will be entitled at any time to convert their shares of Series A convertible preferred stock into common stock, without any further payment thereafter. Each share of Series A convertible preferred stock is initially convertible into 500 shares of common stock at a conversion price of $2.00 per common share and is immediately convertible into common stock.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

11.	Stockholders’ Equity, continued

Series A Convertible Preferred Stock, GlobalOptions Group - Beneficial Conversion Feature and Deemed Dividend

At the date of issuance, the fixed conversion price of the Series A convertible preferred stock of $2.00 represented a discount to the market value of GlobalOptions Group’s common stock, which was at a quoted market price of $2.10 per share. In accordance with EITF 00-27, “Application of Issue 98-5 to Certain Convertible Instruments” and EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjusted Conversion Ratios”, the Company determined the relative fair value of the warrants and the convertible preferred stock and allocated the proceeds received on a relative fair value basis. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 55%, risk-free interest rate of 3% and an expected term of two years. Based upon this calculation, the effective conversion price of the convertible preferred stock was determined to be $1.88 per common share, resulting in a beneficial conversion feature of $832,500 at June 30, 2005. The Company has presented the beneficial conversion feature as a deemed dividend on the consolidated statement of operations during the three and six months ended June 30, 2005.

Series A Convertible Preferred Stock - GlobalOptions Group - features

The number of shares of common stock issuable upon conversion of the Series A convertible preferred stock is subject to adjustment upon the occurrence of certain events, including, among others, a stock split, reverse stock split or combination of the common stock; an issuance of common stock or other securities of GlobalOptions Group as a dividend or distribution on the common stock; a reclassification, exchange or substitution of GlobalOptions Group common stock; or a capital reorganization of GlobalOptions Group. In the event that GlobalOptions Group issues any shares of common stock or common stock equivalents in a private placement, secondary offering or shelf offering for cash consideration at a price less than $2.00 per share of common stock, the conversion rate will be that number of shares of common stock equal to $1,000 divided by the price per share at which we issue common stock (the “Denominator”), but in no event will the Denominator be less than $.765 per share.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

11.	Stockholders’ Equity, continued

Series A Convertible Preferred Stock - GlobalOptions Group, continued

Holders of Series A convertible preferred stock are entitled to vote their shares on an as-if-converted to common stock basis, and will vote together with the holders of the common stock, and not as a separate class. Holders of Series A convertible preferred stock will also have any voting rights to which they are entitled by law.

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of GlobalOptions Group, holders of Series A convertible preferred stock will be entitled to receive out of assets of GlobalOptions Group available for distribution to its stockholders, before any distribution is made to holders of the common stock, liquidating distributions in an amount equal to $1,000 per share. After payment of the full amount of the liquidating distributions to which the holders of the Series A convertible preferred stock are entitled, holders of the Series A preferred stock will receive liquidating distributions pro rata with holders of common stock, based on the number of shares of common stock into which the Series A convertible preferred stock is convertible at the conversion rate then in effect.

The Series A preferred stock may not be redeemed by GlobalOptions Group at any time.

Holders of Series A convertible preferred stock will not be entitled to receive any dividends, except to the extent that any dividends are declared on GlobalOptions Group’s common stock, in which case holders of Series A convertible preferred stock will be entitled to receive such dividends on an as-if-converted basis.

Common Stock - GlobalOptions Group

GlobalOptions Group, Inc. has authorized 85,000,000 shares of common stock. The holders of the GlobalOptions Group’s common stock are entitled to one vote per share. The certificate of incorporation does not provide for cumulative voting. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. However, the current policy of the Board of Directors is to retain earnings, if any, for the operation and expansion of the business. Upon liquidation, dissolution or winding-up of GlobalOptions Group, the holders of common stock are entitled to share ratably in all assets of GlobalOptions Group which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding Series A convertible preferred stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

Warrants (Series A & B)

Each warrant, of which 937,500 of the Series A were issued to investors and 1,511,905 of the Series B that were issued to the placement agent and advisors, entitles the holder thereof to purchase 125 shares of common stock at an exercise price of $2.50 per share from the date of issuance until the fourth anniversary thereof. GlobalOptions Group may call the warrants beginning 15 months after the closing of the private placement at a rate of 25% per quarter if at any time during such quarter the 30-day trailing average stock price is greater than $4.00 per share.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

11.	Stockholders’ Equity, continued

Warrants (Series C)

Each warrant, of which 588,095 were issued to the placement agent and advisors, entitles the holder thereof to purchase 125 shares of common stock at an exercise price of $2.00 per share from the date of issuance until the fourth anniversary thereof. These warrants may be exercised upon surrender of the certificate therefore, accompanied by payment of the full exercise price for the number of warrants being exercised. The holder may also alternatively exercise these warrants on a cashless basis by surrendering the warrant with an executed notice of cashless exercise attached thereto, in which event we will issue to the holder the number of shares of stock determined following the formula contained therein.

 Adjustments (applicable to Warrants - Series A, B and C)

In the event that GlobalOptions Group issues any shares of its common stock or common stock equivalents following in a private placement, secondary offering or shelf offering for cash consideration at a price less than $2.50 per share of common stock for Series A and B warrants or $2.00 per share of common stock for Series C warrants, respectively, (i) the number of shares of common stock for which each warrant is exercisable will be adjusted to equal that number which is the result of the original number of shares of common stock for which each warrant is exercisable multiplied by $2.50 per share of common stock for Series A and B warrants and $2.00 per share of common stock for Series C warrants, and divided by the price per share at which the Company will issue such common stock, but in no event will the denominator be less than $.765 per share, and (ii) the exercise price of each warrant shall be reduced to equal the price per share at which GlobalOptions Group issues such common stock or common stock equivalents, but in no event will the exercise price be reduced to less than $.765 per share. Additionally, the warrants contain provisions that protect the holders thereof against dilution by adjustment of the purchase price in certain events, such as stock dividends, stock splits, and other similar events.

The holders of any type of warrant will not possess any voting or other rights as a stockholder of GlobalOptions Group unless and until the holder exercises the warrant.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

12.	Stock Option Plan

On January 24, 2002, the Board of Directors and stockholders of GlobalOptions, Inc. approved the 2002 Stock Option Plan (the “Plan”). The Plan was administered by the Board of Directors (the “Board”) of GlobalOptions, Inc. Directors, officers, employees, and consultants of the Company were eligible to participate. The Plan provided for the awards of incentive and nonstatutory stock options. The Plan initially provided for 2,864,500 shares of common stock (1,685,000 shares of common stock after the reverse merger) to be reserved for issuance under the Plan. On August 4, 2004, the Company authorized an additional 2,694,662 shares of common stock (1,585,095 shares of common stock after the reverse merger) to be reserved for issuance under the Plan. The Board determined the vesting schedule to be up to five years at the time of grant of any options under the Plan, and unexercised options will expire in ten years. The exercise price was equal to at least 100% of the fair market value of a share of common stock, as determined by the Board, on the grant date (See Note 16).

A summary of the status of GlobalOptions Group’s stock option plan and the changes during the six months ended June 30, 2004 and 2005 are presented in the table below (adjusted for the 1.7 to 1 reverse merger exchange ratio):

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

12.	Stock Option Plan, continued

	Number of Options	Weighted Average Exercise Price
For the Six Months Ended June 30, 2004
Outstanding, December 31, 2003	835,389	$.17
Granted	1,145,294.60
Exercised	-	-
Forfeited	(19,377)	.58

Outstanding, June 30, 2004	1,961,306	$.42

For the Six Months Ended June 30, 2005
Outstanding, December 31, 2004	2,592,777	$.48
Granted	25,588.68
Exercised	-	-
Forfeited	(294)	.68

Outstanding, June 30, 2005	2,618,071	$.48

A summary of GlobalOptions Group’s stock options outstanding and exercisable at June 30, 2005 is presented in the table below (presented on a post reverse merger basis):

Option exercise price	$0.068	$0.60	$0.68	$0.85	Total

Outstanding:
Number of stock options	708,659	1,193,824	656,765	58,824	2,618,071

Weighted average remaining contractual life of options outstanding (in years)	2	3	3	7.1	-

Exercisable:
Number of stock options	48,189	717,022	446,600	50,000	1,261,811

See Note 3 for the effect on net loss per share applicable to common stockholders had GlobalOptions Group elected to recognize and measure compensation expense for its stock option grants to employees based on the fair value method pursuant to SFAS 123, as amended by SFAS 148.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

13.	Major Clients

GlobalOptions Group’s top three clients represented 22%, 18%, and 12%; and 22%, 18%, and 11% respectively of revenues, for the six months ended June 30, 2005 and 2004, respectively. GlobalOptions Group’s top three clients represented 20%, 17%, and 10%; and 34%, 25%, and 10% respectively of revenues, for three months ended June 30, 2005 and 2004, respectively.

GlobalOptions Group has foreign clients representing 22% and 1% of revenues for the six months ended June 30, 2005, and foreign clients representing 22%, 3%, 2%, respectively of revenues for the year ending June 30, 2004. GlobalOptions Group has foreign clients representing 20% of revenues for three months ended June 30, 2005, and foreign clients representing 34%, 1%, and 1%, respectively of revenues for three months ended June 30, 2004. These foreign clients operate primarily in Russia. For each of these foreign clients, the Company is paid in U.S. dollars.

14.	Related Party Transactions

GlobalOptionsGroup is a party to an advisory agreement with the QuanStar Group, LLC (“QuanStar Group), pursuant to which QuanStar Group renders strategic and consulting services to GlobalOptions Group, particularly in the areas of corporate finance and strategic acquisitions, and is paid a monthly retainer of $15,000. The advisory agreement was entered into as of August 2004 and has an initial term of 24 months renewing automatically for successive one-year periods, unless terminated by either party. Harvey W. Schiller, Ph.D., the Company’s Chairman and Chief Executive Officer, and Per-Olof Lööf, the Company’s Vice Chairman of the Board, are partners in the QuanStar Group.

15.	Defined Contribution Plan

GlobalOptions Group has a 401(k) profit sharing plan (the “401(k) Plan”), covering employees who have completed three months of service and meet certain other eligibility requirements. The 401(k) Plan provides for a discretionary matching contribution by the Company, based on employee elective deferrals, determined each payroll period. The 401K Plan also provides for an employer discretionary profit sharing contribution. Employees vest at a rate of 25% per year in discretionary employer contributions. The 401(k) plan expense amounted to $9,423 and $10,196 for the six month periods ended June 30, 2005 and 2004, respectively. The 401(k) plan expense amounted to $4,433 and $4,596 for the three month periods ended June 30, 2005 and 2004, respectively.

16.	Client and Segment Data

GlobalOptions Group’s reportable operating segments consisted of the following three business segments: Investigations/Litigation Support, Security, and Crisis Management Services. The Company’s reportable segments are organized, managed and operated along product lines. These product lines are provided to similar clients, are offered together as packaged offerings, generally produce similar margins and are managed under a consolidated operations management.

The Investigations/Litigation Support Services segment includes activities from litigation support, due diligence, inventory control, asset recovery, and business intelligence.

The Security Services segment includes activities from threat and vulnerability assessments; fraud prevention; IT security, surveillance/counter-surveillance and technical systems/counter-measures both nationally and internationally.

The Crisis Management Services segment includes activities related to risk planning and response to natural disasters, kidnappings, labor disputes, bombings, product tampering and industrial espionage.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

16.	Client and Segment Data, continued

Total revenues by segment include revenues to unaffiliated customers. The Company evaluates performance based on income (loss) from operations. Operating income (loss) is gross profit less operating expenses.

The following tables summarize financial information about the Company’s business segments for the six months ended June 30, 2005 and 2004 (in thousands):

For the Six Months Ended June 30, 2005

	Investigations/ Litigation	Crisis Management	Security	Corporate	Consolidated
Revenues	$1,468	$495	$290	$-	$2,253
Loss from Operations	$(847)	$(489)	$(133)	$-	$(1,469)
Depreciation and amortization	-	-	-	$21	$21
Interest Expense	$-	$-	$-	$63	$63
Capital Expenditures	$-	$-	$-	$-	$-

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

16.	Client and Segment Data, continued

For the Six Months Ended June 30, 2004

	Investigations/ Litigation	Crisis Management	Security	Corporate	Consolidated
Revenues	$1,441	$775	$428	$-	$2,644
Loss from Operations	$(7)	$(242)	$(3)	$-	$(252)
Depreciation and amortization	$-	$-	$-	$30	$30
Interest Expense	$-	$-	$-	$23	$23
Capital Expenditures	$-	$-	$-	$-	$-

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

17.	Subsequent Events

Global Options Group 2005 Stock Option Plan

On August 5, 2005, GlobalOptions Group approved the 2005 Stock Option Plan.

Acquisition

On May 19, 2005, GlobalOptions and CBR, a privately-held nationwide investigations firm based in Nashville, Tennessee, entered into an asset purchase agreement with respect to the proposed acquisition by GlobalOptions of all of the assets and business activities of CBR. The aggregate purchase price to be paid for CBR’s assets and business was $5.0 million subject to certain working capital purchase price adjustments plus the assumption of CBR’s bank line of credit. The deferred portion of the purchase price is due August 2006. The acquisition of CBR was completed August 14, 2005.

Private Placement

On September 22, 2005, GlobalOptions Group closed out its initial private placement with the sale of 250 units, as detailed in the Company’s Confidential Private Offering Memorandum, dated April 18, 2005, as amended. GlobalOptions Group received proceeds from the private placement of approximately $247,400. In connection with this private placement, 31,250 of the Series A warrants were issued to investors, 12,100 of the Series B warrants were issued to the placement agent and advisors and 4,563 of the Series C warrants were issued to the placement agent and advisors. In addition, in conjunction with the close out of the initial private placement, 350,994 of the Series B warrants and 132,342 of the Series C warrants were issued to Verus.

Consulting Agreement

Effective July 2005, the Company entered into a six month agreement with a consultant to provide strategic marketing advice to the Company. The agreement provides for a total fee of $125,000, of which $65,000 will be paid in cash and $60,000 will be paid in the form of common stock.

Employment Agreement

In connection with the purchase of substantially all of the assets and liabilities of CBR, the Company’s wholly owned affiliate, GlobalOptions, Inc., entered into a three year employment agreement with Halsey Fischer, the former president and chief executive officer of CBR. Under the terms of the agreement, Mr. Fischer will serve the company as President of Investigations, and shall receive an annual salary of $200,000 per annum and be eligible for a discretionary annual bonus of up to $50,000. It is the intention of the Company to provide an option to purchase shares of stock in the Company. However, the Company has not yet granted any such option to Mr. Fischer. In addition, the Company has assumed the employment agreements of three former employees of CBR, with such agreements having remaining terms of one year from the date of the acquisition of CBR, representing in the aggregate an obligation of approxiamtely $200,000.

Commitments

In connection with the purchase of assets and assumption of liabilities of CBR, the Company assumed the obligations for the leases of the eight CBR offices. Such lease obligations are through the year 2010 and carry terms that allow for renewals.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders Confidential Business Resources, Inc.:

We have audited the accompanying balance sheets of Confidential Business Resources, Inc. as of December 31, 2004 and 2003, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Confidential Business Resources, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 18 to the financial statements, the Company has experienced recurring negative cash flows from operations, significant operating losses for the year ended December 31, 2004 and is having significant difficulty meeting its current obligations due to its negative working capital financial position. These issues raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 18. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Lattimore Black Morgan & Cain, PC
Brentwood, Tennessee
July 22, 2005

CONFIDENTIAL BUSINESS RESOURCES, INC.

Balance Sheets
December 31, 2004 and 2003

Assets
	2004	2003
Current assets:
Cash	$75,611	$36,610
Accounts receivable, less allowance for doubtful
accounts of $50,000 and $42,500 in 2004 and
2003, respectively	1,500,538	1,287,582
Prepaid expenses	67,027	24,892
Total current assets	1,643,176	1,349,084
Property and equipment, net	151,113	153,414
Customer relationships and non-compete agreement, net	621,213	813,243
Deposits	16,028	10,795
	$2,431,530	$2,326,536

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Checks written in excess of bank balance	$272,928	$-
Revolving line of credit	1,745,637	623,492
Current installments of long-term debt	49,183	38,501
Accounts payable	390,699	491,632
Accrued expenses and liabilities	327,424	307,057
Current portion of additional estimated
consideration for acquisition	362,197	219,922
Total current liabilities	3,148,068	1,680,604
Long-term debt, excluding current installments	6,962	24,842
Additional estimated consideration for acquisition,
excluding current installments	180,351	536,126
Accrued lease escalation	12,481	12,240
Total liabilities	3,347,862	2,253,812

Stockholders' equity (deficit):
Preferred stock, series-A, cumulative, $.001 par value,
(liquidation preference of $1,250,000); 1,000,000
shares authorized, 93,800 shares issued and
outstanding; 187,600 shares convertible	94	94
Additional paid-in capital - preferred stock	1,465,993	1,365,993
Common stock, $.001 par value; 10,000,000 shares
authorized, 1,932,241 shares issued and outstanding	1,932	1,932
Additional paid-in capital - common stock	374,778	374,778
Retained deficit	(2,759,129)	(1,670,073)
Total stockholders' equity (deficit)	(916,332)	72,724
	$2,431,530	$2,326,536

See accompanying notes to the financial statements.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Statements of Operations

Years ended December 31, 2004 and 2003

	2004	2003
Revenue	$8,791,611	$8,559,572
Cost of revenues	4,948,854	4,670,920
Gross profit	3,842,757	3,888,652
Operating expenses:
Selling and marketing	64,982	67,939
General and administrative	4,290,745	3,642,471
Loss on impairment of goodwill	-	143,045
Total operating expenses	4,355,727	3,853,455
Income (loss) from operations before depreciation and amortization	(512,970)	35,197
Amortization	289,849	276,807
Depreciation	65,343	53,295
Loss on operations before other income (expenses)	(868,162)	(294,905)
Other income (expense):
Interest expense	(108,764)	(44,382)
Loss on disposal of equipment	(12,130)	-
Total other income (expense)	(120,894)	(44,382)
Net loss	$(989,056)	$(339,287)

See accompanying notes to the financial statements.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Statements of Changes in Stockholders' Equity (Deficit)

Years ended December 31, 2004 and 2003

	Preferred stock	Additional paid-in capital-preferred stock	Common stock	Additional paid-in capital-common stock	Retained deficit	Total stockholders' equity (deficit)

Balance at January 1, 2003, as restated (see Note 9)	$94	$1,265,993	$1,876	$299,855	$(1,230,786)	$337,032

Issuance of 56,241 shares of common stock	-	-	56	74,923	-	74,979
Dividends accrued	-	100,000	-	-	(100,000)	-
Net loss	-	-	-	-	(339,287)	(339,287)
Balance at December 31, 2003	94	1,365,993	1,932	374,778	(1,670,073)	72,724
Dividends accrued	-	100,000	-	-	(100,000)	-
Net loss	-	-	-	-	(989,056)	(989,056)
Balance at December 31, 2004	$94	$1,465,993	$1,932	$374,778	$(2,759,129)	$(916,332)

 See accompanying notes to the financial statements.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Statements of Cash Flows

Years ended December 31, 2004 and 2003

	2004	2003
Cash flows from operating activities:
Net loss	$(989,056)	$(339,287)
Adjustments to reconcile net loss to cash flows provided
(used) by operating activities:
Depreciation and amortization	355,192	330,102
Bad debt expense	8,441	9,915
Loss on disposal of equipment	12,130	-
Loss on impairment of goodwill	-	143,045
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable	(221,397)	(302,491)
Prepaid expenses	(42,135)	(3,473)
Related party receivable	-	150,000
Deposits	(5,235)	(4,581)
Increase (decrease) in operating liabilities, net of
acquisitions:
Checks written in excess of bank balance	272,928	-
Accounts payable	(100,933)	97,153
Accrued expenses and liabilities	20,367	66,995
Accrued lease escalation	241	5,532
Total adjustments	299,599	492,197
Net cash provided (used) by operating activities	(689,457)	152,910
Cash flows from investing activities:
Purchases of property and equipment, net of
acquisitions	(70,472)	(16,943)
Acquisitions	(102,517)	(287,870)
Additional estimated consideration for acquisition	(213,500)	(199,393)
Net cash used by investing activities	(386,489)	(504,206)
Cash flows from financing activities:
Net proceeds from revolving line of credit	1,122,145	299,580
Proceeds from long-term debt	60,000	14,860
Payments of long-term debt	(67,198)	(188,162)
Net cash provided by financing activities	1,114,947	126,278
Increase (decrease) in cash	39,001	(225,018)
Cash at beginning of year	36,610	215,331
Cash acquired in acquisition	-	46,297
Cash at end of year	$75,611	$36,610

See accompanying notes to the financial statements.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(1)	Nature of operations

The Company is a professional investigation firm whose customer base is located throughout the United States. The Company provides private investigation services primarily to insurance companies.

(2)	Summary of significant accounting policies

(a)	Basis of accounting

The accompanying financial statements have been prepared on the accrual method of accounting.

(b)	Receivables and credit policies

Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment upon invoice presentation. Certain customers have been granted extended payment terms based on business volume and other factors. The Company does not charge late fees or assess interest on delinquent accounts. The carrying amount of accounts receivable is reduced by a valuation allowance, if necessary, which reflects management's best estimate of the amounts that will not be collected. The allowance is estimated based on management's knowledge of its customers, historical loss experience and existing economic conditions.

Revenue from a customer, which is a related party, amounted to approximately 48% and 50% of the Company's revenues in 2004 and 2003, respectively. At December 31, 2004 and 2003, 38% and 50%, respectively, of accounts receivable are due from this customer.

(c)	Property and equipment

Property and equipment are stated at cost. Depreciation is provided over the assets' estimated useful lives using the straight-line method. Automobiles and furniture and fixtures are depreciated over five years while computer equipment is depreciated over three years. Leasehold improvements are amortized over the shorter of their estimated lives or the respective lease term.

Expenditures for maintenance and repairs are expensed when incurred. Expenditures for renewals or betterments are capitalized. When property is retired or sold, the cost and the related accumulated depreciation are removed from the accounts, and the resulting gain or loss is included in operations.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(d)	Goodwill and intangible assets

The Company accounts for goodwill, which represents the excess of the purchase price over the fair value of the net assets acquired in business combinations recorded as purchases, in accordance with Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets ("SFAS 142"). Accordingly, goodwill is not amortized, but instead is reviewed for impairment on an annual basis or more frequently if impairment indicators arise. The Company uses a present value technique to measure the potential impairment of the recorded intangible assets.

Customer relationships and a non-compete agreement are intangible assets that have been deemed by the Company to have definite lives. In accordance with SFAS 142, intangible assets with definite lives are amortized on a straight-line basis over their respective estimated useful lives. The Company has deemed all such assets to have estimated useful lives of five years. As market conditions change, the Company evaluates the useful lives of its definite lived intangible assets. Intangible assets with a definite life are tested for impairment whenever events or circumstances indicate that a carrying amount of an asset may not be recoverable. The Company uses a present value technique to measure the potential impairment of the recorded definite lived intangible assets. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted cash flows in determining the fair value of the asset.

(e)	Income taxes

The amount provided for income taxes is based upon the amounts of current and deferred taxes payable or refundable at the date of the financial statements as a result of all events recognized in the financial statements as measured by the provisions of enacted tax laws.

(f)	Revenue recognition

Substantially all revenues of the Company are derived from private investigation services. It is the Company's policy to recognize revenues as services are completed for respective customers, due to the relatively short  duration of individual jobs. Expenses incurred while performing these services are charged to customers and included in revenues.

(g)	Advertising and promotion costs

Advertising and promotion costs are expensed as incurred. Advertising costs of approximately $65,000 and $68,000 were expensed during 2004 and 2003, respectively.

(h)	Realization of long-lived assets

Management evaluates the recoverability of the investment in long-lived assets on an ongoing basis and recognizes any impairment in the year of determination. It is reasonably possible that relevant conditions could change in the near term and necessitate a change in management's estimate of the recoverability of these assets.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(i)	Stock-based compensation

Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. Additionally, SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, clarifies the disclosure requirements prescribed by SFAS No. 123. The Company has elected to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options issued to employees and directors is measured as the excess, if any, of the fair value of the Company's stock as determined by the Board of Directors at the date of grant over the amount an individual must pay to acquire the stock. To the extent that options are issued to non-employees, the value of such options is measured in accordance with the provisions of SFAS No. 123.

(j)	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(k)	Recently issued accounting pronouncements

Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS 150"), was issued in May 2003. SFAS 150 requires that certain classes of financial instruments, previously classified as equity, be classified in the liability section of the balance sheet. FASB Staff Position 150-3 ("FSP 150-3"), issued in November 2004, defers the effective date of SFAS 150 for nonpublic entities to fiscal periods beginning after December 15, 2004. Management is currently assessing the impact of SFAS 150 on the Company's financial position and results of operations.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(k)	Recently issued accounting pronouncements, continued

Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment ("SFAS 123(R)"), was issued in December 2004. SFAS 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. SFAS 123, as originally issued in 1995, established a fair-value-based method of accounting for share-based payment transactions with employees as a preferable accounting treatment, but that Statement permitted entities the option of continuing to apply the guidance in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), as long as the footnotes to the financial statements disclosed what net income (loss) would have been had the preferable fair-value-based method been used. For 2004 and prior years, the Company accounted for all options issued to employees under APB 25 and did not record stock compensation expense. The effective date of SFAS 123(R) for nonpublic entities begins for fiscal periods beginning after December 15, 2005. Management is currently assessing the impact of SFAS 123(R) on the Company's financial position and results of operations.

(3)	Property and equipment, net

A summary of property and equipment as of December 31, 2004 and 2003 is as follows:

	2004	2003
Leasehold improvements	$12,781	$12,781
Computer equipment	141,564	78,574
Furniture and fixtures	44,509	32,327
Automobiles	89,008	106,337
	287,862	230,019
Accumulated depreciation and amortization	(136,749)	(76,605)
	$151,113	$153,414
Depreciation and amortization expense	$65,343	$53,295

(4)	Customer relationships and non-compete agreement, net

A summary of customer relationships and the non-compete agreement as of December 31, 2004 and 2003 is as follows:

		2004	2003
Customer relationships		$1,369,479	$1,271,660
Non-compete agreement		112,373	112,373
Accumulated amortization		(860,639)	(570,790)
	$	$ 621,213	$813,243
Amortization expense	$	$ 289,849	$276,807

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(4)	Customer relationships and non-compete agreement, net - continued

Expected amortization expense for customer relationships and the non-compete agreement recorded as of December 31, 2004 is as follows:

Year	Amount
2005	$296,370
2006	237,574
2007	61,184
2008	19,564
2009	6,521
$621,213

The above amortization forecast is an estimate. Actual amounts of amortization expense may differ from estimated amounts due to additional intangible asset acquisitions, impairment of intangible assets, accelerated amortization of intangible assets, and other events.

(5)	Revolving line of credit

The Company has a $1,750,000 revolving line of credit available with a bank at December 31, 2004. The revolving line of credit bears interest at prime plus 2.00% (7.00% at December 31, 2004) and expired in March 2005. A formal written extension has not been granted; however, payment of the outstanding balance has not been demanded as of July 22, 2005 (see Note 18). The revolving line of credit is secured by accounts receivable and other assets of the Company and is guaranteed by the President of the Company. The Company owed $1,745,637 under this line of credit at December 31, 2004.

Additionally, the Company had a $1,000,000 revolving line of credit available with a bank at December 31, 2003 under which $623,492 was outstanding at that date. The balance was repaid during 2004.

The provisions of the revolving line of credit place certain restrictions and limitations upon the Company. These include maintenance of certain financial ratios and restrictions or limitations on the payment of dividends, capital expenditures, advances to related parties and affiliates, investments, sales or rentals of property, and additional borrowings. During and as of the year-ended December 31, 2004, the Company did not meet certain covenants. The bank granted a waiver for these covenants through July 31, 2005 (see Note 18).

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(6)	Long-term debt

A summary of long-term debt as of December 31, 2004 and 2003 is as follows:

	2004	2003
Note payable to a bank due in monthly
installments totaling $480, including interest
at a fixed rate of 10.49% through December
2006; secured by a vehicle.	$10,345	$14,762
Note payable to a financial institution due in
monthly installments of $387, including
interest at a fixed rate of 9.25% through
April 2006; secured by a vehicle.	5,800	9,391
Non-interest bearing note payable to a third
party, due in quarterly installments of
$10,000 through December 31, 2005;
unsecured.	40,000	-
Non-interest bearing note payable to a third
party, due December 31, 2004. Paid
during 2004.	-	25,000
Note payable to a financial institution due in
monthly installments of $343 including
interest at a fixed rate of 7.99%. Paid during
2004.	-	11,998
Note payable to a financial institution due in
monthly installments of $256, including
interest at a fixed rate of 12.00%. Paid
during 2004.	-	2,192
Total long-term debt	56,145	63,343
Less current installments	49,183	38,501
Long-term debt, excluding current installments	$6,962	$24,842

A summary of future maturities of long-term debt as of December 31, 2004 is as follows:

Year	Amount
2005	$49,183
2006	6,962
$56,145

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(7)	Accrued expenses and liabilities

A summary of accrued expenses and liabilities as of December 31, 2004 and 2003 is as follows:

	2004	2003
Accrued payroll	$202,454	$246,163
Other accrued expenses	124,970	60,894
	$327,424	$307,057

(8)	Additional estimated consideration for acquisition

During 2001, the Company entered into an agreement to purchase certain assets and assume certain liabilities of Gallagher Bassett Services, Inc ("Gallagher"). The purchase agreement requires that the Company make additional payments to Gallagher, as consideration for the acquisition, over a five-year period ending in 2006. These additional payments are equal to a percentage of revenues generated by Gallagher as defined in the purchase agreement. The payments are calculated on a per annum basis as follows and are payable quarterly based on the estimated per annum amounts:

Related revenue	Applied percentage to calculate additional consideration
Up to $3,000,000	5%
Between $3,000,000 and $5,000,000	7%
Between $5,000,000 and $6,000,000	9%
Over $6,000,000	10%

A liability in the amount of $542,548 and $756,048 has been recorded at December 31, 2004 and 2003, respectively, for the estimated additional consideration expected to be paid to Gallagher, a related party, under the terms of the purchase agreement.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(9)	Stockholders' equity

The shares of series-A preferred stock were issued in June 2002. The holder of shares is entitled to receive dividend payment at a rate of 8% of the original series-A issue price per share per annum, payable when, as and if declared by the board of directors. Such dividends accrue on a daily basis, whether or not earned or declared. At December 31, 2004 and 2003, additional paid-in capital - preferred stock includes approximately $254,000 and $154,000, respectively, of recorded dividends. Such dividends were recorded as an increase in additional paid-in capital - preferred stock and a charge to retained deficit as reflected in the accompanying statements of stockholders' equity. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of series-A preferred stock are entitled to receive, prior and in preference to any distribution of any assets of the Company to holders of common stock, an amount equal to the sum of (i) $13.33 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) of series-A preferred stock (the "Original Series A Issue Price") and (ii) an amount equal to the accrued but unpaid dividends on such share. The series-A preferred stock may be redeemed at the option of each holder of series-A preferred stock on or after June 14, 2005 (an "Optional Redemption"). As of December 31, 2004, there had been no such redemption. Each share of series-A preferred stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into such number of fully paid and nonassessable shares of common stock as is determined by dividing the Original Series A Issue Price by the conversion price applicable to such share in effect on the date the certificate is surrendered for conversion. The holder of each share of series-A preferred stock shall have the right to vote for each share of common stock into which such shares of series-A preferred stock could then be converted. In the event any shares of series-A preferred stock shall be redeemed or converted, the shares so converted or redeemed shall be cancelled and shall not be issuable by the Company.

The Company issued common stock in June and August of 2001 and in January 2003. The holders of common stock shall be entitled to receive, when and as declared by the Company's board of directors, such dividends as may be declared from time to time by the board of directors. Upon the completion of the distribution upon liquidation of the above mentioned series-A preferred stock, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of series-A preferred stock and common stock pro rata based on the number of shares of common stock held by each until, with respect to the holders of series-A preferred stock, such holders have received a per share amount equal to $39.99 plus accrued and unpaid dividends on such share. Thereafter, if assets remain in the Company, the holders of the common stock of the Company shall receive all of the remaining assets of the Company pro rata based on the number of shares of common stock held by each. Common stock is not redeemable. The holder of each share of common stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Company, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003
(9)	Stockholders' equity, continued

The Company previously issued reviewed financial statements for the year ended December 31, 2002 which reported total stockholders' equity in the amount of $766,351. The attached financial statements reflect a restatement of total stockholders' equity as of January 1, 2003. The restatement results primarily from various corrections related to the timing and recording of transactions. A summary of the restated retained deficit is as follows:

Retained deficit, as originally reported	$(747,300)
Dividends on series-A preferred stock	(54,167)
Amortization of intangibles	(293,983)
Additional expenses recognized	(135,336)
Retained deficit, as restated	$(1,230,786)

(10)	Employee benefit plan

The Company sponsors a 401k plan covering substantially all employees. Full-time employees become eligible to participate upon completing ninety days of service, as defined by the plan and the Company has two enrollment periods per year. Company contributions are made at management's discretion. Benefits become vested when paid. The Company did not make a contribution during 2004 or 2003.

(11)	Income taxes

Federal and state net operating loss carryforwards of the Company approximate $1,457,000 and $1,374,000, respectively, at December 31, 2004 and are generally available for federal and state tax purposes through 2024 and 2019, respectively.

Net deferred income taxes in the balance sheets as of December 31, 2004 and 2003 include the following amounts of deferred income tax assets and liabilities:

	Current	Long-term	Total
		2004
Deferred income tax assets	$37,728	$584,783	$622,511
Deferred income tax liabilities	(25,511)	(31,516)	(57,027)
	12,217	553,267	565,484
Less valuation allowance	(12,217)	(553,267)	(565,484)
Net	$-	$-	$-
		2003
Deferred income tax assets	$30,025	$330,043	$360,068
Deferred income tax liabilities	-	(44,646)	(44,646)
	30,025	285,397	315,422
Less valuation allowance	(30,025)	(285,397)	(315,422)
Net	$-	$-	$-

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(11)	Income taxes, continued

Deferred income taxes are provided for the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities. The deferred income tax assets result primarily from net operating loss carryforwards for federal and state purposes. The deferred income tax liability results primarily from the use of accelerated methods of depreciation of property and equipment for income tax purposes and differences between financial reporting and tax bases for amortization of intangible and other long-term assets.

The valuation allowance of $565,484 at December 31, 2004 and $315,422 at December 31, 2003 was established to reduce the deferred income tax assets to the amount that will more likely than not be realized. This reduction is provided due to the uncertainty of the Company's ability to utilize the federal net operating loss carryforwards before they expire.

(12)	Lease commitments

The Company utilizes office space under operating leases. Rent expense under these leases amounted to $339,366 and $321,766 in 2004 and 2003, respectively, including $25,200 and $60,480 paid to a related party. A summary of approximate future minimum payments under these leases as of December 31, 2004 is as follows:

Year	Amount
2005	$284,000
2006	239,000
2007	169,000
2008	98,000
2009	61,000
2010 and later years	32,000
$883,000

It is expected that in the normal course of business, leases that expire will be renewed or replaced by other leases; thus, it is anticipated that future lease payments will not be less than the current year rent expense.

(13)	Contingent liabilities

The Company is named as a defendant in a lawsuit with two former employees who have charged the Company with failure to appropriately compensate such employees for overtime. On July 19, 2005, the plaintiffs filed motions seeking certification of such litigation as a class action lawsuit that would encompass employees working in Texas, California and Oklahoma from approximately July 2002 through June 2004. At present, the outcome of this litigation is uncertain and estimates of potential losses are not reasonably estimable. If the Company is not successful in defending itself in this litigation, the settlement of such claims could have a material adverse effect on the Company's results of operations.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(13)	Contingent liabilities, continued

In addition, there are other legal proceedings in which the Company is a named defendant. At present, the outcome of such litigation is uncertain and estimates of potential losses are not reasonably estimable.

The Company determined during 2004 that it had collected sales taxes in certain states for its services, but that such taxes had not been remitted to the applicable states. As such, a liability for the amounts collected, as well as interest due on such amounts, has been recorded in accrued liabilities and expenses in the accompanying financial statements. While it is probable that penalties will be assessed related to these past due sales taxes, the amount of such penalties are not reasonably estimable at this time. Thus the accompanying financial statements do not include a liability for these anticipated penalties.

The Company has entered into an agreement with a key employee whereby the Company will continue to compensate the employee in the event that employment is terminated, without cause, by the Company.

The Company generally maintains cash on deposit at banks in excess of federally insured amounts. The Company has not experienced any losses in such accounts and management believes the Company is not exposed to any significant credit risk related to cash.

(14)	Related party transactions

Revenues from related parties, including those revenues discussed in Note 2, amounted to $4,355,085 and $4,266,041 in 2004 and 2003, respectively. The Company was owed trade receivables from these related parties amounting to $648,212 and $649,314 at December 31, 2004 and 2003, respectively.

Purchases from related parties amounted to approximately $393,083 and $431,217 in 2004 and 2003, respectively. At December 31, 2004 and 2003, trade accounts payable to these related parties totaled $54,083 and $94,544, respectively.

The Company made earnout payments in connection with revenue derived from one of its affiliates. These earnout payments amounted to $213,500 and $199,392 in 2004 and 2003, respectively (see Note 8).

(15)	Supplemental disclosures of cash flow statement information

	2004	2003
Interest paid	$75,519	$36,374

During 2003, the Company acquired certain assets and assumed certain liabilities of an unrelated entity (see Note 16). The Company issued 56,241 shares of common stock as partial payment of the acquisition.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(16)	Acquisitions

In January 2003, the Company acquired certain assets and assumed certain liabilities of American Investigative Services, Inc. and American Security and Protective Services, LLC (collectively "AIS") based in Michigan. In April 2004, the Company acquired certain assets and assumed certain liabilities of Huffmaster, Inc. ("Huffmaster"), also based in Michigan. These acquisitions have been accounted for by the purchase method and the results of operations are included in the Company's financial statements from the dates of acquisition. The balance sheets summarized below reflect the assets acquired and the liabilities assumed in the acquisition including reported goodwill, which represents the excess of the purchase price over the fair value of the net assets aquired:

	2004	2003
	Huffmaster	AIS
Cash	$-	$46,297
Accounts receivable	$-	134,078
Equipment	4,700	81,053
Customer relationships	97,819	95,726
Non-compete agreements	-	112,373
Total assets	102,519	469,527
Accounts payable	-	49,062
Line of credit	-	23,912
Long-term liabilities	-	33,705
Total liabilities	-	106,679
Purchase price	$102,519	$362,848
Cash payment	$42,519	$262,925
Notes payable to seller	60,000	25,000
Fair value of 56,241 shares of common stock issued	-	74,923
Purchase price	$102,519	$362,848

The purchase agreement for the Huffmaster acquisition provides for contingent payments based on pre-established thresholds of referred revenue, as defined in the agreement, for the eighteen month period subsequent to the date of the acquisition. Any such payments would generally be capitalized to goodwill and other intangible assets when paid. As of the date of this report, no such payments have been required to be paid under the terms of this agreement. The Company feels that any such future payments would have no material impact on the Company's financial statements.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(17)	Stock options and other incentive performance awards

Under the 2003 Stock Option Plan (the "Plan"), incentive stock options may be granted to directors, officers and key employees of the Company to purchase a specified number of shares of common stock at a price not less than the fair market value on the date of grant. Fair market value at date of grant is based upon an established price by the Board of Directors, which is determined on the date of grant. The most recent establishment of price, which was determined as of September 16, 2004, indicated a fair market value of approximately $1.50 per share. Generally, options granted under the plan vest and become exercisable in four equal installments of 25% of the option shares on each of the first four anniversaries of the date of grant and expire within five years from the date of grant.

Stock option activity for the years ended December 31, 2004 and 2003 is summarized as follows:

	Number of shares	Option price per share	Weighted- average price per share
Balance, December 31, 2002	-		$-
Granted	35,250	$ 1.50 - $ 1.65	$1.53
Exercised	-
Forfeited	-
Balance, December 31, 2003	35,250	$ 1.50 - $ 1.65	$1.53
Granted	40,250	$ 1.50 - $ 1.65	$1.53
Exercised	-
Forfeited	(3,150)	$ 1.50	$1.50
Balance, December 31, 2004	72,350	$ 1.50 - $ 1.65	$1.53

As of December 31, 2004 the weighted-average remaining contractual life of the outstanding options was approximately 4.3 years, and approximately 8,000 options were exercisable under the Plan. The pro forma effect of the fair value based method for the year ended December 31, 2004 was not materially different from the corresponding Accounting Principles Board No. 25 intrinsic value methodology.

In addition, the Company had 47,181 and 24,681 options outstanding with existing stockholders at December 31, 2004 and 2003, respectively, which were fully exercisable. The option price and weighted-average option price per share of such options was $1.50 at December 31, 2004 and 2003. There were no options exercised in 2004 and 2003.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Financial Statements

December 31, 2004 and 2003

(18)	Going concern considerations

These financial statements have been prepared on a going concern basis which contemplates the realization of assets and the payment of liabilities in the ordinary course of business. The Company has experienced recurring negative cash flows from operations, significant operating losses for the year ended December 31, 2004 and is having significant difficulty meeting its current obligations due to its negative working capital financial position of $1,504,892 at December 31, 2004. The Company's ability to continue as a going concern is dependent upon its ability to obtain adequate financing and to reach profitable levels of operation.

During January and February of 2005, in an effort to help the Company meet its current obligations, the Company received $250,000 in exchange for two promissory notes issued to its primary stockholder, each in the amount of $125,000. The notes are due upon demand and bear interest at a per annum rate equal to a certain bank's index rate plus two percent.

On May 19, 2005, the Company entered into an asset purchase agreement (the "Agreement") with GlobalOptions, Inc. ("GlobalOptions") to sell substantially all of its assets to and have certain liabilities assumed by GlobalOptions. The sales price is approximately $5,000,000, less an amount for the assumption of certain liabilities on a dollar for dollar basis, with certain limitations. The final sales price is subject to change based on working capital changes as defined in the Agreement. Upon the completion of this transaction, the Company will cease all business operations and exist only to settle its liabilities and distribute remaining funds to stockholders. As a condition of the debt covenant waiver provided by the bank (see Note 5), the Company's outstanding balance under its line of credit is required to be paid off at closing. Both GlobalOptions and the Company have agreed to the terms of the bank waiver.

Should the Company be unable to complete the sale of its assets, or obtain additional financing from other means which have not yet been fully explored by management, it may be unable to realize the carrying value of its assets and to meet its liabilities. It is not possible to predict whether the Company will be successful in its efforts with regards to its plans.

(19)	Subsequent event

In July 2005, the Company negotiated a confidential settlement agreement with certain plaintiffs. The ultimate disposition of the litigation is contingent upon the closing of the asset sale referred to in note 18.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Condensed Balance Sheet

June 30, 2005

(Unaudited)

Assets

Current assets:
Cash	$1,204
Accounts receivable, less allowance for doubtful accounts
of $302,853	1,187,459
Prepaid expenses	33,859

Total current assets	1,222,522

Property and equipment, net	158,482
Customer relationships and non-compete agreement, net	473,027
Deposits	16,032

$1,870,063

Liabilities and Stockholders' Deficit

Current liabilities:
Checks written in excess of bank balance	$17,745
Revolving line of credit	1,750,000
Current installments of long-term debt	28,971
Accounts payable	633,001
Notes payable to stockholder	250,000
Accrued expenses and liabilities	645,486
Current portion of additional estimated consideration for
acquisition	582,145

Total current liabilities	3,907,348

Long-term debt, excluding current installments	2,787
Additional estimated consideration for acquisition,
excluding current portion	36,263
Accrued lease escalation	13,564

Total liabilities	3,959,962

Stockholders' deficit:
Preferred stock, series-A, cumulative, $.001 par value,
(liquidation preference of $1,516,087 including
dividends of $266,087 and 1,000,000 shares authorized,
93,800 shares issued and outstanding; 93,800 shares
convertible	94
Additional paid-in capital - preferred stock	1,515,993
Common stock, $.001 par value; 10,000 shares authorized,
1,932,241 shares issued and outstanding	1,932
Additional paid-in capital - common stock	374,778
Retained deficit	(3,982,696)

Total stockholders' deficit	(2,089,899)

$1,870,063

See accompanying notes to the condensed financial statements.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Condensed Statements of Operations

Six-Month Periods Ended June 30, 2005 and 2004
(Unaudited)

	Six-Month Periods Ended
	June 30,
	2005	2004

Revenues	$5,049,150	$3,994,582

Cost of revenues	2,934,182	2,362,305

Gross profit	2,114,968	1,632,277

Operating expenses:
Selling and marketing	34,231	35,687
General and administrative	2,949,103	1,909,484

Total operating expenses	2,983,334	1,945,171

Loss from operations before amortization, depreciation
and other expenses	(868,366)	(312,894)

Amortization	148,186	142,751
Depreciation	41,266	30,965

Loss from operations before other expenses	(1,057,818)	(486,610)

Other expenses:
Interest expense	98,483	35,833
Loss on disposal of equipment	17,266	12,130

Total other expenses	115,749	47,963

Net loss	$(1,173,567)	$(534,573)

See accompanying notes to the condensed financial statements.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Condensed Statements of Cash Flows

Six-Month Periods Ended June 30, 2005 and 2004
(Unaudited)

	Six-Month Periods Ended
	June 30,
	2005	2004

Cash flows from operating activities:
Net loss	$(1,173,567)	$(534,573)
Adjustments to reconcile net loss to cash flows used
by operating activities:
Depreciation and amortization	189,452	173,716
Provision for doubtful accounts	255,475	594
Loss on disposal of equipment	17,266	12,130

(Increase) decrease in operating assets, net of
acquisition:
Accounts receivable	57,604	5,168
Prepaid expenses	33,168	(11,728)
Deposits	(4)	3,190

Increase (decrease) in operating liabilities, net of
acquisition:
Checks written in excess of bank balance	(255,183)	-
Accounts payable	318,160	(83,540)
Accrued expenses and liabilities	318,062	35,930
Accrued lease escalation	1,083	(391)

Total adjustments	935,083	135,069

Net cash used by operating activities	(238,484)	(399,504)

Cash flows from investing activities:
Purchases of property and equipment, net of
acquisition	(65,897)	(33,094)
Acquisition	-	(42,519)
Additional estimated consideration for acquisition	-	(55,800)

Net cash used by investing activities	(65,897)	(131,413)

Cash flows from financing activities:
Net proceeds from revolving line of credit	4,362	592,322
Proceeds from notes payable to stockholder	250,000	-
Payments of long-term debt	(24,388)	(31,941)

Net cash provided by financing activities	229,974	560,381

Increase (decrease) in cash	(74,407)	29,464

Cash at beginning of period	75,611	36,610

Cash at end of period	$1,204	$66,074

See accompanying notes to the condensed financial statements.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Condensed Financial Statements
(Unaudited)

(1)	Nature of operations

The Company is a professional investigation firm whose customer base is located throughout the United States. The Company provides private investigation services primarily to insurance companies.

For the fiscal years ended December 31, 2004 and 2003, there was substantial doubt about the Company's ability to continue as a going concern based on significant recurring net losses, generation of negative cash flows from operations and difficulties meeting current obligations due to a negative working capital financial position. These conditions continued to exist as of June 30, 2005. However, on August 14, 2005, the Company consummated a transaction under an asset sale agreement with GlobalOptions, Inc. ("Global") in which Global purchased substantially all of the Company's assets and assumed certain liabilities of the Company. Upon completion of the transaction, and as required under the agreement, the Company ceased substantially all business operations.

(2)	Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These financial statements should be read in conjunction with the financial statements and related notes of Confidential Business Resources, Inc. as of and for the years ended December 31, 2004 and 2003. In the opinion of management, all adjustments (consisting primarily of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

(3)	Allowance for doubtful accounts

During the first and second quarters of 2005, management reviewed its historical loss experience and related factors and determined that increases in the estimated allowance for doubtful accounts were warranted. Specifically, these increases were based on the collection experience with respect to credit sales to one customer, for which revenues recorded during the six-month period ended June 30, 2005 were approximately $312,000. As of June 30, 2005, management has significant doubt as to whether the accounts receivable related to certain of these revenues will be collected.

(4)	Financing activities

The Company had a $1,750,000 revolving line of credit available with a bank at June 30, 2005. The revolving line of credit bore interest at prime plus 2.00% (8.25% at June 30, 2005) and expired in March 2005. A formal written extension had not been granted as of June 30, 2005. The revolving line of credit was secured by accounts receivable and other assets of the Company and was guaranteed by the president of the Company. The Company owed $1,750,000 under this line of credit at June 30, 2005.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Condensed Financial Statements
(Unaudited)

(4)	Financing activities - continued

The provisions of the revolving line of credit placed certain restrictions and limitations upon the Company. These included maintenance of certain financial ratios and restrictions or limitations on the payment of dividends, capital expenditures, advances to related parties and affiliates, investments, sales or rentals of property, and additional borrowings. During the six-month period ended June 30, 2005 the Company was not in compliance with certain covenants as required under the revolving line of credit.

During January and February of 2005, in an effort to help the Company meet its current obligations, the Company received $250,000 in exchange for two promissory notes issued to its primary stockholder, each in the amount of $125,000. The notes were due upon demand and bore interest at a per annum rate equal to a certain bank's index rate plus two percent. As of June 30, 2005, accrued interest in the amount of $8,995 was included in accrued expenses and liabilities.

As a result of the transaction discussed in Note 1, and as required in the agreement, Global paid off all amounts outstanding under the Company's revolving line of credit, including accrued interest. These amounts totaled approximately $1,750,000. In addition, the Company received cash proceeds of $2,500,000. The Company used the cash proceeds to fulfill various obligations including repayment of the $250,000 in promissory demand notes to its primary stockholder, with related accrued interest, and to settle certain outstanding litigation. The proceeds were also used to redeem and cancel the Company's outstanding preferred stock, including the payment of accrued dividends due to the primary stockholder as required under the series A preferred stock agreement.

(5)	Lease commitments

The Company utilizes office space under operating leases. Rent expense under these leases amounted to $158,238 and $156,444 for the six-month periods ended June 30, 2005 and 2004, respectively, including $1,680 and $18,840, respectively, paid to a related party. A summary of approximate future minimum payments under these leases as of June 30, 2005 is as follows:

Year Ending	Amount

2006	$277,000
2007	195,000
2008	135,000
2009	79,000
2010	38,000
2011 and thereafter	16,000
$740,000

On August 14, 2005, in connection with the sale of the company’s assets, these lease commitments were assumed by Global.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Condensed Financial Statements
(Unaudited)

(6)	Concentrations

Revenue from a customer, which is a related party, amounted to approximately 48% and 50% of the Company's revenues for the six-month periods ended June 30, 2005 and 2004, respectively. At June 30, 2005 and 2004, approximately 50% of gross accounts receivable are due from this customer.

(7)	Contingent liabilities and litigation

In July 2005, the Company negotiated a settlement agreement with certain plaintiff stockholders. Under the terms of the agreement, the Company agreed to pay the stockholders $222,000 and to repurchase their collective 446,000 shares of common stock at $0.40 per share. The $222,000 required payment has been included in accrued expenses and liabilities in the accompanying condensed balance sheet at June 30, 2005, and the related expense has been included in general and administrative expenses in the condensed statements of operations for the six-month period ended June 30, 2005. While the repurchase of the 446,000 shares of common stock will require the use of the Company's available cash at the time of repurchase, a liability has not been recorded for this commitment.

The Company is named as a defendant in a lawsuit with two former employees who have charged the Company with failure to appropriately compensate such employees for overtime. On July 19, 2005, the plaintiffs filed motions seeking certification of such litigation as a class action lawsuit that would encompass employees working in Texas, California and Oklahoma from approximately July 2002 through June 2004. Subsequent to June 30, 2005, the Company has reached a final confidential settlement agreement, in principle, with the plaintiffs. Based on the terms of the agreement, the Company has recorded a liability in the amount of $90,000 at June 30, 2005. Such liability has been included in accrued expenses and liabilities in the accompanying unaudited condensed balance sheet at June 30, 2005, and the related expense has been included in general and administrative expenses in the unaudited condensed statements of operations for the six-month period ended June 30, 2005.

The Company determined during 2004 that it had collected sales taxes in certain states for its services, but that such taxes had not been remitted to the applicable states. As such, a liability for the amounts collected, as well as interest due on such amounts, has been recorded in accrued expenses and liabilities in the accompanying condensed financial statements. While it is probable that penalties will be assessed related to these past due sales taxes, the amount of such penalties are not reasonably estimable at this time. Thus the accompanying condensed financial statements do not include a liability for these anticipated penalties.

The Company has entered into an agreement with a key employee whereby the Company will continue to compensate the employee in the event that employment is terminated, without cause, by the Company.

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Condensed Financial Statements

(Unaudited)

(8)	Related party transactions

Revenues from related parties amounted to $2,486,434 and $2,123,786 for the six-month periods ended June 30, 2005 and 2004, respectively. The Company was owed trade receivables from these related parties amounting to $812,536 and $743,195 at June 30, 2005 and 2004, respectively.

Purchases from related parties amounted to approximately $62,332 and $140,222 for the six-month periods ended June 30, 2005 and 2004, respectively. At June 30, 2005 and 2004, trade accounts payable to these related parties totaled $66,585 and $81,984, respectively.

The Company owes a related party additional estimated consideration for an acquisition amounting to $618,408 and $752,817, as of June 30, 2005 and 2004.

Interest expense to a related party amounted to $8,995 for the six-month period ended June 30, 2005. No such interest expense was incurred during the six month period ended June 30, 2004.

(9)	Acquisition

In April 2004, the Company acquired certain assets and assumed certain liabilities of Huffmaster, Inc. This acquisition has been accounted for by the purchase method and the results of operations are included in the Company's condensed financial statements from the date of acquisition. The summary balance sheet below reflects the assets acquired and the liabilities assumed in the acquisition:

Property and equipment	$4,700
Customer relationships	97,819
Total assets and purchase price	102,519

Less: Cash payment	$42,519

Notes payable to seller	$60,000

CONFIDENTIAL BUSINESS RESOURCES, INC.

Notes to the Condensed Financial Statements

(Unaudited)

(9)	Acquisition - continued

The purchase agreement provides for contingent payments based on pre-established thresholds of referred revenue, as defined in the agreement, for the eighteen month period subsequent to the date of the acquisition. Any such payments would generally be capitalized to goodwill and other intangible assets when paid. As of the date of this report, no such payments have been required to be paid under the terms of this agreement. The Company believes that any such future payments would not have a material impact on the Company's financial position or results of operations.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of June 30, 2005 aggregates the condensed combined balance sheet of GlobalOptions Group, Inc. and Subsidiaries ("GlobalOptions Group"), and the balance sheet of Confidential Business Resources, Inc. ("CBR") as of June 30, 2005, and gives effect to the acquisition transaction which occurred effective as of August 14, 2005. The accounting for the transaction is more fully described in Note 1 to the pro forma condensed combined financial statements.

The following unaudited pro forma condensed combined statements of operations combine the results of operations of GlobalOptions Group for the six months ended June 30, 2005 and for the year ended December 31, 2004, with the statements of operations for CBR for the same periods as if the acquisition had occurred as of January 1, 2004.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the separate historical unaudited financial statements of GlobalOptions Group and CBR for the six months ended June 30, 2005 and the audited financial statements of GlobalOptions Group and CBR for the years ended December 31, 2004 and 2003 appearing elsewhere herein this filing. These unaudited pro forma condensed combined financial statements are not necessarily indicative of the combined financial position, had the acquisition occurred on the dates indicated above, or the combined results of operations which might have existed for the periods indicated or combined results of operations as they may be in the future.

For purposes of preparing GlobalOptions Group’s consolidated financial statements, a new basis will be established for the assets and liabilities of CBR based upon the fair value thereof, including the costs of the acquisition. The unaudited pro forma condensed combined balance sheet and statements of operations reflect management’s best estimate of the purchase price allocation; however, the final allocation may differ from the pro forma amounts.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

June 30, 2005

ASSETS

	Global	Confidential
	Options	Business	Pro Forma		Pro Forma
	Group	Resources	Adjustments		Combined
	(a)	(b)
CURRENT ASSETS
Cash and cash equivalents	$6,790,161	$1,204	$(4,250,000)	(c)	$2,541,365
Accounts receivable, net	594,154	1,187,459	--		1,781,613
Prepaid expenses and other current assets	17,602	33,859	--		51,461
Total current assets	7,401,917	1,222,522	(4,250,000)		4,374,439

PROPERTY AND EQUIPMENT, net	86,382	158,482	--		244,864

OTHER ASSETS
Deposits	37,931	16,032	--		53,963
Intangible assets	--	473,027	718,973	(e)	1,192,000
Goodwill	--	--	4,132,524	(f)	4,132,524
Total other assets	37,931	489,059	4,851,497		5,378,487

TOTAL ASSETS	$7,526,230	$1,870,063	$601,497		$9,997,790

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Line of credit	$317,153	$1,750,000	$(1,750,000)	(c)	$317,153
Bank overdraft	--	17,745	--		17,745
Accounts payable	371,708	633,001	--		1,004,709
Accrued compensation and related benefits	207,736	--	--		207,736
Current portion of long-term debt	--	28,971	--		28,971
Current portion of additional estimated consideration for acquisition	--	582,145	--		582,145
Note payable to Confidential Business Resources, Inc.	--	--	931,567	(f)	931,567
Notes payable to stockholder	--	250,000	(250,000)	(d)	--
Other current liabilities	301,307	645,486	(419,969)	(d)	526,824
TOTAL CURRENT LIABILITIES	1,197,904	3,907,348	(1,488,402)		3,616,850

LONG-TERM LIABILITIES
Long-term debt, net of current portion	--	2,787	--		2,787
Additonal estimated consideration for acquitision, net of current portion	--	36,263	--		36,263
Accrued lease escalation	--	13,564	--		13,564
Total long term-liabilities	--	52,614	--		52,614

Total liabilities	1,197,904	3,959,962	(1,488,402)		3,669,464

STOCKHOLDERS' EQUITY (DEFICIENCY)
Preferred stock	--	94	(94)	(g)	--
Series A convertible preferred stock	8	--	--		8
Common stock	14,433	1,932	(1,932)	(g)	14,433
Additional paid-in capital	11,142,104	1,890,771	(1,890,771)	(g)	11,142,104
Deferred consulting fees	(52,059)	--	--		(52,059)
Accumulated deficit	(4,776,160)	(3,982,696)	3,982,696	(g)	(4,776,160)
Total Stockholders' Equity (Deficiency)	6,328,326	(2,089,899)	2,089,899		6,328,326

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$7,526,230	$1,870,063	$601,497		$9,997,790

See notes to unaudited pro forma condensed combined financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2005

	Global	Confidential
	Options	Business	Pro Forma		Pro Forma
	Group	Resources	Adjustments		Combined
	(h)	(i)
REVENUES	$2,252,575	$5,049,150	--		$7,301,725

COST OF REVENUES	1,088,645	2,934,182	--		4,022,827

GROSS PROFIT	1,163,930	2,114,968	--		3,278,898

OPERATING EXPENSES
General and administrative	2,346,474	3,155,821	(305,859)	(j),(k)	5,196,436
Selling and marketing	286,260	34,231	--		320,491

TOTAL OPERATING EXPENSES	2,632,734	3,190,052	(305,859)		5,516,927

LOSS FROM OPERATIONS	(1,468,804)	(1,075,084)	305,859		(2,238,029)

OTHER INCOME (EXPENSE)
Interest income	875	--	--		875
Interest expense	(63,004)	(98,483)	83,162	(l)	(78,325)

TOTAL OTHER INCOME (EXPENSE)	(62,129)	(98,483)	83,162		(77,450)

NET LOSS	(1,530,933)	(1,173,567)	389,021		(2,315,479)

Deemed dividend to Series A convertible preferred stock	(832,500)	--	832,500	(m)	--

Net loss applicable to common stockholders	$(2,363,433)	$(1,173,567)	$1,221,521		$(2,315,479)

Basic and Diluted Net Loss Per Share Applicable to Common Stockholders	$(0.25)				$(0.24)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	9,528,638				9,528,638
See notes to unaudited pro forma condensed combined financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2004

	Global	Confidential
	Options	Business	Pro Forma		Pro Forma
	Group	Resources	Adjustments		Combined
	(n)	(o)
REVENUES	$5,569,335	$8,791,611	$--		$14,360,946

COST OF REVENUES	3,515,443	4,948,854	--		8,464,297

GROSS PROFIT	2,053,892	3,842,757	--		5,896,649

OPERATING EXPENSES
General and administrative	2,635,870	4,658,067	(82,565)	(p),(q)	7,211,372
Selling and marketing	789,594	64,982	--		854,576

TOTAL OPERATING EXPENSES	3,425,464	4,723,049	(82,565)		8,065,948

LOSS FROM OPERATIONS	(1,371,572)	(880,292)	82,565		(2,169,299)

OTHER INCOME (EXPENSE)
Interest income	99	--	--		99
Interest expense	(25,520)	(108,764)	102,050	(r)	(32,234)

TOTAL OTHER INCOME (EXPENSE)	(25,421)	(108,764)	102,050		(32,135)

NET LOSS	(1,396,993)	(989,056)	184,615		(2,201,434)

Deemed dividend to Series A convertible preferred stockholders	--	--	(832,500)	(s)	(832,500)

Net loss applicable to common stockholders	$(1,396,993)	$(989,056)	$(647,885)		$(3,033,934)

Basic and Diluted Net Loss Per Share Applicable To Common Stockholders	$(0.16)				$(0.35)

Weighted Average Number of Common Share Outstanding - Basic and Diluted	8,613,178				8,613,178

See notes to unaudited pro forma condensed combined financial statements.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004

NOTE 1 - ACQUISITION

On August 14, 2005, GlobalOptions, Inc. ("GlobalOptions"), a Delaware corporation and a wholly-owned subsidiary of GlobalOptions Group, acquired substantially all of the business and assets of Confidential Business Resources, Inc. ("CBR"), a Tennessee corporation. CBR is a professional investigations firm headquartered in Nashville, Tennessee with eight offices nationwide.

The acquisition was made pursuant to a certain Asset Purchase Agreement dated May 19, 2005, as amended (the "Agreement"), between GlobalOptions, CBR, Fischer & Associates, Inc. and Halsey R. Fischer. The purchase price for the net assets acquired was $5,000,000, net of a purchase price adjustment for working capital. In connection with the purchase, Global Options repaid the balance of CBR’s line of credit, which for pro forma purposes was $1,750,000 at June 30, 2005.

In connection with the acquisition, GlobalOptions Group made total cash payments of $4,250,000, consisting of $2,500,000, representing one half of the $5,000,000 purchase price and $1,750,000 to the lender to payoff CBR’s line of credit. The Company issued a non-interest bearing note in the amount of $931,567, payable one year from the date of acquisition, for the remaining amount of the purchase price.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004

NOTE 2 - PRO FORMA ADJUSTMENTS

The pro forma adjustments give effect to the acquisition of CBR by GlobalOptions.

Balance Sheet - June 30, 2005

(a)	Derived from the unaudited GlobalOptions Group consolidated balance sheet at June 30, 2005.

(b)	Derived from the unaudited CBR balance sheet at June 30, 2005.

(c)	Cash paid to former stockholders of CBR at closing of $2,500,000 and to repay off CBR’s line of credit balance of $1,750,000.

(d)
Elimination of liabilities not assumed, including $250,000 for a note payable retained by CBR related to obligations to CBR stockholders, other current liabilities aggregating $419,969 not assumed consisting of $222,000 due by CBR related to CBR plaintiff stockholders, $90,000 representing an estimated liability of CBR for an obligation to two former employees and $107,969 representing sales taxes collected and not remitted by CBR.

(e)
Recording of estimated values of purchased identifiable intangible assets consisting of $80,000 for a trade name, $52,000 for developed technology, $510,000 for the value of non-compete agreements and $550,000 for the value of customer relationships which are amortizable over periods ranging from three to five years. The amounts of these intangibles have been estimated based upon information available to management and is subject to change based upon an outside appraisal being performed in connection with the audit for the year ending December 31, 2005.

A summary of the pro forma adjustment for intangibles is as follows:

Total estimated purchased identifiable intangible assets	$1,192,000
Less: Intangible assets previously recorded on CBR	473,027

Pro forma adjustment for intangible assets	$718,973

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004

NOTE 2 - PRO FORMA ADJUSTMENTS, continued

Balance Sheet - June 30, 2005, continued

(f)	The following table summarizes the estimated allocation of the purchase price for CBR and the pro forma adjustment to record goodwill:

Current assets	$1,222,522
Property and equipment and deposits	174,514
Identifiable intangible assets	1,192,000
Fair value of liabilities assumed	(1,539,993)

Net fair value assigned to assets acquired and liabilities assumed	1,049,043

Goodwill	4,132,524

Total Purchase Price	$5,181,567

The following represents a summary of the purchase price consideration:

Cash	$4,250,000
Note payable	931,567

Total Purchase Price Consideration	$5,181,567

(g)	Elimination of stockholders deficiency of CBR.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004

NOTE 2 - PRO FORMA ADJUSTMENTS, continued

Statement of Operations - For the Six Months Ended June 30, 2005

(h)	Derived from the unaudited consolidated statement of operations of GlobalOptions Group for the six months ended June 30, 2005.

(i)	Derived from the unaudited statement of operations of CBR for the six months ended June 30, 2005.

(j)
Elimination of expenses recorded on CBR for six months ending June 30, 2005, consisting of a $222,000 provision for estimated costs related to a plaintiff stockholder matter and $90,000 provision for a potential loss on account of two former employees seeking damages.

(k)	Recording amortization of purchased identifiable intangible assets of $154,326, net of the reversal of amortization of CBR’s intangibles previously recorded of $148,185.

(l)	Elimination of interest expense aggregating $83,162 consisting of $68,466 relating to the CBR line of credit and $14,696 related to the note payable to the former stockholder of CBR

(m)
For the purposes of this pro forma presentation, the deemed dividend on the Series A Convertible Preferred Stock was eliminated from the six months ended June 30, 2005 as it was assumed that the funding for the acquisition was received as of January 1, 2004 and therefore the deemed dividend would have been recorded during the year ended December 31, 2004 when the proceeds from the funding were received.

Statement of Operations - For the Year Ended December 31, 2004

(n)	Derived from the audited consolidated statement of operations of GlobalOptions for the year ended December 31, 2004.

(o)	Derived from the audited statement of operations of CBR for the year ended December 31, 2004.

(p)
Elimination of expenses recorded on CBR for the year ended December 31, 2004 which consisted of $101,368 for litigation expenses related to a plaintiff stockholder matter the liability of which was not assumed by GlobalOptions Group.

GLOBALOPTIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004

NOTE 2 - PRO FORMA ADJUSTMENTS, continued

Statement of Operations - For the Year Ended December 31, 2004, continued

(q)	Recording amortization of purchased identifiable intangible assets of $308,652, net of the reversal of amortization of CBR’s intangibles previously recorded of $289,849.

(r)	Elimination of interest expense of $102,050 relating to the CBR line of credit.

(s)
For the purposes of this pro forma presentation, the deemed dividend on the Series A Convertible Preferred Stock is reflected in the pro forma condensed combined statement of operations for the year ended December 31, 2004, as it was assumed that the funding for the acquisition was received as of January 1, 2004 and therefore the deemed dividend would have been recorded during the year ended December 31, 2004 when the proceeds from the funding were received.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Nevada corporation law provides that:

•
a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

•
a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

•
to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	by our stockholders;

•	by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

•	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

•	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

•	by court order.

Our Articles of Incorporation provide that no director or officer shall be personally liable to our company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless a final adjudication establishes that such acts or omissions involve: (i) intentional misconduct , (ii) fraud, or (iii) a knowing violation of the law that was material to the cause of action.

Our Bylaws provide we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada, directors or officers of our company for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of our common stock. All amounts shown are estimates except for the registration fee.

EXPENSES	AMOUNT
Registration Fee	$1,959
Costs of Printing and Engraving	20,000
Legal Fees	50,000
Accounting Fees	25,000
Miscellaneous	5,000

TOTAL	$101,959

Item 26. Recent Sales of Unregistered Securities

The Private Placement

In connection with the consummation of the reverse merger on June 24, 2005, we completed the first closing of a private placement of a total of 7,500 units, each unit consisting of one share of our series A convertible preferred stock, par value $.001 per share, and a detachable, transferable warrant to purchase shares of our common stock, at a purchase price of $1,000 per unit, to accredited investors pursuant to the terms of a Confidential Private Placement Memorandum, dated April 18, 2005, as supplemented. Each share of series A convertible preferred stock is initially convertible into 500 shares of our common stock at any time. Each warrant entitles the holder to purchase 125 shares of our common stock at an exercise price of $2.50 per share through June 24, 2009, subject to certain redemption provisions. We received gross proceeds from the first closing of the private placement of $7,500,000.

On September 22, 2005, we completed a second closing of the private placement of an additional 250 units in which an additional $250,000 in gross proceeds was raised. In connection with the second closing, placement agents, selected dealers and advisors received warrants to purchase 500,000 shares of our common stock.

The private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act of 1933. None of the units, warrants or the series A convertible preferred stock, or shares of our common stock underlying such securities were registered under the Securities Act of 1933, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering.

Brookshire Securities Corporation (“Brookshire”) served as placement agent in connection with the first closing of the private placement. Brookshire, its selected broker-dealer and their designess received a cash fee in the aggregate of $200,000, four-year warrants to purchase 150,000 shares of our common stock at an exercise price of $2.00 per share, and four-year warrants to purchase an additional 350,000 shares of common stock at an exercise price of $2.50 per share on terms which are identical to those warrants included in the units.

Kaufman Bros., L.P. (“Kaufman”) served as placement agent in connection with the second closing of the private placement. Kaufman, its selected broker-dealer and their designess received a cash fee in the aggregate of $62,485, four-year warrants to purchase 4,563 shares of our common stock at an exercise price of $2.00 per share, and four-year warrants to purchase an additional 12,101 shares of our common stock at an exercise price of $2.50 per share on terms which are identical to those warrants included in the units.

Verus International Group served as advisor to GlobalOptions on the structuring and execution of the merger. In connection with the identification and structuring of the merger, and effective as of the closing of the merger, we paid Verus and its designees a stock fee equal to 145,000 shares of our common stock, a warrant fee equal to 396,095 cashless four-year warrants to purchase our common stock exercisable at $2.00 per share, and a warrant fee equal to 1,053,905 warrants to purchase our common stock exercisable at $2.50 per share on terms which are identical to those warrants included in the units. Following the second closing of the private placement, Verus and its designees received an additional 132,342 cashless four-year warrants to purchase our common stock exercisable at $2.00 per share and 350,994 warrants to purchase our common stock exercisable at $2.50 per share on terms which are identical to those warrants included in the units.

Item 27. Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated June 24, 2005, among Creative Solutions with Art, Inc., GlobalOptions Acquisition Corp. and GlobalOptions, Inc.(2)

3.1	Articles of Incorporation of Creative Solutions with Art, Inc. (6)

3.2	Certificate of Amendment to Articles of Incorporation changing name of Registrant to GlobalOptions Group, Inc. (3)

3.3	Certificate of Designations, Powers, Preferences and Other Rights and Qualifications of Series A Convertible Preferred Stock. (3)

3.4	Bylaws. (6)

4.1	Form of Four-Year Warrant to Purchase Common Stock at $2.00 per share. (3)

4.2	Form of Four-Year Warrant to Purchase Common Stock at $2.50 per share. (3)

5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

10.1	2004 Non-Statutory Stock Option Plan.(1)

10.2	2005 Stock Option Plan. (4)

10.3	Employment Agreement, dated as of January 29, 2004, between Harvey W. Schiller, Ph.D. and GlobalOptions, Inc., assigned to and assumed by GlobalOptions Group, Inc. (3)

10.4
Letter Agreement among GlobalOptions Group, Inc., GlobalOptions, Inc. and Harvey W. Schiller, pursuant to which GlobalOptions Group, Inc. assumed Dr. Schiller’s original employment agreement with GlobalOptions, Inc. (3)

10.5	Employment Agreement, dated as of January 24, 2002, between Neil C. Livingstone, Ph.D. and GlobalOptions, Inc. (3)

10.6	Employment Agreement, dated as of January 24, 2002, between Thomas P. Ondeck and GlobalOptions, Inc. (3)

10.7	Form of Lock-Up letter between GlobalOptions Group and certain pre-merger stockholders. (3)

10.8	Form of Lock-Up letter between GlobalOptions Group and former GlobalOptions stockholders. (3)

10.9	Form of Private Placement Subscription Agreement. (3)

10.10	Asset Purchase Agreement by and among GlobalOptions, Inc., Confidential Business Resources, Inc., Halsey R. Fisher and Fisher & Associates, Inc. (5)

10.11	Amendment to Asset Purchase Agreement, dated as of June 14, 2005. (5)

10.12	Second Amendment to Asset Purchase Agreement, dated as of July 29, 2005. (5)

16.1	Letter from Sherb & Co., LLP (3)

23.1	Consent of Marcum & Kliegman LLP

23.2	Consent of Lattimore Black Morgan & Cain, PC & Affiliates

(1)	Incorporated by reference to the exhibits included with our Registration Statement on Form SB-2, filed with the SEC on July 20, 2004.

(2)	Incorporated by reference to the exhibits included with our Current Report on Form 8-K filed with the SEC on June 27, 2005.

(3)	Incorporated by reference to the exhibits included with our Current Report on Form 8-K filed with the SEC on June 30, 2005, as amended.

(4)	Incorporated by reference to the exhibits included with our Current Report on Form 8-K filed with the SEC on August 11, 2005.

(5)	Incorporated by reference to the exhibits included with our Current Report on Form 8-K filed with the SEC on August 18, 2005.

(6)	Incorporated by reference to the exhibits included with the Form SB-2 Registration Statement of Creative Solutions with Art, Inc. filed with the SEC on July 20, 2004.

Item 28. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) Include any additional or changed information on the plan of distribution.

(2) For determining liability under the Securities Act, the Registrant will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 1, 2005.

GLOBALOPTIONS GROUP, INC.

By:	/s/ Harvey W. Schiller
Harvey W. Schiller
Chairman and Chief Executive Officer (principal executive officer)

By:	/s/ Jeffrey O. Nyweide
Jeffrey O. Nyweide
Executive Vice President-Corporate Development, Chief Financial Officer and Secretary (principal financial and accounting officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of GlobalOptions Group, Inc., hereby severally constitute and appoint Harvey W. Schiller and Jeffrey O. Nyweide, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

/s/ Harvey W. Schiller	Chairman, Chief Executive Officer
Harvey W. Schiller	and Director	November 1, 2005

/s/ Jeffrey O. Nyweide	Chief Financial Officer, Executive
Jeffrey O. Nyweide	Vice President-Corporate Development and Secretary	November 1, 2005

/s/ Per-Olof Lööf
Per-Olof Lööf	Director	November 1, 2005

/s/ Daniel L. Burstein
Daniel L. Burstein	Director	November 1, 2005

/s/ Ronald M. Starr
Ronald M. Starr	Director	November 1, 2005

/s/ John P. Bujouves
John P. Bujouves	Director	November 1, 2005